Exhibit 2.1

DATED APRIL 30, 2026

ASSET PURCHASE AGREEMENT

relating to the fixed wireless access business between

NOKIA SOLUTIONS AND NETWORKS OY

and

INSEEGO CORP.

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONTENTS

Page

1.	INTERPRETATION	6
2.	SALE AND PURCHASE	29
3.	CONSIDERATION	31
4.	CLOSING	34
5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER	36
6.	PURCHASER REPRESENTATIONS WARRANTIES AND UNDERTAKINGS	49
7.	INDEMNIFICATION	56
8.	PRE-CLOSING	62
9.	THIRD-PARTY CONSENTS	67
10.	ASSUMED LIABILITIES; EXCLUDED LIABILITIES	67
11.	EMPLOYEES	67
12.	PERMITS AND CERTIFICATIONS	73
13.	POST-CLOSING ACTIONS	74
14.	TRANSFERRING CONTRACTS, REMAINING CUSTOMERS AND NON-TRANSFERRING SUPPLIER AGREEMENTS	79
15.	ACCESS TO RECORDS	82
16.	CONDITIONS	84
17.	TERMINATION	86
18.	CONFIDENTIALITY AND ANNOUNCEMENTS	87
19.	COSTS AND EXPENSES	89
20.	TRANSFER TAXES	89
21.	PAYMENTS	90
22.	VAT	90
23.	WITHHOLDING	91
24.	STRADDLE PERIOD	91
25.	FURTHER ASSURANCE	91
26.	EFFECT OF CLOSING	91
27.	ASSIGNMENT	91
28.	NOTICES	92
29.	INVALIDITY	93
30.	ENTIRE AGREEMENT	94
31.	AGREEMENT PREVAILS	94
32.	VARIATION	94
33.	LANGUAGE	94
34.	NO WAIVER	95
35.	THIRD-PARTY BENEFICIARIES	95
36.	COUNTERPARTS	95
37.	TIME OF THE ESSENCE	96
38.	GOVERNING LAW AND SUBMISSION TO JURISDICTION	96
39.	LIMITATION OF LIABILITY	97
40.	SPECIFIC PERFORMANCE	97
41.	CUMULATIVE REMEDIES	97

ii

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THIS AGREEMENT is made on April 30, 2026

BETWEEN:

(1)	Nokia Solutions and Networks Oy, a company incorporated under the Laws of Finland with company number 2058430-6 and whose registered office is at Karakaari 7, Espoo, 02610, Finland (the “Seller”);

and

(2)	Inseego Corp., a Delaware corporation whose principal executive office is at 9710 Scranton Rd, Suite 200, San Diego, California 92121, United States of America (the “Purchaser”).

WHEREAS:

(A)	The Business is and has been for some time carried on by the Seller and the Seller Parties.

(B)	The Seller has agreed, and shall cause the Seller Parties, as applicable, to sell and transfer, and the Purchaser has agreed, and shall cause the Purchaser Parties, as applicable, to purchase, the Assets, in exchange for the Consideration, on the terms and subject to the conditions of this Agreement and in particular on the basis of the representations, warranties, undertakings, agreements, and indemnities set out in this Agreement.

(C)	On Closing, a member of the Purchaser’s Group and a member of the Seller’s Group will enter into an intellectual property transfer and license agreement, the form of which is attached hereto as Exhibit A (the “IP Transfer and License Agreement”), pursuant to which a member of the Seller’s Group will sell or assign (as the case may be) and a member of the Purchaser’s Group will purchase or take, an assignment of all the Assigned Intellectual Property and a member of the Seller’s Group will license to a member of the Purchaser’s Group certain Intellectual Property.

(D)	On Closing, a member of the Purchaser’s Group and a member of the Seller’s Group will enter into a trademark assignment agreement, the form of which is attached hereto as Exhibit B (the “Trademark Assignment Agreement”), pursuant to which a member of the Seller’s Group will sell or assign (as the case may be) and a member of the Purchaser’s Group will purchase or take, an assignment of the Assigned Trademark.

(E)	On Closing, a member of the Purchaser’s Group and a member of the Seller’s Group will enter into a patent assignment agreement, the form of which is attached hereto as Exhibit C (the “Patent Assignment Agreement”), pursuant to which a member of the Seller’s Group will sell or assign (as the case may be) and a member of the Purchaser’s Group will purchase or take, an assignment of all of the Assigned Patents.

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(F)	On or before the Business Day prior to Closing, a member of the Purchaser’s Group and a member of the Seller’s Group will enter into a standard essential patent license agreement, the form of which is attached hereto as Exhibit D (the “SEP Patent License Agreement”), pursuant to which a member of the Seller’s Group will license to a member of the Purchaser’s Group certain standard essential patents.

(G)	On Closing, the Seller and the Purchaser will enter into an agreement, the form of which is attached hereto as Exhibit E (the “Transitional Services Agreement”), relating to certain transitional services which are to be made available to the Purchaser (or a Purchaser Party, as the case may be) by members of the Seller’s Group following Closing.

(H)	On Closing, the Seller and the Purchaser will enter into a reseller agreement, in a form to be mutually agreed by the Seller and the Purchaser (the “Reseller Agreement”), relating to the purchase by the Seller or a member of the Seller’s Group of Inventory and other services relating to the FWA Products from the Purchaser or a member of the Purchaser’s Group in order to fulfil the Seller’s Group’s obligations under any Remaining Customer Contracts following Closing.

(I)	On Closing, the Seller and the Purchaser or a member of the Purchaser’s Group will enter into a supply and services agreement, the form of which is attached hereto as Exhibit F (the “Engineering and Supply Chain Support Services Agreement”), relating to (i) the purchase by the Purchaser or member of the Purchaser’s Group of certain services from the Seller or a member of the Sellers’ Group and (ii) the provision of certain services by the Purchaser and Business of certain services to the Local Business, in each case, during the twelve (12) months following Closing.

(J)	On Closing, the Seller and the Purchaser or a member of the Purchaser’s Group will enter into a lock-up agreement, the form of which is attached hereto as Exhibit G (the “Lock-Up Agreement”), relating to the Stock Consideration.

(K)	On Closing, the Seller and the Purchaser or a member of the Purchaser’s Group will enter into a registration rights agreement, the form of which is attached hereto as Exhibit H (the “Registration Rights Agreement”), relating to the Purchaser Common Stock.

(L)	The Seller has determined that this Agreement and the transactions contemplated hereby, are advisable and fair to, and in the best interests of, the Seller’s Group and its stockholders, upon the terms and subject to the conditions set forth in this Agreement and to applicable Law.

(M)	The board of directors of the Purchaser has (i) determined that this Agreement and the transactions contemplated hereby, are advisable and fair to, and in the best interests of, their respective entities and stockholders and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth in this Agreement and to applicable Law.

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NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

“Accounting Principles” means the accounting principles, policies, bases, conventions, rules and practices set out in the IFRS as applied by the Seller’s Group from time to time in preparing and presenting its audited consolidated financial statements.

“Accrued Bonus” means the Transferred Employees’ accrued bonus entitlement under any bonus plans operated by the Seller’s Group, including, without limitation, retention bonuses, success bonuses, and special incentive success bonuses that relate to the period from the start of the then-current bonus period under any such bonus plan(s) to the Closing Date.

“Accrued Holiday Pay” means the Transferred Employees’ accrued but unused holiday entitlement that relates to the period prior to the Closing Date.

“Accrued Liabilities” means the accrued liabilities in respect of the Employees located in Belgium pursuant to the Belgian Pension Plans for their period of service with the Seller’s Group prior to Closing as determined in accordance with the IFRS or the Seller’s accounting policies.

“Accrued Receivables” means an asset representing revenue earned for services provided or goods delivered but not yet billed or received in cash.

“Action” has the meaning given to it in Clause 5.20(a).

“Additional Supplier Agreements” means the supplier agreements for the FWA Products and/or related services listed in Part 1 of Section 1.1 of the Disclosure Letter, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Adjustment Items” means those items set out in Annex A, including Accrued Receivables, Advanced Payments, Deferred Revenue, Accrued Holiday Pay, Pre-Closing Warranty Provision and Pensions Liability.

“Adjustment Period” has the meaning given to it in paragraph 4.5 of Schedule 6.

“Advanced Payments” means a liability representing cash received from customers in advance of the delivery of goods or provision of services.

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“Affiliate” of any person means another person that directly or indirectly through one of more intermediaries Controls, is Controlled by or is under common Control with, such first person.

“Announcements” means (i) the announcement and (ii) the Current Report on Form 8-K (including any exhibits) filed (or furnished, as applicable) by the Purchaser with the SEC pursuant to the Exchange Act, each as agreed by the Parties relating to the subject matter of this Agreement.

“Anti-Corruption Laws” has the meaning given to it in Clause 5.19(a).

“Anti-Money Laundering Laws” means any Laws relating to money laundering, terrorism financing, or the proceeds of criminal activity.

“Asset Distribution Matrix” means the spreadsheet set out in Schedule 10, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Assets” has the meaning given to it in Clause 2.1.

“Assigned Intellectual Property” means (i) Assigned Software and Information listed in Schedule 1 of the IP Transfer and License Agreement (including intellectual property rights (other than Patents, trademarks and domain names) therein specific to such Assigned Software and Information); and (ii) other intellectual property rights (excluding Patents, trademarks, domain names, Software, Information and intellectual property rights in such Software and Information) exclusively used in and/or exclusively dedicated  to, the FWA Products immediately prior to the Closing Date; in each case (i) and (ii) which are owned or purported to be owned by Seller or a member of the Seller’s Group immediately prior to the Closing Date. For the avoidance of doubt, Assigned Intellectual Property does not include any rights with respect to any Patents, trademarks and domain names.

“Assigned Patents” has the meaning given to it in the Patent Assignment Agreement.

“Assigned Software” means the software programs listed in Schedule 1 of the IP Transfer and License Agreement.

“Assigned Trademark” has the meaning given to it in the Trademark Assignment Agreement.

“Associated Person” means in relation to a company, a person (including an employee, agent or Affiliate) who performs or has performed services for or on that company’s behalf.

“Assumed Liabilities” means: (a) the obligations of the Seller or any Seller Party required to be performed after the Closing with respect to or in relation to the Business and the Assets (including pursuant to the Transferring Contracts) but only to the extent such obligations (i) do not arise from any breach, default or failure to perform by the Seller or any Seller Party prior to the Closing and (ii) are not subject to any Action as of the Effective Time; (b) the Off-Book Liabilities; (c) any Liability for Taxes imposed on or with respect to the Assets attributable to any taxable period (or portion thereof) beginning after the Closing Date and, in the case of any Straddle Period, only to the extent attributable to the portion of such Straddle Period beginning on the Closing Date, in each case as determined in accordance with Clause 24 (Straddle Period); (d) Transfer Taxes for which the Purchaser is liable under Clause 20.1; (e) any employee-related liabilities and obligations expressly assumed by the Purchaser under Clause 11; and (f) the Pre-Closing Warranty Obligations, in each case, excluding the Excluded Liabilities.

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“Automatic Transfer Employee” means an Employee whose employment is expected to transfer from a member of the Seller’s Group to a member of the Purchaser’s Group pursuant to the Regulations on the Closing Date in the Automatic Transfer Jurisdictions.

“Automatic Transfer Jurisdiction” means Belgium, the Netherlands and Greece.

“B2B FWA Products” has the meaning given to it in Clause 13.3(d).

“Back-to-Back Arrangements” has the meaning given to it in Schedule 5.

“Basket” has the meaning given to it in Clause 7.3(a).

“Belgian Pension Plans” means the Nokia Bell Pensioenfonds OFP and AXA DC Plan Interest Guarantee.

“Books and Records” means the records and information exclusively used in the Business and maintained in the ordinary course of business by the Seller’s Group as set out in Schedule 8 (and excluding any Tax or VAT records of the Seller’s Group), as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Branded Products” has the meaning given to it in Clause 13.3(c).

“Business” means the Core Business excluding the Local Business.

“Business Audit” has the meaning given to it in Clause 8.6.

“Business Data” means all business information and data that is Processed in the conduct of the Core Business.

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in San Diego, California, New York, New York or Helsinki, Finland.

“Business IT Systems” means all Information Systems (including any Information Systems managed by third parties) that are used in the Core Business.

“Cap” has the meaning given to it in Clause 7.3(a).

“Capitalization Date” has the meaning given to it in Clause 6.12.

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“Care Contracts” means certain contracts between the Seller’s Group and Relevant Customers and Remaining Customers to provide long term services and care for products sold by the Seller’s Group, including FWA Products.

“Carve-Out Financial Information” means the unaudited financial information relating to the Business and the Local Business (including any notes thereon) as at March 31, 2026 (the “Carve-Out Financials Date”) set forth on Schedule 9, prepared in a manner consistent with the Accounting Principles applicable to the items set out therein, except as otherwise set forth on Schedule 9.

“Cash” means all cash in hand and at bank whether or not in respect of the Business, including all of the Seller’s and each Seller Party’s rights or interest in the bank accounts of the Business.

“Cellular Radio Access” means embedded cellular radio technology based on 3GPP standards (4G or 5G) at Closing, enabling connectivity to a mobile radio access network for the provision of broadband internet access.

“Chosen Courts” has the meaning given to it in Clause 38.2.

“Claim Notice” has the meaning given to it in Clause 7.4(a).

“Claim Objection Notice” has the meaning given to it in Clause 7.4(b).

“Closing” means the completion of the sale and purchase of Assets in accordance with Clause 3.7.

“Closing Date” means the date on which Closing takes place.

“Closing Obligations” means the obligations of the Purchaser (or any Purchaser Parties, as the case may be) and the Seller to be satisfied at Closing pursuant to Clause 4.3.

“Code” means the Internal Revenue Code of 1986.

“Company Licensed Intellectual Property” or “Company Licensed IP” means certain Software and Information listed in Schedule 2 of the IP Transfer and License Agreement owned by the Seller or a member of the Seller’s Group on the Closing Date. For the avoidance of doubt, Company Licensed Intellectual Property does not include any rights with respect to any Patents, trademarks and domain names.

“Competing Products” means, as of the Closing Date or during the Restricted Period, fixed wireless access products and devices designed and intended to provide wireless broadband access at a fixed location using Cellular Radio Access for the upstream network connectivity and have similar functionality, features and intended use as either “Gateway” products or to “Receiver” products of the FWA Products as of the Closing Date; in each case excluding,

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(a)	standalone downstream connectivity devices such as Wi-Fi routers, mesh networking devices or other local area networking equipment;

(b)	standalone modems as well as gateway devices, which integrate upstream modem functionality with downstream connectivity features as set out under (a) above into a single device, and where the upstream network connectivity of such modem or gateway device featuring a wired (fiber, cable or DSL) connection where (i) the Cellular Radio Access feature is strictly a secondary connectivity for wide area network (“WAN”) use cases and (ii) such products are distribute in a business to business context to Seller’s existing ONT customers;

(c)	Cellular Radio Access or other radio network equipment or components (including repeaters or distributed antenna systems mean to extent the coverage of an external mobile network in various in any use cases).

“Conditions” means the conditions precedent to Closing set out in Clause 16.1.

“Confidentiality Agreement” means the mutual non-disclosure agreement dated November 10, 2025 between the Purchaser and the Seller.

“Consideration” has the meaning given to it in Clause 3.1.

“Consideration Allocation” has the meaning given to it in Clause 3.3(a)(i).

“Continuing Provisions” means Clause 1, Clause 7, Clauses 16 to 25, Clauses 27 to 38.

“Control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

“Core Business” means (i) the customer relationships with the Relevant Customers for the FWA Products and/or related services (excluding such services under Care Contracts and the Seller’s Group’s refurbishment business) and (ii) all research and development of and product management activities primarily related to the FWA Products (excluding any such activities performed by the Local Business, and any activities relating to the Remaining Customers), each as at the Effective Time.

“Core Business Software” has the meaning given to it in Clause 5.16(e).

“Corporate Functions” means the Seller’s Group-wide or business group-wide functions (including division-wide functions such as the network infrastructure business group, the fixed networks division and Nokia Bell Labs) and services and assets, systems (including the Information Systems), infrastructure (including legal entities and infrastructure) and other resources of the Seller’s Group related thereto, including IT infrastructure, accounting, payroll and other human resources, logistics, sales and marketing, general management, insurance, intellectual property functions, non-Business exclusive IT services, permits, certificates, infrastructure and licenses (including third party patent license agreements) and security, as well as real estate and facilities functions and services, which are provided to the Business by the Seller’s Group, either directly or indirectly through third-party service providers, prior to the Closing Date.

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“Customer Contracts” means each of the contracts (whether written or otherwise) entered into with the Relevant Customers for (whether exclusively or in part) the FWA Products and/or related services (other than the Purchase Orders).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy, security or the processing or protection of personal data including (without limitation) the General Data Protection Regulation 2016/679 (“GDPR”) together with all implementing regulations and national laws, the UK Data Protection Act 2018 and the UK GDPR as defined therein, together with all implementing regulations therein and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing. The terms “personal data”, “personal data breach” and “process” (and its cognates) shall have the meanings given to them in Data Protection Laws.

“Deferred Revenue” means a liability representing amounts billed from customers before the delivery of goods or provision of services.

“Deloitte” means Deloitte Oy, an independent registered public accounting firm based in Helsinki, Finland.

“Development Products” has the meaning given to it in paragraph 1 of Schedule 12.

“Disclosed” means fairly disclosed in the Disclosure Letter or Purchaser Disclosure Letter with sufficient detail to enable a purchaser or a seller, as applicable, acting reasonably to identify the nature and scope of the matter.

“Disclosure Letter” means the letter from the Seller to the Purchaser disclosing certain matters relating to certain of the Seller Representations and certain other matters dated on or about the date of this Agreement, including the contents of the Schedules thereto, and those documents, facts, events, circumstances, matters and information deemed to be Disclosed in it.

“Dispute Notice” has the meaning given to it in paragraph 4.3(b) of Schedule 6.

“Disputed Matters” has the meaning given to it in paragraph 4.3(b) of Schedule 6.

“Dixon Supplier Agreement” means the Frame Agreement for Development and Contract Manufacturing of Products between Nokia Solutions and Networks Oy and Dixon Electro Appliances Private Limited dated May 7, 2024;

“EBITDA” has the meaning given to it in paragraph 3.1(a) of Schedule 6.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

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“Electronic Delivery” has the meaning given to it in Clause 36.

“Employees” means (i) the persons employed in an organization unit dedicated to the Core Business by a member of the Seller’s Group on the Closing Date, as set forth in Part 2 of Section 1.1 of the Disclosure Letter, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), and (ii) the Local Transferring Employees.

“Employer of Record” means any third-party employer of record or professional employer organisation (or similar) engaged by the Purchaser or a member of the Purchaser’s Group to employ any of the Employees.

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, equitable right, power of sale, retention of title, right of first refusal or other similar third-party right or security interest or an agreement, arrangement or obligation to create any of the foregoing (in each case, other than any License of, or with respect to, Intellectual Property).

“Engineering and Supply Chain Support Services Agreement” has the meaning given to it in Recital (I).

“Engineering Transition Support Cap” has the meaning given to it in paragraph 1.3 of Schedule 6.

“Engineering Transition Support Payment” has the meaning given to it in paragraph 1.2(a) of Schedule 6.

“Estimated Closing Statement” has the meaning given to it in paragraph 1.1 of Schedule 7.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the assets (including all related rights and property) excluded from the sale and purchase under this Agreement as listed in Schedule 4.

“Excluded Contractual Liabilities” means all Liabilities of Seller, any other member of Seller’s Group or any Seller Party arising out of or relating to (a) any breach of, or failure to perform, any contract (including any Transferring Contract) occurring or existing prior to the Closing; (b) any act, omission, event, condition or circumstance occurring or existing prior to the Closing that, with or without notice, lapse of time or both, would constitute such a breach or failure; or (c) any product delivered, service performed, or work completed by the Seller or any Seller Party prior to the Closing, other than the Pre-Closing Warranty Provision and any Pre-Closing Warranty Obligations, in each case regardless of when such Liability is asserted or becomes payable.

“Excluded Liabilities” means all Liabilities of Seller, any other member of Seller’s Group or any Seller Party other than the Assumed Liabilities, including (a) the Excluded Contractual Liabilities; (b) any Liability relating exclusively to the Excluded Assets; (c) any Liability of Seller or any Seller Party arising by virtue of the negotiation, execution or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby (d) any Liability for Taxes imposed on or with respect to the Assets attributable to any taxable period (or portion thereof) ending on or prior to the Closing and, in the case of any Straddle Period, only to the extent attributable to the portion of such Straddle Period ending on the Closing Date, in each case as determined in accordance with Clause 24 (Straddle Period); (e) Transfer Taxes for which the Seller is liable under Clause 20.1; and (f) any Liability arising out of, relating to, or in connection with the Actions set forth in Part 3 of Section 1.1 of the Disclosure Letter that arises as a result of the sale or the commitment to sell any FWA Product (including by accepting a purchase order) prior to Closing.

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“Fees” means the fees to be paid by the Purchaser’s Group for the Back-to-Back Arrangements as set out in Schedule 5.

“Final Closing Statement” has the meaning given to it in paragraph 1.2 of Schedule 7.

“Final Post-Closing Adjustment Amount” has the meaning given to it in paragraph 1.1 of Schedule 7.

“Final ROFO Proposal” has the meaning given to it in Clause 13.7(c).

“Financial Statement” has the meaning given to it in paragraph 4.1 of Schedule 6.

“First Period” has the meaning given to it in paragraph 2.1 of Schedule 6.

“Fixed Assets” means the fixed assets of the Seller or the Seller Parties set out in Part 4 of Section 1.1 of the Disclosure Letter, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Form Transaction Documents” has the meaning given to it in Clause 8.8.

“FOSS” has the meaning given to it in the IP Transfer and License Agreement.

“FWA Equipment” means the laboratory equipment used in the Local Business.

“FWA Products” means the Seller’s Group’s fixed wireless access customer premises equipment listed in Schedule 2, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Entity” means any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, any applicable stock exchanges or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

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“Groups” means the Seller’s Group and the Purchaser’s Group.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, with respect to the Business or the Assets, all Liabilities of Seller, any Seller Party or any of their respective Affiliates to the extent relating to the Business, including: (a) all indebtedness for borrowed money, whether or not contingent; (b) all obligations evidenced by notes, bonds, debentures or other similar debt instruments; (c) all Liabilities for the deferred purchase price of property or services (including past acquisitions), other than trade payables incurred in the ordinary course of business; (d) all Liabilities in respect of leases (including finance leases and operating leases) relating to the Business, whether or not required to be recognized as liabilities under IFRS; (e) all Liabilities under any interest rate, currency swap, hedge or similar agreement or arrangement; (f) all Liabilities of others secured by any Encumbrance on any asset of Seller, any Seller Party or the Business; (g) all Liabilities under any letter of credit, banker’s acceptance or similar credit support arrangement or for which Seller or any Seller Party has assured a creditor against loss; (h) all Liabilities under conditional sale, title retention or similar arrangements; (i) all Liabilities arising under any cash pooling, treasury, intercompany funding or similar arrangement relating to the Business; and (j) all guarantees, keepwell arrangements or similar obligations in respect of any of the foregoing.

“Indemnification Claim” has the meaning given to it in Clause 7.4(a).

“Indemnified Parties” has the meaning given to it in Clause 7.2(b).

“Indemnifying Party” has the meaning given to it in Clause 7.4(a).

“Independent Accountant” means an accountant determined as set out under paragraph 5 of Schedule 6.

“Information Systems” means all hardware, software, servers, networks, databases, computer and telecommunications equipment and other information technology systems, used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of Business Data.

“Intellectual Property” means intellectual property rights, however denominated, in any jurisdiction, whether registered or unregistered, including such rights in and to the following: (i) all inventions, patents, and patent applications, together with reissuances, renewals, foreign counterparts, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (ii) trade secrets, know-how, technical information, proprietary algorithms and proprietary data(iii) company names, registered and unregistered trade names, registered and unregistered trademarks, trade dress and service marks, logos, domain names, and similar designations of source or origin, including registration and applications relating to any of the foregoing (iv) social media handles, (v) registered and unregistered designs, design rights, (vi) database rights, utility models, (vii) copyrights (including all such rights in works of authorship and any databases) and topography rights, and registrations and applications for registration thereof, (viii) rights in computer software programs (including all source code, object code), designs, firmware, models, algorithms and methodologies, and (ix) all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world.

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“Interim Period” has the meaning given to it in Clause 8.1.

“Inventory” means all work-in-process and finished goods inventory, spare parts, components and supplies, in each case to the extent used or held for use primarily in the Core Business and owned by Seller or any Seller Party as of the Closing, an estimate of which is set forth at Part 5 of Section 1.1 of the Disclosure Letter, which estimate is provided for informational purposes only and shall not constitute a representation or warranty as to the quantity, condition or value of such Inventory.

“IP Agreements” means the IP Transfer and License Agreement, the Trademark Assignment Agreement and the Patent Assignment Agreement.

“IP Transfer and License Agreement” has the meaning given to it in Recital (C).

“Key Supplier Agreements” means the supplier agreements for the FWA Products and/or related services listed in Part 6 of Section 1.1 of the Disclosure Letter, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Law” means any foreign or domestic, national or supranational, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance or rule, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any person, any liability, debt, obligation, loss, damage, penalty, cost or expense of such person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether arising out of or relating to any act, omission, event, condition or circumstance, and whether or not the same is required to be accrued on the financial statements of such person or is disclosed on any schedule to this Agreement.

“License” shall mean any written or non-written license, immunity, covenant not to sue or assert, covenant to delay suit, commitment to license, option, release, and right to renew or extend any license or covenant, in each case, relating to any Intellectual Property.

“Local Asset Purchase Agreement” has the meaning given to it in Clause 2.2.

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“Local Business” means the part of the Business located in or operated from the People’s Republic of China, excluding the Local Transferring Employees.

“Local Consideration” has the meaning given to it in Clause 2.2.

“Local Consideration Allocation” has the meaning given to it in Clause 3.3(a)(ii).

“Local Transferring Employee” means the individuals listed in Part 7 of the Disclosure Letter.

“Lock-Up Agreement” has the meaning given to it in Recital (J).

“Long-Stop Date” means January 15, 2027.

“Loss” or “Losses” means any and all losses, Liabilities, actions and claims, including, in each case, all related Taxes.

“Malicious Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Business IT Systems, software, hardware or other business processes or to misuse, gain unauthorized access to, or misappropriate any Personal Data or confidential information (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).

“Material Adverse Effect” with respect to a Party, means any change, event, effect, development, occurrence, fact, condition or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on, with respect to the Seller, the Assets or the Business, and, with respect to the Purchaser, the business, operations, financial condition, properties, assets or results of operations of the Purchaser and its subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays beyond the Long-Stop Date, or would reasonably be expected to prevent or delay beyond the Long-Stop Date, the consummation by such Party of the Transaction or have a material adverse effect on the ability of such Party to consummate the Transaction; provided that in the case of (x) above none of the following, and no Effects arising out of or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether there has been or would reasonably be expected to occur a Material Adverse Effect:

(i)	changes in general economic conditions anywhere in the world, or changes in conditions in the global, domestic, international or regional economy generally;

(ii)	changes in conditions in the financial markets, credit markets or capital markets anywhere in the world, including (A) changes in interest rates or such Party’s credit rating; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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(iii)	changes in conditions that are generally applicable in the industries in which such Party conducts business (including the development, continuation or worsening of supply chain disruptions or increases in raw material prices);

(iv)	changes in regulatory, legislative or political conditions anywhere in the world (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions), civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(v)	any geopolitical conditions, outbreak, escalation or continuation of hostilities, acts of war (whether or not declared), sabotage, cyber-attack, cyberterrorism, terrorism or military actions (including any escalation, general worsening or continuation of any such hostilities, acts of war, sabotage, cyber-attack, cyberterrorism, terrorism or military actions) anywhere in the world;

(vi)	earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events anywhere in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Entities);

(vii)	any epidemic, pandemic or disease outbreak, or any Law, mandate, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “shelter-in-place,” curfews or other similar restrictions in connection with or in response to an epidemic, pandemic or disease outbreak or any change in such Law, mandate, directive, pronouncement or guideline or any material worsening of such conditions;

(viii)	inflation or any changes in the rate of increase or decrease of inflation;

(ix)	the negotiation, execution, delivery or performance of this Agreement, the pendency or consummation of the Transaction, or any Effect directly resulting from the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Party and its subsidiaries with customers, suppliers, lenders, lessors, employees, regulators, Governmental Entities, vendors or any other business partners; provided, however, that this sub-Clause (ix) shall be inapplicable with respect to any representation or warranty explicitly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transaction;

(x)	the compliance by such Party with the terms of this Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with this Agreement;

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(xi)	changes in IFRS, GAAP or other accounting standards or changes in, or changes proposed by a federal or state legislative body to, any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, or any action taken for the purpose of complying with IFRS, GAAP or any applicable Law, in each case as applicable to the relevant person;

(xii)	changes in the price or trading volume of the Purchaser Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such change would otherwise be excepted from this definition by another exception herein); or

(xiii)	any failure by the Purchaser or the Business to meet any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such failure would otherwise be excepted from this definition by another exception herein);

except, in case of each of sub-Clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on, with respect to the Seller, the Assets or the Business, and, with respect to the Purchaser, the business, operations, financial condition, properties, assets or results of operations of the Purchaser and its subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which such Party conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to have occurred.

“NASDAQ” means The Nasdaq Global Select Market, a national securities exchange registered with the SEC.

“Nokia Marks” means the word mark “Nokia” (in Roman characters) and the Nokia logo.

“Nokia Reporting Period” means an accounting period of the Seller’s Group, as set out in Part 8 of Section 1.1 of the Disclosure Letter.

“Non-Automatic Transfer Employee Tripartite Agreements” has the meaning given to it in Clause 11.2.

“Non-Automatic Transfer Employees” means those Employees employed in Austria, Bulgaria, Denmark, Finland, France, Germany, and Spain.

“Non-Transferring Supplier Agreements” has the meaning given to it in Clause 14.5.

“Notice” has the meaning given to it in Clause 28.1.

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“Notification Date” has the meaning given to it in Clause 11.10(c).

“Objecting Employee” has the meaning given to it in Clause 11.9(e).

“Objection Deadline” has the meaning given to it in Clause 7.4(b).

“Off-Book Liabilities” means, with respect to each Supplier Agreement, any unfulfilled liabilities of the Seller (or the relevant member of the Seller’s Group) under such Supplier Agreement as at the Effective Time arising out of or relating to purchasing or manufacturing activities undertaken by the supplier based on demand forecasts issued by the Seller (or such relevant member of the Seller’s Group) and not yet recognised or covered by a purchase order under such Supplier Agreement, an estimate of which is attached hereto at Part 9 of Section 1.1 of the Disclosure Letter.

“Offer Employees” means those Employees who will transfer from a member of the Seller’s Group to a member of the Purchaser’s Group or an Employer of Record by offer and acceptance on the Closing Date.

“Optical Network Terminal” or “ONT” means the end customer premises equipment installed at the service location that terminates the customer service provider’s fiber optic access line and constitutes the network demarcation point between the customer service provider’s network and the end customer’s internal network.

“Open Roles” means those open roles in the Core Business as at the date of this Agreement as identified on Part 10 of Section 1.1 of the Disclosure Letter.

“Open Roles Payment Amount” has the meaning given to it in Clause 11.6.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Organizational Documents” means, with respect to any person (other than an individual), (a) the certificate or articles of incorporation or organization or the limited liability company agreement, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such person and (b) all bylaws and equityholders agreements to which such person is a party relating to the organization or governance of such person, in each case, as amended or supplemented.

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement.

“Patent Assignment Agreement” has the meaning given to it in Recital (E).

“Patent(s)” means any and all claims of a patent(s) or pending patent application(s) that are filed, issued or granted, anywhere in the world. For the avoidance of doubt, Patent(s) includes utility models, but excludes design patents, registered designs, and copyrights.

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“Pensions Liability” means (i) the Accrued Liabilities, but only to the extent that (a) past service liabilities pursuant to the Belgian Pension Plans relating to the Employees’ period of employment with the Seller’s Group transfers to the Purchaser or a member of the Purchaser’s Group and (b) cash or assets in the Belgian Pension Plans equal to or greater than the Accrued Liabilities are not transferred to a Replacement Plan established by the Purchaser or a member of the Purchaser's Group in connection with the Transaction, and (ii) Liabilities in respect of any end-of-service gratuities, termination or retirement indemnities, or retirement indemnities or benefits in each case that are mandatory under applicable Law and to which Transferred Employees are or may become entitled, in each case only to the extent attributable to periods of service with the Seller’s Group prior to the Closing Date.

“Permitted Encumbrances” means (i) mechanics, materialmen’s and similar Encumbrances with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings; and (iii) Encumbrances securing rental payments under equipment or capital lease agreements entered into in the ordinary course of business;

“Personal Data” means any information or data that constitutes “personal data,” “personally identifiable information,” “personal information” or any other similar defined term pursuant to any applicable Data Protection Law.

“Phase-Out Period” has the meaning given to it in Clause 13.3(c).

“Plans” has the meaning given to it in Clause 5.15(h)(i).

“Pre-Closing Warranty Obligations” means any contractual or statutory obligation to repair or replace manufacturing defects with respect to any FWA Products delivered prior to the Closing Date, applicable for assurance-type warranties which do not form separate performance obligations.

“Pre-Closing Warranty Provision” means the provision in accordance with the Accounting Principles (with respect to IAS 37 of IFRS) for the Pre-Closing Warranty Obligations in financial statements of the Business, as of the Closing Date.

“Privacy and Data Security Requirements” means, collectively, all of the following to the extent related to the Processing of Personal Data or otherwise relating to data privacy, data security, or security breach notification applicable to the Business: (i) all applicable Data Protection Laws, (ii) industry standards applicable to the Business, including the Payment Card Industry Data Security Standard (“PCI-DSS”), (iii) contracts entered by or binding upon the Seller’s Group relating to the Business, and (iv) and all internal and external rules, procedures and policies, including the privacy policies or notices made publicly available by or on behalf of the Business relating to the Processing of any Personal Data or other Business Data.

“Processing” means any collection, storage, use, disposal, disclosure or any other processing of Personal Data or Business Data.

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“Product Roadmap” has the meaning given to it in paragraph 1 of Schedule 12.

“Profit Sharing Payment” has the meaning given to it in paragraph 2.1(a) of Schedule 6.

“Profit Sharing Period” has the meaning given to it in paragraph 2.1 of Schedule 6.

“Purchase Order” means each of the outstanding or ongoing purchase orders (i) entered into or issued pursuant to a Customer Contract or (ii) entered into with a Relevant Customer for (whether exclusively or in part) the FWA Products and/or related services, but in each case only to the extent that the revenue under such Purchase Order has not yet been recognised by the Seller at the Effective Time.

“Purchaser” has the meaning given to it in Preamble (2).

“Purchaser Common Stock” means the common stock of the Purchaser, $0.001 par value per share.

“Purchaser Disclosure Letter” means the letter from the Purchaser to the Seller disclosing certain matters relating to certain of the Purchaser Representations and certain other matters dated on or about the date of this Agreement, including the contents of the Schedules thereto, and those documents, facts, events, circumstances, matters and information deemed to be Disclosed in it.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set out in Clauses 6.1, 6.2, 6.3, 6.4, 6.7, 6.12, 6.14 and 6.24.

“Purchaser Incentive Plans” means the Amended and Restated Inseego Corp. 200 Employee Stock Purchase Plan, as amended on July 30, 2024, and the 2018 Omnibus Incentive Compensation Plan, as amended on July 30, 2024.

“Purchaser Indemnified Parties” has the meaning given to it in Clause 7.2(a).

“Purchaser Option” means an option to purchase Purchaser Common Stock that was granted pursuant to the Purchaser Incentive Plans.

“Purchaser Parties” means the members of the Purchaser’s Group who will enter into the Local Asset Purchase Agreements pursuant to Clause 2.2 (as specified in the Asset Distribution Matrix).

“Purchaser PSU” means each performance stock unit payable in shares of Purchaser Common Stock subject to performance-based vesting requirements granted under the Purchaser Incentive Plans.

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“Purchaser Representations” has the meaning given to it in Clause 6.26(a).

“Purchaser RSU” means each restricted stock unit granted under the Purchaser Incentive Plans.

“Purchaser SEC Documents” has the meaning given to it in Clause 6.151.1(a) .

“Purchaser Warrants” means warrants to purchase Purchaser Common Stock.

“Purchaser’s Closing Documents” has the meaning given to it in Clause 6.2.

“Purchaser’s Counsel” means Greenberg Traurig, LLP.

“Purchaser’s Group” means the Purchaser and its Affiliates from time to time (but excluding any member of the Seller’s Group).

“Purchaser’s Nominated Account” means the single bank account notified by the Purchaser to the Seller in writing not less than five (5) Business Days prior to the relevant payment due date.

“Quarterly Engineering Transition Support Payment” has the meaning given to it in paragraph 1.1 of Schedule 6.

“Quarterly Financial Statement” has the meaning given to it in paragraph 4.1 of Schedule 6.

“Quarterly Period” means a financial quarter ending on 31 March, 30 June, 30 September or 31 December (as applicable).

“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued with or by any Governmental Entity, including all issued patents, registered copyrights, registered Internet domain names and registered trademarks and all applications for any of the foregoing.

“Registration Rights Agreement has the meaning given to it in Recital (K).

“Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Law.

“Relevant Customer” means each of the customers listed in Part 11 of Section 1.1 of the Disclosure Letter.

“Relief” means any relief, loss, allowance, credit, exemption, deduction or set off, or any right to repayment of Taxation.

“Remaining Customer” means each of the customers listed in Part 12 of Section 1.1 of the Disclosure Letter, as the same may be updated by the Seller before Closing with the Purchaser’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

“Remaining Customer Contract” has the meaning given to it in Clause 14.4(b).

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“Replacement Plan” has the meaning given to it in Clause 11.15.

“Representatives” means, with respect to a person, such person’s Affiliates and the directors, managers, members, shareholders, officers, employees, advisers, counsel, accountants, agents, consultants, intermediaries or other representatives of such person and its Affiliates.

“Reseller Agreement” has the meaning given to it in Recital (H).

“Restricted Business” has the meaning given to it in Clause 13.5(a).

“Restricted Period” has the meaning given to it in Clause 13.5.

“Retained Shared Contract” has the meaning given to in Clause 14.2.

“Retained Transferring Contract” has the meaning given to in Clause 14.3(a).

“Revenue” has the meaning given to it in paragraph 3.1(b) of Schedule 6.

“Revenue Floor” has the meaning given to it in paragraph 2.1(b) of Schedule 6.

“Revenue Threshold” has the meaning given to it in paragraph 2.1(a) of Schedule 6.

“Review Period” has the meaning given to it in paragraph 4.3 of Schedule 6.

“Right Pocket” has the meaning given to it in Clause 3.4(a).

“ROFO Component” has the meaning given to it in Clause 13.7(a).

“ROFO Consultation Period” has the meaning given to it in Clause 13.7(c).

“ROFO Products” has the meaning given to it in Clause 13.7(a).

“Sanctioned Jurisdiction” means any country or territory that is itself the subject or target of comprehensive, jurisdiction-wide Sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means (a) any person or entity listed in any Sanctions-related list of sanctioned persons maintained by the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control and Department of States), the United Nations, the European Union, or His Majesty’s Treasury of the United Kingdom, (b) any person or entity located, organised or ordinarily resident in a Sanctioned Jurisdiction, (c) any person directly or indirectly owned fifty percent (50%) or more, individually or in the aggregate, by one or more persons described in the foregoing subclauses (a) and/or (b).

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“Sanctions” means any trade, economic and financial sanctions Laws, embargoes or restrictive measures administered by the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control and Department of State), the United Nations, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Period” has the meaning given to it in paragraph 2.1 of Schedule 6.

“Securities” has the meaning given to it in Clause 5.25(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) security breach or unauthorized access or use of any of the Business IT Systems, (ii) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other Personal Data Breach (as defined in the Data Protection Laws)or confidential information, or (iii) unauthorized interference with system operations or security safeguards of the Business IT Systems, including any phishing incident or ransomware attack.

“Seller” has the meaning given to it in Preamble (1).

“Seller Fundamental Representations” means those representations and warranties of the Seller set out in Clauses 5.1, 5.2, 5.3, 5.4, 5.5, and 5.6.

“Seller Indemnified Parties” has the meaning given to it in Clause 7.2(b).

“Seller Party” means each of the members of the Seller’s Group that holds or owns an Asset other than the Seller (as set out in the Asset Distribution Matrix).

“Seller Representations” has the meaning given to it in Clause 5.26(a).

“Seller’s Closing Documents” has the meaning given to it in Clause 5.5.

“Seller’s Counsel” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP of 22 Bishopsgate, London EC2N 4BQ, United Kingdom.

“Seller’s Domain” means the domain name nokia.com and derivations thereto.

“Seller’s Group” means the Seller and its Affiliates from time to time (including the Seller Parties, but excluding any member of the Purchaser’s Group).

“Seller’s Marks” means, except for the Assigned Trademark, any company names, registered and unregistered trade names, registered and unregistered trademarks and service marks, domain names, social media handles and all other distinctive signs of a similar or corresponding character owned by the Seller or any member of the Seller’s Group, including the Seller’s Names.

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“Seller’s Names” means the Nokia Marks and the word mark “Corteca”.

“Seller’s Nominated Account” means the single bank account notified by the Seller to the Purchaser in writing not less than five (5) Business Days prior to the relevant payment due date.

“Senior Employee” means an Employee whose basic annual salary exceeds €150,000 per annum (or local currency equivalent).

“SEP Patent License Agreement” has the meaning given to it in Recital (F).

“Settled Dispute” has the meaning given to it in Clause 2.6.

“Settlement Memorandum” has the meaning given to it in Clause 7.4(c)(i).

“Shared Contract” means all Transferring Contracts of the Seller or Seller Parties relating in part to the Core Business, and in part to other operations of the Seller’s Group.

“Stock Consideration” means 1,163,693 shares of Purchaser Common Stock, as may be adjusted as a result of any share consolidation, stock split, stock dividend or similar event effected between the date hereof and the Closing Date.

“Straddle Period” has the meaning given to it in Clause 24.

“Subject Provision” has the meaning given to it in Clause 7.4(a).

“Supplier Agreements” means the Key Supplier Agreements and the Additional Supplier Agreements.

“Supply ROFO” has the meaning given to it in Clause 13.7(a).

“Supply ROFO Notice” has the meaning given to it in Clause 13.7(b).

“Tax”, “Taxation” or “Taxes” means any and all taxes, fees, and assessments, including, without limitation, all federal, possession, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including employer and employee national insurance contributions or social security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, imposts, ad valorem, value added, excise, unclaimed property, and any other governmental charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

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“Tax Return” means any returns, declarations, reports, claims for refund or information returns or statements required to be filed with any Tax Authority relating to Taxes, including any attachment and any amendment thereof.

“Tax Valuer” has the meaning given to it in Clause 3.3(a).

“Taxation Authority” or “Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation.

“Third-Party Claim” has the meaning given to it in Clause 7.4(e).

“Third-Party Consents” means all consents or waivers required from third parties for the transfer of any of the Assets to the Purchaser, including an assignment or novation of any Transferring Contract, and “Third-Party Consent” shall mean any one consent or waiver.

“Trade Receivables” means all amounts owing to each member of the Seller’s Group as the same exist on the Closing Date in connection with the Business for services provided by any member of the Seller’s Group.

“Trademark Assignment Agreement” has the meaning given to it in Recital (D).

“Transaction” means the agreement to sell and purchase the Assets pursuant to this Agreement.

“Transaction Documents” means this Agreement, the Disclosure Letter, the IP Agreements, the Transitional Services Agreement, the Reseller Agreement, the Engineering and Supply Chain Support Services Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Warrant Instrument, and each of the documents in the agreed form and any other documents entered into or to be entered into pursuant to any of the foregoing documents (including any Local Asset Purchase Agreements, but excluding the SEP Patent License Agreement).

“Transfer Taxes” means any registration, sales, use, transfer, documentary, stamp, real property transfer, documentary or notarial Taxes (excluding Taxes measured in whole or in part by income, gain, or profits, VAT, custom duties, sales, use, goods, services, business, excise or gross receipts Taxes, but including registration, real estate, filing, recording, permit, license, authorisation and similar Taxes) or other similar Tax imposed on or payable in connection with the Transaction.

“Transferred Employee” has the meaning given to it in Clause 11.14.

“Transferred Intellectual Property” means the Assigned Intellectual Property, the Assigned Patents and the Assigned Trademark.

“Transferred Registered Intellectual Property” means all Registered Intellectual Property constituting Transferred Intellectual Property.

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“Transferring Contracts” means the Customer Contracts, any Purchase Orders and the Dixon Supplier Agreement.

“Transitional Services Agreement” has the meaning given to it in Recital (G).

“Unexpected Transferring Employee” has the meaning given to it in Clause 11.10(c).

“Unobjected Claim” has the meaning given to it in Clause 7.4(b).

“VAT” means (a) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation and regulations supplemental thereto, (b) in the United Kingdom, the value added tax imposed pursuant to the Value Added Tax Act 1994 and legislation and regulations supplemental thereto, and (c) in relation to any other jurisdiction, the equivalent Tax (if any) or any Tax of a similar nature in that jurisdiction, whenever imposed, including any consumption, turnover, goods and services and sales Tax.

“Warrant Instrument” a warrant instrument setting out the terms of the Warrant, the form of which is attached hereto as Exhibit I.

“Warrants” means the warrant for shares of Purchaser Common Stock valued at $5 million pursuant to the Warrant Instrument.

“Warranty Services” means any services provided with respect to FWA Products under applicable warranties provided to Relevant Customers or Remaining Customers.

“Written Offer” has the meaning given to it in Clause 11.3(a).

“Wrong Pocket Asset” has the meaning given to it in Clause 3.4(a)(i).

“Wrong Pocket Liability” has the meaning given to it in Clause 3.4(a)(ii).

In this Agreement, unless the context otherwise requires:

1.2	The expression “in agreed form” or similar expression means in the form agreed between the Purchaser and the Seller and initialled for the purposes of identification by them or on their behalf, or exchanged by email and confirmed as agreed for these purposes, on or before the date of this Agreement.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

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1.6	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.7	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.8	References to Recitals, Clauses, paragraphs and Schedules are (unless the context otherwise requires) to recitals, clauses and paragraphs of and schedules to, this Agreement. The Schedules form part of this Agreement.

1.9	References to any document are to it as amended or restated from time to time;

1.10	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement made after the date of this Agreement would increase or extend the liability of the Seller under this Agreement.

1.11	References to times of day are to Helsinki time unless otherwise stated.

1.12	References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

1.13	Unless the context otherwise requires, references to “costs”, “expenses” and “fees” shall exclude any part thereof that comprises VAT which a person (or a member of that person’s group for VAT purposes) is entitled to recover (whether by credit, repayment or otherwise) from a relevant Tax Authority.

1.14	References to “the Seller’s knowledge” or “knowledge of the Seller” shall be deemed to be references to actual knowledge of Luis Martin Santiago, Pasi T. Virtanen, Frits Devos, Stefano Grassi, Wichard Von Bredow, Rosalia Huerta Rodriguez, Bernd Schaar and Crispin Vicars in each case following reasonable inquiry of their direct reports and other employees or representatives of the Seller or the Seller Parties responsible for the relevant subject matter.

1.15	Save as otherwise expressly provided, the expression “procure” where used in the context of a Seller in relation a member of the Seller’s Group (including the Seller Parties) means solely that the relevant Seller undertakes to exercise its votes as shareholder in such member of the Seller’s Group to procure so far as it is lawfully able to comply with that obligation.

1.16	A reference to “Euro”, “EUR” or “€” means the euro, the single currency of certain participating member states of the European Union.

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1.17	A reference to “dollars” or “$” means U.S. dollars, the currency of the United States of America. Except as otherwise expressly provided herein, all amounts in this Agreement will be paid in dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than dollars, to the extent applicable, the dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined jointly by the Parties, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement and in consideration of the issuance of the Stock Consideration and the Warrants by the Purchaser (and the payment of the Local Consideration by or on behalf of the Purchaser Parties (as the case may be) and the assumption of the Assumed Liabilities by the Purchaser and the Purchaser Parties (as the case may be), the Seller shall sell, transfer, convey, deliver and assign (as the case may be), and cause the Seller Parties (as set out in the Asset Distribution Matrix) to sell, transfer, convey, deliver and assign (as the case may be), in each case to the Purchaser or the Purchaser Parties (as the case may be and as set out in the Asset Distribution Matrix), and the Purchaser shall purchase or take an assignment (as the case may be) and shall cause the Purchaser Parties to purchase or take assignment (as the case may be) from the Seller Parties, free from all Encumbrances (other than Permitted Encumbrances), with effect from the Effective Time, all of the following assets, properties and rights of the Business (collectively, the “Assets”, and each, an “Asset”) and subject to the assumption of the Assumed Liabilities:

(a)	subject to Clause 14, the Transferring Contracts, together with all rights, benefits and claims, including receivables, in each case, arising after the Closing, or the economics thereof in accordance with the terms of Schedule 5;

(b)	the Inventory;

(c)	the Fixed Assets;

(d)	the option to acquire the FWA Equipment pursuant to, and on the terms of the Engineering and Supply Chain Support Services Agreement;

(e)	the Books and Records;

(f)	the Assigned Intellectual Property, pursuant to, and on the terms of the IP Transfer and License Agreement;

(g)	the Assigned Trademark, pursuant to, and on the terms of the Trademark Assignment Agreement;

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(h)	the Assigned Patents, pursuant to, and on the terms of the Patent Assignment Agreement; and

(i)	all personal use devices, including computers, mobile phones and tablets, in each case used or held for use primarily in the Business by the Transferred Employees as of the Closing,

but excluding the Excluded Assets and all rights (including against third parties) of the Seller and each Seller Party exclusively relating to the Excluded Assets.

2.2	The sale, transfer, assignment and delivery of the Assets (other than the Transferred Intellectual Property, the sale, transfer, assignment and delivery of which shall be effected pursuant to the IP Agreements) and the assumption of the Assumed Liabilities shall be effected pursuant to local asset purchase agreements with respect to each country in which the Assets and the Assumed Liabilities are located, the form of which is attached hereto as Exhibit J (each, a “Local Asset Purchase Agreement”) that will be entered into by the Seller or any of the Seller Parties (as set out in the Asset Distribution Matrix), as a local seller, and any of the Purchaser Parties (as set out in the Asset Distribution Matrix), as a local purchaser, subject only to such changes as are reasonably necessary to comply with applicable Law or customary local practice and that do not adversely affect in any material respect the rights or obligations of the Purchaser or the Purchaser Parties under this Agreement. Each Local Asset Purchase Agreement shall include the purchase price (if any), which shall be determined and allocated among the Assets in accordance with Clause 3.3 (the “Local Consideration”), in each case consistent with this Agreement and as mutually agreed by the Seller and the Purchaser; provided, the Parties acknowledge that each Local Asset Purchase Agreement is intended solely to implement the transactions contemplated by this Agreement and shall not modify, expand or limit the rights, obligations or liabilities of the Parties under this Agreement except to the extent required by applicable Law. For the purpose of this Clause 2.2, each Purchaser Party must be either the Purchaser or another member of the Purchaser’s Group, provided that in any jurisdiction listed at Schedule 11, the Purchaser Party must be incorporated in the relevant jurisdiction. In any jurisdiction not listed at Schedule 11, any member of the Purchaser’s Group may employ any of the Employees and acquire Assets constituting personal property used by such Employees in performing their job functions (such as personal computers, cellular phones or similar equipment). Except as set out in Clause 11, if the Purchaser elects not to incorporate or otherwise establish a Purchaser Party in any jurisdiction listed in the Asset Distribution Matrix, the Seller and its Affiliates shall not be required, solely as a result of such election, to assume or perform any obligation or incur any liability with respect to such jurisdiction that would not have arisen had the Purchaser incorporated or otherwise established a Purchaser Party in such jurisdiction, including any obligation to make payments other than in local currency.

2.3	Following the signing of this Agreement, the Seller and the Purchaser shall work together in good faith to agree on the identities of the Purchaser Parties and Seller Parties (further to the information included in the Asset Distribution Matrix). For the avoidance of doubt, any direct counterparty to the Seller’s Group under or in connection with the Transaction Documents must be separately approved by the Seller to the extent such counterparty has not been identified in writing to the Seller on or before the date of this Agreement (such approval not to be unreasonably withheld, conditioned or delayed).

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2.4	The Purchaser shall establish Purchaser Parties in such jurisdictions as set out in the Asset Distribution Matrix as soon as practicable after the date of this Agreement and sufficiently in advance of Closing to allow for all pre-Closing and Closing activities contemplated by this Agreement to take place. If the Conditions set forth in Clause 16.1 are satisfied or, if permissible, have been waived, and any Purchaser Party in a jurisdiction (other than those set forth in Schedule 11) has not yet been established or does not otherwise have the necessary legal right, power and authority to enter into, deliver and perform the Transaction Documents to which it is an intended party as of the Closing Date (as determined pursuant to Clause 4.1), the Purchaser shall use its commercially reasonable efforts to establish the Purchaser Party and cause the Purchaser Party to enter into the Transaction Document to which it is an intended party as soon as practicable following Closing.

2.5	The Seller shall cause each Seller Party and the Purchaser shall cause each Purchaser Party to comply with each Local Asset Purchase Agreement in accordance with its terms and the Seller and the Purchaser shall be responsible for any non-compliance by the relevant Seller Party and Purchaser Party respectively with each Local Asset Purchase Agreement; provided that neither Party nor any Seller Party or Purchaser Party shall have any liability (and each Party agrees not to bring any claim or action) with respect to any warranties, indemnities, conditions or, unless they are specifically related to the delivery of, or steps to be taken for the delivery of, Assets (or the relevant Business) or Local Consideration at Closing, undertakings under any Local Asset Purchase Agreement (whether the same are set out in the Local Asset Purchase Agreements or implied by Law).

2.6	Each Party shall not, and shall cause each member of the Purchaser’s Group and the Seller’s Group, as applicable, not to, bring any separate or unconsolidated claim or action under any Local Asset Purchase Agreement (and shall keep all other parties harmless with respect to any such claim or actions) until and unless any dispute arising under this Agreement in relation to the same or substantially similar facts has been definitively settled by the parties either by mutual agreement of the parties or otherwise in accordance with Clause 38 (a “Settled Dispute”). The terms of any claim or action brought under any Local Asset Purchase Agreement shall in no event contradict the terms of any Settled Dispute and shall only be brought to implement the terms of a Settled Dispute.

3.	CONSIDERATION

3.1	Consideration

Subject to Clause 3.7, the aggregate consideration for the sale and purchase of the Assets shall be:

(a)	the assumption of the Assumed Liabilities; and

(b)	the issuance of the Stock Consideration and the Warrant to the Seller at Closing by the Purchaser,

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in each case as adjusted pursuant to this Agreement (the “Consideration”).

3.2	Local Consideration

The Local Consideration shall be allocated by the Seller among the Seller Parties in accordance with the Local Consideration Allocation. The Purchaser Party shall make payment of the Local Consideration pursuant to the relevant Local Asset Purchase Agreement to the applicable Seller Party within ten (10) Business Days after the Closing Date, unless otherwise agreed pursuant to the relevant Local Asset Purchase Agreement. The Seller shall pay the equivalent amount to the Purchaser within ten (10) Business Days after such Seller Party receives the last payment with respect to the aggregate Local Consideration. With respect to the option to acquire the FWA Equipment set out in Clause 2.1(d), if and to the extent such option is exercised, (i) the relevant Purchaser Party shall make payment of the amount required under the Engineering and Supply Chain Support Services Agreement to the applicable Seller Party in accordance with the terms of the Engineering and Supply Chain Support Services Agreement and (ii) the Seller shall pay the equivalent amount to the Purchaser within ten (10) Business Days after such Seller Party receives the relevant payment.

3.3	Apportionment of Consideration

(a)	As soon as reasonably practicable following the date hereof and for the purposes of compliance with applicable local Tax Laws and regulations, the Parties shall procure that an external tax valuer to be mutually agreed by the Parties (the “Tax Valuer”) shall:

(i)	determine the allocation of the Consideration on a jurisdiction-by-jurisdiction basis amongst the Assets with respect to the Seller and each Seller Party (the “Consideration Allocation”); and

(ii)	determine the allocation of the Local Consideration amongst the relevant Assets (the “Local Consideration Allocation”).

(b)	The Parties will use their commercially reasonable efforts to cause the Tax Valuer to render its determination as to the Consideration Allocation and the Local Consideration Allocation (i) on a basis in accordance with the Accounting Principles and (ii) within five (5) Business Days prior to Closing.

(c)	The Tax Valuer’s determination of the Consideration Allocation and the Local Consideration Allocation shall be final and binding on the Parties, save in the event of fraud or negligence by the Tax Valuer.

(d)	The fees and expenses of the Tax Valuer (together with applicable VAT) shall be shared equally by the Purchaser and the Seller.

(e)	For purposes of complying with this Clause 3.3, the Seller shall furnish to the Tax Valuer such documents and information relating to the Assets and the Business as the Tax Valuer may reasonably request in writing and are available to the Seller (or its independent public accountants).

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(f)	The Parties shall reflect the Consideration Allocation and Local Consideration Allocation in all relevant Tax Returns, documents, drafts and materials related to Tax, and in any correspondence with a relevant Tax Authority, for all Tax purposes except as may be required as a result of a change in applicable Laws or a “determination” within the meaning of Section 1313(a) of the Code (or a comparable determination under any applicable Laws).

3.4	Wrong Pocket

(a)	Subject to Clause 3.4(d), without prejudice to any other rights or remedies of the Purchaser or the Seller (as applicable), if or to the extent that the Purchaser, any Purchaser Parties, the Seller Parties or the Seller (as the case may be) becomes aware, within eighteen (18) months following the Closing Date, that:

(i)	any asset which constitutes an Asset or is an Excluded Asset, in each case, under the terms of this Agreement (a “Wrong Pocket Asset”); or

(ii)	any Liability which constitutes an Assumed Liability or an Excluded Liability, in each case, under the terms of this Agreement (each, a “Wrong Pocket Liability”)

has not been transferred to, vested in, assumed by or otherwise received by the Purchaser, or retained by the Seller or the Seller Parties (the “Right Pocket”) by virtue of the Transaction, the Purchaser, any Purchaser Parties, the Seller Parties or the Seller (as the case may be) shall promptly, or shall promptly upon becoming aware of the same, give notice in writing of the same to the Purchaser or the Seller (as applicable).

(b)	If the Purchaser, any Purchaser Parties, the Seller Parties or the Seller (as the case may be) have given written notice pursuant to Clause 3.4(a):

(i)	the relevant Party shall cause the Purchaser, the relevant Purchaser Party, the relevant Seller Party or the Seller (as the case may be) holding a Wrong Pocket Asset or a Wrong Pocket Liability, as soon as practicable and so far as it is able pursuant to Law or regulation, to transfer such Wrong Pocket Asset or Wrong Pocket Liability to the Right Pocket for no additional consideration;

(ii)	the Parties shall provide such assistance as reasonably requested for the purposes of giving effect to paragraph (i) of this Clause 3.4(b), including executing such documents and taking such actions as may be reasonably necessary to effect such transfer; and

(iii)	as from the Closing Date until the time that the transfer described in paragraph (i) of this Clause 3.4(b) takes place or until such other arrangements are put in place, the Parties shall cause any Purchaser, Purchaser Party, Seller Party or the Seller (as the case may be) holding a Wrong Pocket Asset to hold the relevant asset and the benefit of any right attaching to any such asset (including, for the avoidance of doubt, and without limitation, any sum or any right or entitlement to receive the same) on trust for the benefit of the Right Pocket and shall account to it accordingly (less any Tax suffered by the holder of the Wrong Pocket Asset thereon).

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(c)	To the extent that a transfer contemplated by this Clause 3.4 is not permitted by Law or regulation, the Seller and the Purchaser shall negotiate in good faith with a view to agreeing a suitable alternative arrangement in order that the economic position of the relevant parties is as it would have been had the relevant asset or Liability been transferred to or vested in the Purchaser (or Purchaser Party, as the case may be) or retained by the Seller or the Seller Parties (as applicable) as at the Closing Date, and shall implement such alternative arrangement as promptly as reasonably practicable.

(d)	This Clause 3.4 shall not apply to the Transferred Intellectual Property, the scope of which shall be governed solely by the IP Agreements.

3.5	Engineering Transition Support and Profit Sharing Arrangements

The provisions of Schedule 6 shall take effect from Closing.

3.6	Post-Closing Adjustment

The provisions of Schedule 7 shall take effect from Closing.

3.7	Price Adjustment

Other than any payments made under Schedule 5, all payments made in accordance with this Agreement shall be treated, to the extent permitted by applicable Laws, as an adjustment to the Consideration for the Assets.

4.	CLOSING

4.1	Closing shall take place on (i) if the Conditions set forth in Clause 16.1 are satisfied or, if permissible, have been waived by the fifteenth (15th) date prior to the last Business Day of a Nokia Reporting Period, the Business Day immediately following the end of such Nokia Reporting Period, or (ii) if the Conditions set forth in Clause 16.1 are satisfied or, if permissible, waived after the fifteenth (15th) day prior to the last Business Day of a Nokia Reporting Period, the Business Day immediately following the end of the immediately following Nokia Reporting Period or (iii) at such other time or date as may be mutually agreed upon in writing by the Parties provided that in no event shall Closing occur before October 1, 2026. Closing shall occur as of the Effective Time on the Closing Date; provided that, to the extent necessary, to comply with local Law or practice, the transfer of Assets in any specific jurisdiction may be delayed to occur on the next local business day, as agreed by the Parties.

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4.2	Closing shall take place remotely via electronic exchange of documents and signatures by electronic mail in portable document format (.pdf), subject always to the provisions of Clause 16.1 (or in such other manner, at such other place, at such other time and/or on such other date that is agreed in writing by the Parties).

4.3	At Closing, the Seller and the Purchaser shall comply with its obligations as specified in Schedule 1, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered, unless waived by the relevant Party for whose benefit such action should have been completed or such document should have been delivered.

4.4	Breach of Closing Obligations

Subject to Clause 2.4, if any obligations of (i) the Purchaser or (ii) the Seller under Clause 4.3 and Schedule 1 are not complied with by the Closing Date in any material respect, the Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Seller (as the case may be):

(a)	to defer such Closing for a period of not less than ten (10) Business Days after the date that such Closing would have otherwise occurred (so that the provisions of this Clause 4.4 shall apply to such Closing as so deferred);

(b)	subject to Closing having first been deferred for a period of at least ten (10) Business Days under Clause 4.4(a) and the Purchaser or the Seller (as the case may be) having used reasonable best efforts to effect Closing during that period, to terminate this Agreement by notice in writing to the Purchaser or the Seller (as the case may be).

For the avoidance of doubt, the non-defaulting Party may waive the relevant non-compliance and proceed to Closing notwithstanding such breach.

4.5	Provision of Information

(a)	For purposes of Clause 3.6, within ten (10) Business Days following the Closing Date, the Seller shall deliver to the Purchaser an updated draft of Parts 5 and 9 of Section 1.1 of the Disclosure Letter setting out the final amounts of (i) Inventory and (ii) any Off-Book Liabilities, in each case as at the Effective Time.

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5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to such exceptions, qualifications and other matters as are specifically set forth in the Disclosure Letter, Sellers hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

5.1	Title and Ownership

The Seller and the Seller Parties, as applicable, are the legal and beneficial owners of and have the right to exercise all rights over the Assets, free and clear of any Encumbrance other than Permitted Encumbrances. To Seller’s knowledge, there are no subsisting third party claims or assertions challenging the Seller’s or the Seller Parties’, as applicable, ownership of or interest in and to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.2	Organization

The Seller and each Seller Party is validly existing, is duly incorporated and is in good standing under the Law of its respective jurisdiction of incorporation, with full power and authority to conduct it business as it is presently being conducted and to own and lease its properties and assets. The Seller and each Seller Party are duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the organizational documents of the Seller, and all amendments thereto, heretofore delivered to the Purchaser are accurate and complete as of the date provided.

5.3	Non-Contravention

The execution, delivery and performance of its obligations under this Agreement and the Seller’s Closing Documents will not (a) result in a breach of any provision of the Seller’s or the Seller Parties’ memorandum or articles of association, limited liability partnership agreement or equivalent constitutional document; (b) contravene or conflict with or constitute a material violation of any provision of any applicable Law binding upon any of the Seller or the Seller Parties, the Business or any of the Assets; (c) result in the creation or imposition of any Encumbrance except a Permitted Encumbrance on any of the Assets; or (d) contravene, conflict with or constitute a material violation or breach of any agreement to which any of the Seller or the Seller Parties is a party or by which any of the Seller or the Seller Parties has any obligation to third parties pursuant to any Transferring Contracts.

5.4	No Encumbrances

Other than Permitted Encumbrances and save in respect of any Encumbrances which are to be discharged on Closing, there is no Encumbrance on any of the Assets.

5.5	Corporate Power

The Seller and each Seller Party has the necessary legal right, corporate power and authority to enter into, deliver and perform the Transaction Documents to which it is a party (the “Seller’s Closing Documents”), to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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5.6	Enforceability

This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against such person in accordance with its terms. The Seller’s Closing Documents will, when executed by the Seller or Seller Party (assuming due authorization, execution and delivery by each other party thereto), constitute legal, valid and binding obligations of the Seller or Seller Party in accordance with their respective terms, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.7	Requisite Governmental Approvals

Except as set out in Clause 16, neither the Seller nor any Seller Party will be required to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked, the failure of which to obtain have not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.8	No Breach

The execution, delivery and performance of its respective obligations under the Seller’s Closing Documents will not:

(a)	result in a material breach of, or constitute a material default under, any agreement or instrument to which the Seller or a Seller Party is a party or by which the Seller or a Seller Party is bound and which is material in the context of the Transaction; or

(b)	result in any material breach of any order, judgment or decree of any court or Governmental Entity to which the Seller or a Seller Party is a party or by which it is bound and which is material in the context of the Transaction.

5.9	Insolvency

(a)	Neither the Seller nor any Seller Party is insolvent, and will not be rendered insolvent by the transactions contemplated by this Agreement, under the Laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

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(b)	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Seller or any Seller Party and, so far as the Seller is aware, no events have occurred which, under applicable Laws, would justify such proceedings.

(c)	No creditor of the Seller or any Seller Party has taken, or so far as the Seller is aware, is entitled to take any steps to enforce, or has enforced, any security over any of the Assets.

(d)	Neither the Seller nor any Seller Party has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness relating to the Business.

5.10	Carve-Out Financial Information

(a)	The Carve-Out Financial Information has been prepared with reasonable accuracy in all material respects. The Carve-Out Financial Information has been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods involved, other than as set forth on Schedule 9. The Carve-Out Financial Information is based on the books and records of the Seller, and fairly present in all material respects results of the operations and the net book values of the Assets and Assumed Liabilities as of the respective dates they were prepared and for the periods indicated.

(b)	Except where required by Law or IFRS, no material change has been made to the accounting policies or to any other accounting treatment with respect to the Accounting Principles of the Sellers’ Group in the last two (2) years prior to March 31, 2026.

(c)	All books and records required by Law to be maintained in connection with the Business in light of the qualifications set forth under Clause 5.10(a) accurately and fairly reflect the activities of Seller in connection with the Business, are in the possession of the Seller or the Seller Parties and have at all times been maintained in all material respects in accordance with applicable Law.

5.11	Undisclosed Liabilities

To the knowledge of the Seller, it has no Liabilities related to the Business, except (a) those Liabilities which are set forth on the face of the Carve-Out Financial Information as of the Carve-Out Financials Date or in Section 5.11 of the Disclosure Letter, (b) Liabilities of a type not required to be set forth on the face of a balance sheet prepared in accordance with the Accounting Principles, (c) the Off-Book Liabilities, or (d) Liabilities which have been incurred in the ordinary course of business consistent with past practice since the Carve-Out Financials Date, which are not, individually or in the aggregate, material in amount. Neither the Business nor any of the Assets is subject to or responsible for any material Indebtedness and no member of the Seller’s group has incurred any Indebtedness on behalf of, or for the benefit of, the Business.

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5.12	Absence of Certain Changes, Events and Conditions

Except as expressly contemplated by the Transaction Documents or as set forth on Section 5.12 of the Disclosure Letter, since the Carve-Out Financials Date, and other than in the ordinary course of business, to the Seller’s Knowledge there has not been, with respect to or in connection with the Business, any (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) material change in any method of accounting or accounting practice of Seller, except as required by the Accounting Principles; (c) transfer, assignment, sale, exclusive license or other disposition of any of the assets shown or reflected in the Carve-Out Financial Information or cancellation of any debts or entitlements; (d) material damage, destruction or loss (whether or not covered by insurance) to its property; (e) acceleration, termination, material modification to or cancellation of any Transferring Contracts; (f) imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets; (g) material loan to (or forgiveness of any material loan to), or entry into any other transaction with, any of the shareholders or any current or former Affiliates, directors, managers, officers and employees of Seller; (i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (j) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of (i) $200,000 individually (in the case of a lease, per annum) or (ii) $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; (k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any person or any division thereof; or (l) contract to do any of the foregoing, or any action or omission that would reasonably expected to result in any of the foregoing.

5.13	Fixed Assets

So far as the Seller is aware, the Fixed Assets are in good repair and condition, are adequately maintained, and, in the opinion of the Seller, are capable of being used safely and efficiently in connection with the Business.

5.14	Relevant Customers, Customer Contracts and Purchase Orders

(a)	The Disclosure Letter contains an accurate list of the Relevant Customers.

(b)	Each of the Customer Contracts and the Purchase Orders is in full force and effect.

(c)	So far as the Seller is aware, all the material terms of each Customer Contract have been Disclosed and none of the Customer Contracts or the Purchase Orders have been entered into other than in the ordinary course of business.

(d)	The Seller has provided the Purchaser with true, correct and complete copies of all written Transferring Contracts in all material respects. To the knowledge of the Seller, there is not under any of such Transferring Contracts (i) any existing or claimed default by any member of the Seller’s Group or event which, with the notice or lapse in time, or both, would constitute a default by such member of the Seller’s Group or (ii) any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of any of the Transferring Contracts. To the knowledge of Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferring Contracts.

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5.15	Employees And Employee Benefits

(a)	Employees and Terms of Employment

(i)	Section 5.15(a) of the Disclosure Letter contains details of the total number of Employees and the standard terms of employment of each category of Employee.

(b)	Termination of Employment

(i)	So far as the Seller is aware, no Employee has given or received notice to terminate his or her employment.

(ii)	There are no proposals to terminate the employment of any Employee.

(c)	No Seller Party has agreed to make any payment or agreed to provide any benefit to any Senior Employee or any of his or her dependants that has not yet been paid in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such Senior Employee.

(d)	In the last two (2) years, the Seller’s Group has complied with all of its material obligations and those of any of its predecessors (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the Employees.

(e)	In the last six (6) months, the Seller’s Group has not altered (whether to take effect before, on or after the date of this Agreement) any of the material terms of employment or engagement of any of the Employees other than salary reviews, other changes in the ordinary course of business or in connection with transfers between business units of the Sellers’ Group.

(f)	Employee Representative Bodies

(i)	The Disclosure Letter contains details of:

(1)	all employee representative bodies which, by law or any collective bargaining agreement or any other agreements or arrangements, have the right to be informed and consulted on matters which affect the Employees; and

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(2)	all material union recognition agreements, collective agreements and works council and European Works Council agreements (other than national collective bargaining agreements or industry wide collective agreements) relevant to the Employees.

(g)	Industrial Disputes

(i)	No member of the Seller’s Group is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance in relation to any Employee with any trade union or other body representing the Employees.

(h)	Bonus or Other Profit-Related Schemes

(i)	The Disclosure Letter contains details relating to each Employee’s individual entitlements pursuant to any existing share incentive, share option, profit sharing, bonus or other incentive arrangements (together, the “Plans”) in each case where (i) the relevant Plan will not lapse in connection with the Transaction and (ii) the Liabilities in relation to the relevant Plan will transfer to the Purchaser under this Agreement.

(ii)	All existing benefit schemes operated by the Seller Parties have been operated materially in accordance with their governing rules or terms and all applicable Laws and all documents which are required to be filed with any regulatory authority have been so filed.

(i)	Pension Schemes

(i)	All material plans that provide for pension benefits for the benefit of the Employees have been Disclosed.

(ii)	With the exception of Employees in Germany and Belgium, and any mandatory retirement payments under applicable Law, there are no Employees who are currently active members of a defined benefit pension scheme maintained by the Seller’s Group.

(j)	Sums Owed

(i)	The Seller has paid all sums due and payable to the Employees up to and including the date of this Agreement (whether arising under common law, statute, equity or otherwise) including all salaries, wages, expenses, national insurance and pension contributions, liability to Taxation, other than wages or reimbursement of expenses for the period immediately preceding the date of this Agreement, Accrued Bonus and Accrued Holiday Pay .

(ii)	There are no material sums owing from any Employee to a member of the Seller’s Group.

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5.16	Intellectual Property

(a)	The Seller or the Seller Parties are the sole and exclusive legal and beneficial owners of the Assigned Intellectual Property, the Assigned Trademark and the Assigned Patents, in each case free from any Encumbrances other than Permitted Encumbrances. The Assigned Intellectual Property and the Assigned Trademark are free from Licenses, other than non-exclusive licenses granted in the ordinary course of business. The Assigned Patents are free from exclusive licenses. All Transferred Registered Intellectual Property is in effect and all renewal fees and other maintenance fees due as on the date hereof have been paid and all other maintenance actions have been taken. The Transferred Registered Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof, and, other than office actions issued by a relevant patent or trademark office or similar governing body, no member of the Seller’s Group has received any written claim challenging the use, ownership, validity or enforceability of such Transferred Registered Intellectual Property. All Transferred Intellectual Property developed by or on behalf of the Seller’s Group was conceived, invented, reduced to practice, authored or otherwise created solely by persons who have validly assigned (by way of a written agreement or by operation of law) such Transferred Intellectual Property to a member of the Seller’s Group to the fullest extent permitted by law. To the Seller’s knowledge, except for non-transferable statutory moral rights, no present or former employee, officer or director of any member of the Seller’s Group, or agent, outside contractor or consultant of any member of the Seller’s Group, holds any right, title or interest, directly or indirectly, in whole or in part, in or to Transferred Intellectual Property and no such individual has claimed or asserted any rights in any Transferred Intellectual Property, and there are no matters, events or circumstances which might give rise to such a claim under §40 and 41 Patents Act 1977 (UK) or any similar or equivalent legislation in any other jurisdiction. All Transferred Registered Intellectual Property is subsisting and, to the Seller’s knowledge, valid and enforceable.

(b)	The Company Licensed Intellectual Property is exclusively owned by one or more members of the Seller’s Group, and Nokia Corporation has, without restriction, the power and rights necessary to grant the rights granted thereto under the IP Transfer and License Agreement.

(c)	(i) Schedules 1 and 2 of the IP Transfer and License Agreement include all material software and technical documentation (excluding any Business IT Systems) owned by the Seller or the Seller Parties used in the Core Business as at the date of this Agreement. Assigned Intellectual Property and Company Licensed Intellectual Property include all Intellectual Property (excluding any Patents, trademarks and domain names) owned by the Seller or the Seller Parties used in the FWA Products as at the date of this Agreement. (ii) Except for the Seller’s Names, for which no right to use is granted to the Purchaser or any member of the Purchaser’s Group (other than pursuant to the Phase-Out Period set out in Clause 13.3(c)), Schedule 1 of the Trademark Assignment Agreement contains the true and complete list of registered trademarks owned or purported to be owned by the Seller or Seller Parties and used in the Core Business as at the date of this Agreement. (iii) Except for the Seller’s Domain, for which no right to use is granted to the Purchaser or any member of the Purchaser’s Group, no other domain name owned or purported to be owned by the Seller or Seller Parties is used in the Core Business as at the date of this Agreement. (iv) FOSS and third party software listed in Schedule 3 of the IP Transfer and License Agreement constitutes a true and complete list of all material third party Intellectual Property (excluding any Patents) used in the FWA Products as at the date of this Agreement.

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(d)	(i)To the Seller’s knowledge, the operation of the Core Business as conducted by the Seller’s Group on the date hereof does not infringe, misappropriate or otherwise violate and has not, in the past six (6) years, infringed, misappropriated, or otherwise violated, the Intellectual Property of any third person. (ii) To the Seller’s knowledge, no third person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property. (iii) Neither the Seller nor any member of the Seller’s Group has, in the six (6) years prior to the date of this Agreement, received any material written claim alleging that a FWA Product (either alone or among other Seller’s Group’s products, provided that such claim is adequately specific such that it is reasonably discernible that the claim is intended to cover the FWA Products) or the conduct of the Core Business infringes, misappropriates or otherwise violates Intellectual Property of any third party or challenging the ownership, validity, or enforceability of any Transferred Intellectual Property. (iv) No member of the Seller’s Group has in the past six (6) years made or threatened in writing any claims that any third person has infringed, misappropriated or otherwise violated any Transferred Intellectual Property.

(e)	No member of the Seller’s Group uses or has used any FOSS or any modification or derivative thereof in a manner that would grant or purport to grant to any person any rights to or immunities under any of the Transferred Intellectual Property or require any member of the Seller’s Group (i) to disclose or distribute the source code of any of the Assigned Software that is material to a FWA Product or the Core Business (the “Core Business Software”), (ii) to license or provide the source code of any of the Core Business Software for the purpose of making derivative works, or (iii) to make available for redistribution to any person the source code to any of the Core Business Software at no or minimal charge. Each member of the Seller’s Group is in all material respects in compliance with any FOSS license terms pursuant to which it has obtained the right to use any FOSS incorporated into the FWA Products. No member of the Seller’s Group has disclosed, licensed, made available or delivered to any escrow agent or other person any of the source code of any Assigned Software (except to Seller’s Group’s employees or to such a person that is a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Seller’s Group), and no event has occurred that would legally or contractually require any member of the Seller’s Group to do any of the foregoing. Neither entry into this Agreement nor the consummation of the transactions hereunder result in the disclosure, license, making available or delivery to a third party of any source code of the Assigned Software (including any release from escrow of any such source code).

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(f)	The Seller’s Group has taken commercially reasonable actions to maintain the Transferred Intellectual Property, and to protect the confidentiality of all of the Assigned Intellectual Property, including the secrecy, confidentiality and value of trade secrets of the Seller’s Group with respect to the Core Business. Neither the assignment and delivery of the Transferred Intellectual Property, nor the fulfilment of any of the Seller’s Group’s obligations under the IP Transfer and License Agreement, or any other Transaction Document, will constitute a breach of any material confidentiality obligation to any Third Party. No member of the Seller’s Group has disclosed or made accessible any confidential Assigned Intellectual Property to any third party other than pursuant to a valid, written, and to the Seller’s knowledge, enforceable confidentiality agreement, entered into in the ordinary course, pursuant to which such third party agrees to protect such confidential information.

(g)	The Business IT Systems are reasonably sufficient for the Core Business as presently conducted, including with respect to capacity, availability and ability to process current and anticipated peak volumes in a timely manner. On the date hereof, the Business IT Systems (i) are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Core Business as presently conducted, (ii) have not, in the past two (2) years prior to the date hereof, materially malfunctioned and (iii) do not, to the Seller’s knowledge, contain any Malicious Code. On the date hereof, no “critical” or “high” vulnerabilities in the Business IT Systems has been identified in any penetration tests, vulnerability scans or data security audits conducted by, or made available to, the Seller’s Group that have not been fully remediated.

(h)	To the Seller’s knowledge, other than the agreements listed in Section 5.16(h) of the Disclosure Letter, there are no other agreements entered into by any member of the Seller’s Group that is or contains:

(i)	a patent license or settlement agreement that (A) was entered as a result of infringement allegations specific to FWA Products (either alone or among other Seller’s Group’s products) or (B) requires the payment of any fee or royalty arising from the commercialization of an FWA Product; or

(ii)	an in-bound patent license agreement or patent cross-license agreement which (in each case) is either (A) specific to the FWA Products or (B) predominantly relates to the FWA Products but also relates to other Seller’s Group’s products.

(i)	To the Seller’s knowledge, none of the licenses granted to any member of the Seller’s Group under any Patent under the agreements listed in Section 5.16(i) of the Disclosure Letter is such that the licensor would, in the event the Purchaser does not obtain a corresponding license, have a claim that the commercialization of any FWA Product (as such product exists on the date hereof and excluding any combinations of any FWA Product(s) with any other product(s) or service(s)) by the Purchaser that would reasonably be expected to have a Material Adverse Effect.

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(j)	Other than as set forth in this Clause 5.16, neither the Seller nor any member of the Seller’s Group is making any warranty with respect to intellectual property matters.

5.17	Data Protection

(a)	In its conduct of the Core Business, the Seller’s Group is, and at all times during the past three (3) years, has been, in compliance in all material respects with all Privacy and Data Security Requirements and the transactions contemplated by this Agreement and the consummation thereof will not result in any liabilities in connection with, or otherwise violate any Privacy and Data Security Requirements as they relate to the Core Business in any material respects. The Seller’s Group maintains and implements, and has at all times in the past three (3) years maintained and implemented, commercially reasonable policies, procedures (including administrative, technical and physical safeguards) and controls that are designed to protect the confidentiality, integrity, and security of all Personal Data and confidential information in their possession, custody or control in the conduct of the Core Business against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Seller’s knowledge, each of the third parties Processing Personal Data or Business Data on behalf of Core Business has complied in the past three (3) years in all material respects with all Privacy and Data Security Requirements.

(b)	Each Seller Party has implemented and maintains appropriate technical and organizational measures in relation to the Core Business to protect personal data against accidental or unlawful destruction, accidental loss, alteration, or unauthorised disclosure or access, which ensure a level of security appropriate to the risk as required under Data Protection Laws and other Privacy and Data Security Requirements.

(c)	No member of the Seller’s Group and, to the Seller’s knowledge, no third party Processing Personal Data or Business Data on behalf of any Seller’s Group, in the past three (3) years in relation to the Core Business, (i) suffered, or has discovered, any material Security Incident (including any Personal Data breach (as defined under the GDPR)); (ii) been subject to any actions, investigations, notices or requests from any Governmental Entity in relation to its data processing or cybersecurity activities; and (iii) received any claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

5.18	Compliance With Laws

(a)	To the Seller’s knowledge, in the past three (3) years, all legislation and all governmental orders, provisions, directions and conditions relating to the Assets (including in procurement/import thereof) or the conduct of the Business have been duly complied with in all material respects.

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(b)	To the Seller’s knowledge, all necessary governmental licenses, authorisations, consents and permits have been obtained to enable the Seller Parties to carry on the Business substantially in the manner in which it is now carried on and, so far as the Seller is aware, all such governmental licenses, consents and permits are valid and subsisting.

5.19	Anti-Corruption and Sanctions

(a)	Neither the Seller Parties, nor so far as the Seller is aware, any of their Associated Persons is or has, in the past three (3) years with respect to the Business, engaged in any activity, practice or conduct which would constitute a material offence under the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended or supplemented from time to time) or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997 (“Anti-Corruption Laws”).

(b)	Neither the Seller Parties, nor so far as the Seller is aware, any of their Associated Persons (i) is a Sanctioned Person or acting for or on behalf of any Sanctioned Person with respect to the Business, or (ii) is providing goods, services, technology or support in any material respect with respect to the Business to any Sanctioned Person, in each case in violation of applicable Sanctions.

(c)	Neither the Seller Parties, nor so far as the Seller is aware, any of their Associated Persons has, in the past three (3) years with respect to the Business, conducted any business with or in any Sanctioned Jurisdiction in violation of applicable Sanctions.

(d)	No Seller Party, or so far as the Seller is aware, any of its Associated Persons is or has been, in the past three (3) years with respect to the Business, the subject of any enforcement proceedings or, so far as the Seller is aware, investigation or inquiry by any Governmental Entity regarding any offence or alleged offence under Anti-Corruption Laws or Sanctions, and no Seller Party has received any written notification that any such investigation, inquiry or proceedings are or have, in the past three (3) years with respect to the Business, been threatened or are pending, and so far as the Seller is aware there are no circumstances that would give rise to any such investigation, inquiry or proceedings.

(e)	Each Seller Party maintains or is subject to written procedures and internal accounting controls which are reasonably designed to promote and achieve compliance by the relevant Seller Party and its respective directors, officers and employees with respect to the Business with applicable Anti-Corruption Laws and Sanctions.

5.20	Litigation

(a)	Other than Actions relating to Intellectual Property, no Seller Party (or so far as the Seller is aware any person for whose acts or defaults a Seller Party may be vicariously liable) is involved whether as claimant or defendant or other party in any written claim, legal action, proceeding, suit, litigation, prosecution, investigation, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) (“Action”) which is material to the Business or the Assets.

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(b)	Details of all material litigation or arbitration claims relating to the Business that have occurred during the twenty-four (24) months preceding the date of this Agreement have been Disclosed.

5.21	No Other Agreements to Sell the Assets

None of the Seller or any other member of the Seller’s Group nor any of their respective representatives or Affiliates is a party to any contract with any other person (other than the Purchaser, the Purchaser Parties and any other member of the Purchaser’s Group) to (a) sell, assign, transfer or effect a sale of the Business or any of the Assets, or (b) effect any merger, consolidation, liquidation, dissolution or other reorganization of the Seller, or to enter into any contract or cause the entering into of any contract with respect to any of the foregoing.

5.22	Inventory

All Inventory, whether or not reflected in the Carve-Out Financial Information, consists of a quality usable and salable, and not excessive, in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory is owned by the Seller free and clear of all Encumbrances (other than a Permitted Encumbrance). Without limiting the generality of the foregoing, none of the Inventory is held on a consignment basis.

5.23	Brokers

Except as qualified in Section 5.23 of the Disclosure Letter, no broker, investment banker, agent, finder or other intermediary acting on behalf of the Seller or under the authority of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Transaction.

5.24	Insurance

The Seller has, with respect to the Business, maintained insurance policies with reputable insurers covering such risks and in such amounts as are customary for businesses of a similar size and nature in a similar industry. All such insurance policies are in full force and effect as of the date of this Agreement. All such insurance policies: (a) are valid and binding in accordance with their terms; (b) to the Seller’s knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.

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5.25	Investment Representations

(a)	The Stock Consideration, Warrants and shares of Purchaser Common Stock (collectively, the “Securities”) to be received by Seller hereunder will be acquired for Seller’s own account and not for the account of others or as nominee or agent, and not with a view to, or for, resale, distribution, syndication, or fractionalization thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.

(b)	The Seller understands that the Seller’s investment in the Securities involves a high degree of risk and that no United States, federal or state agency or any other government or governmental agency has passed or made any recommendation or endorsement of the Securities. The Seller acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c)	The Seller understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Furthermore, the Seller understands that no public market exists for the Warrants, and that the Purchaser has made no assurances that a public market will ever exist for the Warrants. The Seller further understands that any certificates or book entry statements evidencing the Securities may bear a legend, in customary form, regarding the restricted nature of the Securities.

(d)	The Seller is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

5.26	No Other Representations or Warranties

(a)	Except for the representations and warranties made by Seller in this Clause 5 (as qualified by the Disclosure Letter) (together, the “Seller Representations”), neither Seller nor any other person makes or has made to Purchaser or any of its Affiliates any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Seller, or its respective businesses, operations, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Seller or any other matter furnished or provided to Purchaser or any of its Affiliates or Representatives or otherwise made available to Purchaser in any “data rooms,” “virtual data rooms,” man-agreement presentations or in any other form in expectation of, or in connection with, this Agreement. Seller disclaims any other representations or warranties, whether made by any of them or any of its Affiliates or their respective representatives.

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(b)	Seller acknowledges and agrees that, except for the representations and warranties made by Purchaser in Clause 6, neither Purchaser nor any other person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of each of Purchaser or any member of the Purchaser Group, or their respective businesses, operations, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Purchaser or any member of the Purchaser Group or any other matter furnished or provided or otherwise made available to Seller or any of its Affiliates or representatives, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby. Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges and agrees that Purchaser and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

6.	PURCHASER REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

Subject to such exceptions as disclosed in the reports, statements and other documents, including any publicly filed schedules or exhibits thereto, filed by Purchaser with the SEC or furnished by Purchaser to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2023, and at least two (2) Business Days prior to the Closing Date (to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face) (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”, disclosure set forth in any “forward-looking statements” disclaimer or any similar precautionary sections and any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature or any non-public material), Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date as follows:

6.1	Organization; Good Standing

The Purchaser is a company validly existing and duly incorporated and registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted as at the date of this Agreement and each Purchaser Party will be a company validly existing and duly incorporated and registered under the Laws of its jurisdiction of incorporation.

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6.2	Corporate Power

The Purchaser has the full legal right, requisite power and authority to enter into, execute, deliver and perform the Transaction Documents to which it is a party (the “Purchaser’s Closing Documents”) and to consummate the Transaction which has been duly authorized and approved by all necessary actions.

6.3	Enforceability

The Purchaser’s Closing Documents will, when executed by the Purchaser, constitute lawful, valid and binding obligations of the Purchaser in accordance with their respective terms.

6.4	Non-Contravention

The execution and delivery of and the performance by the Purchaser of its obligations under this Agreement, the Purchaser’s Closing Documents and any other document expected to be executed by it in connection with the Transaction will not:

(a)	result in a breach of any provision of the amended and restated certificate of incorporation, amended and restated bylaws or equivalent constitutional document(s) of the Purchaser;

(b)	result in a breach of, acceleration of or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction;

(c)	result in a breach of any order, judgment or decree of any court or Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction; or

(d)	except as set out in Clause 16, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked;

in the case of each of Clauses 6.4(a), 6.4(b), 6.4(c), and 6.4(d), any such breach, acceleration, default, or other event described therein has not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.5	Acting as Principal

The Purchaser is acting as principal and not as agent or broker for any other person and no person other than the Purchaser will be interested in the Assets.

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6.6	No Actions

There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against the Purchaser, (ii) lawsuits, actions or proceedings pending, or to the Purchaser’s Group’s knowledge, threatened against the Purchaser, or (iii) investigations by any Governmental Entity which are pending or, to the Purchaser’s Group’s knowledge, threatened against the Purchaser, which, in the case of each of paragraphs (i), (ii) and (iii) of this Clause 6.6, have had or that would reasonably be expected to have a Material Adverse Effect on the Purchaser’s right and/or ability to perform its obligations under this Agreement or the Transaction Documents.

6.7	Brokers

No broker, investment banker, agent, finder or other intermediary acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Transaction.

6.8	No Known Claims Against Seller

Neither the Purchaser nor any member of the Purchaser’s Group (including any of their officers, directors, agents, distributors, employees, stockholders, or other persons associated with or acting on their behalf) is aware of any existing claims against the Seller prior to the date of this Agreement.

6.9	Anti-Corruption and Anti-Money Laundering Compliance

The Purchaser is in compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws in connection with the Transaction and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws and regulations and with the representations and warranties contained herein. Neither the Purchaser nor any member of the Purchaser’s Group has in connection with the Transaction:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(b)	made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or

(c)	breached or is in breach of any provision of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

6.10	Compliance with Customs & Trade Laws and Sanctions

Neither the Purchaser nor any member of the Purchaser’s Group, nor any of their respective directors, officers, employees, or agents (to the extent any such agents are directly or indirectly involved in the Transaction), is currently the subject or target of any Sanctions.

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6.11	Not Located in Sanctioned Country

Neither the Purchaser nor any member of the Purchaser’s Group, nor any of their respective directors, officers, employees, or agents (to the extent any such agents are directly or indirectly involved in the Transaction), is located, organized or resident in a country or territory that is currently the subject or target of any Sanctions.

6.12	Capitalization

At the close of business on April 21, 2026 (the “Capitalization Date”), (i) 16,240,613 shares of Purchaser Common Stock were issued and outstanding, (ii) 1,487,433 Purchaser Options were issued and outstanding, (iii) 1,408,713 Purchaser RSUs were issued and outstanding, (iv) 167,910 Purchaser PSUs were issued and outstanding, (v) 2,929,770 Purchaser Warrants were issued and outstanding and (vi) no shares of Purchaser Common Stock were held in treasury.

6.13	No Issuance of Shares

From the Capitalization Date to the date of this Agreement, except for shares of Purchaser Common Stock issued (i) upon the exercise of any Purchaser Options and Purchaser Warrants outstanding as of the date of this Agreement, (ii) upon the vesting of any Purchaser RSUs or upon payment with respect to any Purchaser PSUs outstanding as of the date of this Agreement or as may be granted after the date of this Agreement as required under the terms of the Purchaser Incentive Plans, or (iii) pursuant to the Purchaser Incentive Plans to the extent required under the terms of the Purchaser Incentive Plans as in effect as of the date of this Agreement, the Purchaser has not issued any shares of Purchaser Common Stock or other equity or equity-based or voting securities or equity or voting interests and has not entered into any contract to grant, or otherwise committed to grant any equity or equity-based awards that may be settled in or are otherwise based on the value of the Purchaser Common Stock.

6.14	Valid Issuance of Stock Consideration

The Stock Consideration and any shares of Purchaser Common Stock issued in connection with the Warrant, when issued in accordance with this Agreement or the Warrant Instrument, (i) will be duly authorized, validly issued, fully paid and non-assessable, and (ii) will be free and clear of any Encumbrances; provided, however that the shares of Stock Consideration are subject to restrictions on transfer under applicable securities Laws and the Transaction Documents. The issuance of the Stock Consideration is not subject to any preemptive rights or rights of first refusal applicable to the Purchaser, or any similar rights in respect thereof. No Purchaser stockholder approval is required to issue the Stock Consideration or in connection with the Warrant and the Purchaser has reserved from its duly authorized capital stock the maximum number of shares of Purchaser Common Stock issuable pursuant to this Agreement and the Warrant.

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6.15	SEC Compliance

(a)	Since April 30, 2023, the Purchaser has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and schedules and all other information incorporated therein) required to be filed or furnished by the Purchaser with the SEC (as supplemented, modified or amended since the time of filing, the “Purchaser SEC Documents”). As of their respective dates, or, if amended or superseded prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Purchaser SEC Documents complied, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Company SEC Document, none of the Purchaser SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)	The consolidated financial statements and the related notes thereto of the Purchaser and its consolidated subsidiaries included or incorporated by reference in the Purchaser SEC Documents present fairly in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. Such consolidated financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC).

6.16	Disclosure and Accounting Controls

The Purchaser maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that has been designed to ensure that information required to be disclosed by the Purchaser in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.

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6.17	Stock Exchange

The Purchaser Common Stock is listed on the NASDAQ and registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Purchaser has not, in the 12 months preceding the date hereof, received notice from NASDAQ to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of NASDAQ. The Purchaser has not received any notification that NASDAQ is currently contemplating terminating such registration or listing. The issuance of the Stock Consideration and Warrants does not contravene the rules and regulations of NASDAQ.

6.18	Investment Company

Each of the Purchaser and its subsidiaries is not, and, immediately after giving effect to the issuance by the Purchaser of the Stock Consideration and the Warrant pursuant to this Agreement, none of them will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19	Securities Law Exemptions

Subject to the accuracy of the Seller’s representations and warranties in Clause 5.25, it is not necessary under applicable law, in connection with the issuance of the Stock Consideration or the Warrants to the Seller, for the Purchaser to register the Stock Consideration or the Warrants or the issuance thereof under the Securities Act.

6.20	Shell Company Status

The Purchaser is not, and never has been, a “shell company” as defined in Rule 405 under the Securities Act.

6.21	No Directed Selling Efforts or General Solicitation

Neither the Purchaser nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or issuance of the Stock Consideration and the Warrants.

6.22	No Integrated Offering

Neither the Purchaser nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Purchaser security or solicited any offers to buy any Purchaser security, (x) which, to its knowledge, is or will be (i) integrated with the offer and issuance of the Stock Consideration and Warrants pursuant to this Agreement for purposes of the Securities Act or (ii) aggregated with prior offerings by the Purchaser for the purposes of the rules and regulations of NASDAQ or (y) under circumstances that would adversely affect reliance by the Purchaser on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Stock Consideration and the Warrants under the Securities Act.

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6.23	Manipulation of Price

The Purchaser has not, and, to the Purchaser’s knowledge, no person acting on its behalf has (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Purchaser to facilitate the sale or resale of any of the Stock Consideration or the Warrants, (b) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of the Stock Consideration or the Warrants in violation of Regulation M under the Exchange Act or (c) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

6.24	Intellectual Property Matters

Except as provided in the IP Agreements:

(a)	the execution, delivery, and performance of this Agreement or the other Transaction Documents; or

(b)	the issuance of the Stock Consideration and the Seller or any member of the Seller's Group becoming a shareholder of the Purchaser,

in either case, will not result in the creation of any Encumbrance or License on the Intellectual Property owned or held by the Seller, the Seller Parties, or any member of the Seller's Group and will not result in any agreement, arrangement, or obligation to create any such Encumbrance or License.

6.25	Taxes

(a)	Except as, either individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, each member of the Purchaser’s Group has timely filed all Tax Returns required to be filed by them, and have paid all Taxes required to be paid by them, that are due and payable (including in their capacity as a withholding agent).

(b)	There is no Tax deficiency or assessment made or proposed in writing against any member of the Purchaser’s Group that, if made would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)	To the knowledge of the Purchaser, there is no ongoing, pending or threatened in writing audit, examination, suit, claim, investigation, Tax controversy or other proceeding or action in respect of Taxes against any member of the Purchaser’s Group that would reasonably be expected to result in a Material Adverse Effect.

(d)	There are no Encumbrances or other security interests encumbering any of the assets of any member of the Purchaser’s Group that arose in connection with any failure (or alleged failure) to pay any Taxes that would reasonably be expected to result in a Material Adverse Effect.

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(e)	The Purchaser is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.26	No Other Representations or Warranties

(a)	Except for the representations and warranties made by Purchaser in this Clause 6 (as qualified in accordance with the first paragraph of this Clause 6) (together, the “Purchaser Representations”), neither Purchaser nor any other person makes or has made to Seller or any of its Affiliates any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Purchaser, or its respective businesses, operations, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Purchaser or any other matter furnished or provided to Seller or any of its Affiliates or representatives or otherwise made available to Seller in any “data rooms,” “virtual data rooms,” man-agreement presentations or in any other form in expectation of, or in connection with, this Agreement. Purchaser disclaims any other representations or warranties, whether made by any of them or any of its Affiliates or their respective representatives.

(b)	Purchaser acknowledges and agrees that, except for the representations and warranties made by Seller in Clause 5, neither Seller nor any other person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of each of Seller or any member of the Seller’s Group, or their respective businesses, operations, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Seller or any member of the Seller’s Group or any other matter furnished or provided or otherwise made available to Purchaser or any of its Affiliates or representatives, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby. Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

7.	INDEMNIFICATION

7.1	Survival

(a)	The Seller Fundamental Representations shall survive after the Closing Date until ninety (90) days after the expiration of the statute of limitations (taking into account any extensions or waivers thereof). All other representations and warranties of the Seller shall survive Closing for twelve (12) months following Closing.

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(b)	The Purchaser Fundamental Representations shall survive after the Closing Date until ninety (90) days after the expiration of the statute of limitations (taking into account any extensions or waivers thereof). All other representations and warranties of the Purchaser shall survive for twelve (12) months following Closing.

(c)	The covenants of the Seller and Purchaser shall survive until their performance in accordance with the terms of this Agreement, and any claim for breach of any such covenant may be made within twelve (12) months after the expiration date for such performance.

(d)	Notwithstanding the foregoing, if a Claim Notice with respect to a claim for indemnification under Clause 7.2 has been delivered pursuant to Clause 7.4 prior to the expiration of the applicable survival period set forth in this Clause 7.1, the representations, warranties, covenants or agreements that are the subject of such Claim Notice shall survive with respect to the matters set forth in such Claim Notice until such claim is finally and fully resolved; provided, however, that the delivery of such Claim Notice will extend only the survival period for that particular alleged breach and not any other breaches of that covenant not asserted prior to the expiration of the survival period. This Clause 7.1 shall operate as a contractual statute of limitations; provided, however, that nothing in this Clause 7.1 shall limit any liability for, or any Party’s rights to bring a claim for, fraud.

(e)	For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the Parties that, except in the case of fraud, the respective survival periods and termination dates set forth in this Clause 7.1 supersede any applicable statutes of limitations that would otherwise apply to such covenants and agreements.

7.2	Indemnification

(a)	Seller Indemnification.

Subject to the applicable limitations set forth in this Clause 7 (including Clause 7.1), from and after the Closing, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates and its and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against all Losses paid, incurred, suffered or sustained by such Purchaser Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), directly or indirectly resulting from, arising out of, relating to, or in connection with:

(i)	any breach of, failure to be true of, or inaccuracy in, as of the Closing Date, any representations or warranties of Seller set forth in Clause 5 (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

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(ii)	any breach of, default in, or failure by the Seller to perform or comply with any covenant or agreement of the Seller contained in this Agreement;

(iii)	any Excluded Asset or any Excluded Liability; or

(iv)	in accordance with Clause 11.9.

(b)	Purchaser Indemnification.

Subject to the applicable limitations set forth in Clause 7 (including Clause 7.1), from and after the Closing, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against all Losses paid, incurred, suffered or sustained by such Seller Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), directly or indirectly resulting from, arising out of, relating to, or in connection with:

(i)	any breach of, failure to be true of, or inaccuracy in, as of the Closing Date, any Purchaser Representation (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(ii)	any breach of, default in, or failure by the Purchaser to perform or comply with any covenant or agreement of the Purchaser contained in this Agreement;

(iii)	any Asset or Assumed Liability; or

(iv)	in accordance with Clause 11.10 or Clause 14.3(b)(iii).

7.3	Indemnification Limitations and Qualifications

(a)	The Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Clause 7.2(a)(i) for any breach of, failure to be true of, or inaccuracy in any representations or warranties of Seller set forth in Clause 5 (other than Seller Fundamental Representations) until the aggregate amount of all Losses in respect of such indemnification exceeds an amount equal to $200,000 (the “Basket”), in which event the Seller shall be required to pay or be liable for all Losses. The aggregate amount of all Losses for which the Seller shall be liable pursuant to Clause 7.2(a)(i) for any breach of, failure to be true of, or inaccuracy in any representations or warranties of Seller set forth in Clause 5 (other than Seller Fundamental Representations) will not exceed an amount equal to $2,000,000 (the “Cap”), subject to Clause 7.4(d). Notwithstanding the foregoing, the limitations set forth in this Clause 7.3(a) will not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Seller Fundamental Representations and the Purchaser Fundamental Representations.

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(b)	The Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Clause 7.2(b)(i) for any breach of, failure to be true of, or inaccuracy in any representations or warranties of the Purchaser set forth in Clause 6 (other than Purchaser Fundamental Representations) until the aggregate amount of all Losses in respect of such indemnification exceeds an amount equal to the Basket, in which event the Purchaser shall be required to pay or be liable for all Losses. The aggregate amount of all Losses for which the Purchaser shall be liable pursuant to Clause 7.2(b)(i) for any breach of, failure to be true of, or inaccuracy in any representations or warranties of Seller set forth in Clause 6 (other than the Purchaser Fundamental Representations) will not exceed an amount equal to the Cap, subject to Clause 7.4(d). Notwithstanding the foregoing, the limitations set forth in this Clause 7.3(b) will not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Seller Fundamental Representations and the Purchaser Fundamental Representations.

(c)	For purposes of this Clause 7, the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty (and, for the avoidance of doubt, not the determination of whether or not there has been any inaccuracy or breach) will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)	Notwithstanding anything to the contrary herein, the limitations set forth in Clause 7.3(a) and Clause 7.3(b) will not apply to any inaccuracy in or breach of any representation and warranty constituting fraud under applicable Law.

(e)	Subject to Clause 7.3(d), from and after the Closing, the sole and exclusive remedy of any Indemnified Party for any and all claims arising under, out of, or relating to this Agreement or the transactions contemplated hereby shall be the indemnification provisions set forth in this Clause 7. Nothing in this Clause 7.3(e) shall limit (a) an Indemnified Party’s right to seek and obtain any equitable relief to which such person shall be entitled pursuant to Clause 39, or (b) Indemnified Party’s right to seek any remedy on account of fraud under applicable Law.

7.4	Claim Procedures

(a)	Indemnification Claims

To the extent applicable, subject to the limitations set forth in Clause 7.3, if any Indemnified Party wishes to assert a claim under Clause 7.2 (each, an “Indemnification Claim”), it shall notify in writing the other Party (as applicable) (the “Indemnifying Party”) of the facts and circumstances that give rise to such Indemnification Claim. As soon as reasonably practicable after such notice, the Indemnified Party shall deliver to the Indemnifying Party a written claim notice (a “Claim Notice”) stating (i) that an Indemnified Party has paid, incurred, suffered or sustained, or anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying such Losses or anticipated Losses in reasonable detail, the facts and circumstances (to the extent known by or available to the corresponding Representative) giving rise to such Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. Without extending the time limitations set forth in Clause 7.1, a Claim Notice may be updated from time to time by the Indemnified Party delivering such Claim Notice to reflect any change in circumstances following the date thereof. A failure to give complete, accurate or, without extending the time limitations set forth in Clause 7.1, timely notice of a Claim Notice will not affect the rights or obligations of any Indemnified Party hereunder. If an Indemnification Claim may be brought with respect to different or multiple representations, warranties or covenants, then the applicable Indemnified Parties shall have the right to bring such Indemnification Claim under any or each such representation, warranty or covenant (each, a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.

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(b)	Response to Claim

If the Indemnifying Party does not object in writing within thirty (30) days of delivery of a Claim Notice (the “Objection Deadline”) by delivery of a written notice of objection to the Indemnified Party containing a reasonably detailed description of the facts and circumstances (to the extent known or available) supporting an objection to the applicable claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party with respect to an Indemnification Claim, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice (an “Unobjected Claim”). In such event, the Losses for which the Indemnified Party is entitled payment under the Unobjected Claim shall be satisfied in accordance with Clause 7.4(c)(ii).

(c)	Resolution of Objections to Claims

(i)	With respect to each Indemnification Claim, if the Indemnifying Party delivers a Claim Objection Notice pursuant to Clause 7.4(b) prior to the Objection Deadline with respect to such Indemnification Claim, the Indemnified Party and the Indemnifying Party shall attempt in good faith for thirty (30) days after the delivery of such Claim Objection Notice to resolve such objection. If the Indemnified Party and the Indemnifying Party resolve and come to an agreement regarding the claim(s) made in the Claim Objection Notice, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by the Indemnified Party and the Indemnifying Party, which Settlement Memorandum shall be final and conclusive and binding on the Indemnified Party and the Indemnifying Party. In such event, the Losses for which the Indemnified Party is entitled payment under the Settlement Memorandum shall be satisfied in accordance with Clause 7.4(c)(ii).

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(ii)	With respect to each claim pursuant to Clause 7.4(c)(i) as to which a Claim Objection Notice was delivered pursuant to Clause 7.4(b), and to which no such agreement can be reached after good faith negotiation and prior to thirty (30) days after the Indemnified Party’s receipt of such Claim Objection Notice (or such later date as may be agreed in writing by the Indemnified Party and the Indemnifying Party), either the Indemnified Party or the Indemnifying Party may commence an Action in accordance with Clause 38.2.

(d)	Satisfaction of Claims

In the event of an Unobjected Claim or a Settlement Memorandum, or in the event the Indemnifying Party’s liability has been established pursuant to a final binding decision in accordance with Clause 38.2, the Indemnifying Party shall, subject to the limitations set forth in this Clause 7, as promptly as practicable thereafter but no later than ten (10) Business Days after the Objection Deadline or the date of the Settlement Memorandum or decision, as the case may be, pay in cash to the Indemnified Party the full amount of the corresponding Losses; provided, however, that if the Seller becomes obligated to indemnify the Purchaser for any Losses that fall within the Cap and the Seller so elects in writing, the full amount of such Losses shall be added as a cost to the EBITDA being used to determine the Quarterly Engineering Transition Support Payments due to the Purchaser under Schedule 6.

(e)	Third-Party Claims

In the event that Party becomes aware of a third-party claim against an Indemnified Party that such Party in good faith believes constitutes a matter for which such Indemnified Party is entitled to indemnification, compensation, or reimbursement under Clause 7.2, as applicable (each, a “Third-Party Claims”), such Party shall give prompt written notice thereof to the other Party. Such Party shall have the right in its sole and absolute discretion to conduct (and, if necessary assume), the defense and prosecution of and to settle or resolve any such Third-Party Claim, and if such Party does not promptly assume the defense of such Third-Party Claim, the costs and expenses incurred by the Indemnified Parties in connection with the investigation, defense, prosecution and settlement of such Third-Party Claim (including attorneys’, consultants’, experts’ and other professionals’ fees and expenses and court or arbitration costs) shall be Losses for which the Indemnified Parties are entitled to indemnification, compensation and reimbursement pursuant to Clause 7.2, subject to the limitations of this Clause 7, regardless of the outcome of such Third-Party Claim. The other Party shall have the right to receive copies of all pleadings, material written notices, and material written communications with respect to any Third-Party Claim.

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(f)	No Rescission

Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any party, after the consummation of the Transaction, to rescind this Agreement or the Transaction.

(g)	Tax Benefit

When calculating the liability of a party in respect of any Indemnification Claim, the party shall not be liable in respect of any claim for any Losses suffered by the Indemnified Party or its Affiliate, to the extent that there are any corresponding savings by or net benefit to the Indemnified Party or its Affiliate, including the amount by which any Taxation for which the Indemnified Party or its Affiliate is accountable or liable to be assessed in any taxable period is actually or expected to be reduced or extinguished as a result of the underlying matter that is the subject of such Indemnification Claim.

8.	PRE-CLOSING

8.1	Seller’s Obligations in Relation to the Conduct of Business

Subject to Clause 8.2, and other than where the prior written consent of the Purchaser has been obtained, which may be given via email in accordance with Clause 28.2 (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed given if the Purchaser does not expressly reject the proposed action within five (5) Business Days of its receipt of the request for approval from the Seller), the Seller shall, and shall procure that the Seller Parties shall, as it relates to the Business or the Assets, from the date of this Agreement until Closing (the “Interim Period”):

(a)	conduct the Business in the ordinary course of its business consistent with past practice in all material respects;

(b)	maintain in force all insurance policies that the Seller or such Seller Party maintains as at the date of this Agreement with respect to the Assets, in all material respects on the same terms and at similar levels of cover as prevail at the date of this Agreement; and

(c)	not undertake any of the actions specified in Schedule 3.

8.2	Exceptions to Seller’s Obligations

Clause 8.1 does not apply in respect of and shall not operate so as to restrict or prevent:

(a)	any matter reasonably undertaken by the Seller or a Seller Party in an emergency or disaster situation with the intention of and to the extent of those matters required with a view to minimising any adverse effect thereof (and of which the Purchaser will be promptly notified in writing);

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(b)	any act or conduct which the Seller or a Seller Party is required to take, or omit to take, as a result of, or in order to comply with, (i) any commitment or arrangement existing as at or before the date of this Agreement, (ii) any applicable Law, or (iii) any order or decision of any Governmental Entity, including, in the case of paragraphs (ii) and (iii) of this Clause 8.2(b), any amendment thereto;

(c)	any matter expressly permitted by, or necessary for the performance of, this Agreement, the Transaction Documents or the SEP Patent License Agreement or necessary for Closing;

(d)	any matter reflected in the Carve-Out Financial Information; and

(e)	any action or matter (whether past, present or prospective) Disclosed to the Purchaser.

8.3	The Seller’s and Seller Parties’ obligations under Clause 8.1 with respect to any joint venture, partnership or similar arrangement are in all cases limited to the Seller or Seller Party exercising their respective rights as equityholder in any such joint venture, partnership or similar arrangement.

8.4	Purchaser’s Obligations in Relation to the Conduct of Business

Other than where the prior written consent of the Seller has been obtained, which may be given via email in accordance with Clause 28.2 (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed given if the Seller does not expressly reject the proposed action within five (5) Business Days of its receipt of the request for approval from the Seller), the Purchaser shall, and shall procure that the Purchaser Group shall not during the Interim Period:

(a)	amend Purchaser’s Organizational Documents in a manner that would adversely impact Seller as compared to other stockholders of Purchaser;

(b)	split, combine or reclassify Purchaser’s Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Purchaser’s Common Stock, or directly or indirectly repurchase, redeem or otherwise acquire any Purchaser’s Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Purchaser’s Common Stock);

(c)	except as set forth on Section 8.4(c) of the Purchaser Disclosure Letter, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Purchaser’s Common Stock or any other equity interest in Purchaser or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any equity security of the Purchaser, other than pursuant to the Purchaser Incentive Plans, as inducement grants to new hires, or upon exercise or vesting of outstanding Purchase Equity Securities;

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(d)	propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Purchaser;

(e)	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any shares of Purchaser’s Common Stock;

(f)	delist the Purchaser’s Common Stock from NASDAQ;

(g)	enter into any agreement or other arrangement that, after Closing, would give rise to any Encumbrance or License on any Intellectual Property owned or held by the Seller, the Seller Parties, or any member of the Seller's Group; and

(h)	agree to take, commit, or agree in writing or otherwise take or make any of the actions described in sub-Clauses (a) through (h) of this Clause 8.4.

8.5	Access to Information

(a)	Subject to the remaining provisions of this Clause 8.5, until twenty-four (24) months after Closing, the Seller shall, and shall cause each Seller Party to, grant the Purchaser and its representatives, such access as may reasonably be requested to the books, records, financial data relating to the Business and other readily available information to the extent relating to the Business (including the Assets and the Assumed Liabilities), and specifically excluding any personnel, employee compensation, medical and benefits and labor relations records related to the Employees.

(b)	The Seller shall not be required to provide access to any consolidated, combined or unitary Tax Return of the Seller or any member of the Seller’s Group, or any other Tax Return of the Seller or any member of the Seller’s Group, except if and only to the extent such Tax Return is related to the Business and reasonably requested by the Purchaser in writing.

(c)	The Seller shall not be obliged to provide access to any intellectual property-related books, records and other information, unless expressly provided otherwise in the IP Agreements and the Transition Services Agreement.

(d)	The Seller shall not be required to provide the Purchaser and its representatives with copies of any information that contains information of a commercially or otherwise sensitive nature without first redacting that element, or providing it only to the Purchaser’s Counsel, or the Seller’s Counsel (as the case may be) on the basis that it will not be shown or otherwise communicated to the Purchaser or the Seller (as the case may be).

(e)	All books, records and information made available to the Purchaser, its representatives or members of the Purchaser’s Group pursuant to Clause 8.5(a) shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement. Notwithstanding the foregoing, (i) neither the Seller nor any member of the Seller’s Group shall be required to provide access to or disclose information pursuant to Clause 8.5(a) where, upon the advice of counsel, such access or disclosure would jeopardise the legal professional privilege of the Seller or any member of the Seller’s Group or contravene any applicable Law, and (ii) auditors and accountants of the Seller or any member of the Seller’s Group shall not be obligated to make any work papers available to any person unless and until such person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.

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(f)	To the extent that information related to the Business is aggregated or included in information about the Seller or any member of the Seller’s Group that is not related to the Business in a manner that cannot be easily segregated or separated, neither the Seller nor any member of the Seller’s Group shall be required to provide access to or disclose such information absent a mutually agreed arrangement to protect access to the portions of such information that do not relate to the Business.

8.6	The Seller shall, or shall cause its Affiliates to, engage Deloitte to (a) conduct an audit of the balance sheets of the Business as of December 31, 2024 and 2025, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, (b) perform reviews of either (i) the Business’s unaudited financial statements for the six (6) months ended June 30, 2026, or (ii) to the extent unaudited financial statements for such period is required pursuant to Item 9.01 of Form 8-K to be included in the Form 8-K to be filed by the Purchaser to report the Closing, the Business’s unaudited financial statements for the nine (9) months ended September 30, 2026 and (c) review the income tax provisions and related footnote disclosures in connection with the audits and quarterly reviews of the financial statements referenced in clauses (a) and (b) (collectively, the “Business Audit”) and shall deliver the completed Business Audit to the Purchaser at least five (5) Business Days prior to Closing. The Business Audit shall be prepared in accordance with the Accounting Principles and rules and regulations of the SEC as applicable to an audit conducted on the basis of the Accounting Principles. The Seller shall keep Purchaser reasonably informed of the status of the Business Audit, and the Purchaser shall provide reasonable assistance and cooperate with the Seller in connection with the Business Audit.

8.7	Responsibility for Satisfaction of Conditions

(a)	Purchaser Obligations

The Purchaser shall take all necessary or appropriate steps to ensure satisfaction of each of the Conditions as soon as possible after the date of this Agreement and in any event by the Long-Stop Date. The Purchaser undertakes, to the extent permitted by Law, to cooperate with the Seller in good faith with a view to satisfying the Conditions.

(b)	Seller’s Obligations

The Seller shall, to the extent permitted by Law, cooperate with the Purchaser in good faith and use reasonable best efforts to procure cooperation by any member of the Seller’s Group with a view to satisfying the Conditions.

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(c)	Joint Obligations

The Seller and the Purchaser severally undertake to the extent permitted by Law to notify each other in writing anything which will or is likely to prevent any of the Conditions from being satisfied promptly after it comes to its notice.

(d)	Commercially Sensitive Information

Neither the Seller nor the Purchaser shall be required by the remainder of this Clause 8.7 to provide the other with copies of any element of such communications or submissions which contain information of a commercially sensitive nature without first redacting that element, or providing it only to the Purchaser’s Counsel, or the Seller’s Counsel (as the case may be) on the basis that it will not be shown or otherwise communicated to the Purchaser or the Seller (as the case may be).

(e)	No Acquisition of a Competing Business

The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, at any time prior to Closing, either alone or acting in concert with others, acquire or offer to acquire, or cause another person to acquire or offer to acquire, or progress or contemplate (or cause another person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to the Business or any other business the acquisition of which might reasonably be expected to result in any requirement to make any regulatory application in connection with the Transaction.

(f)	Evidence of Satisfaction

The Purchaser shall deliver or make available to the Seller and the Seller shall deliver or make available to the Purchaser (as applicable), promptly following satisfaction of each of the Conditions, evidence of the due fulfilment of such Condition.

8.8	Transaction Documents

Prior to the Closing, the Parties agree to use commercially reasonable efforts to negotiate and agree upon, in good faith, the form of the Reseller Agreement and any such amendments, modifications, and supplements to the forms of the other Transaction Documents attached hereto as Exhibits E through H (inclusive) and J (collectively, the “Form Transaction Documents”) as may be reasonably necessary or appropriate to (a) reflect the terms and conditions of this Agreement, (b) reflect the mutual agreement and intent of the Parties with respect to the Transaction and the subject matters of the Transaction Documents, or (c) address any legal, regulatory, or operational requirements applicable to the Transaction and the other transactions contemplated by the applicable Transaction Documents. No Party shall unreasonably withhold, condition, or delay its consent to any amendment, modification, or supplement to the Form Transaction Documents that is consistent with the intent and purposes of this Agreement. Nothing in this Clause 8.8 shall be construed to require either Party to agree to any amendment, modification, or supplement that would materially and adversely alter such Party’s rights or obligations under this Agreement or the applicable Form Transaction Document. In the Reseller Agreement, the Parties shall agree that the Purchaser will provide L4 warranty and care services to the Seller’s Group to be used by the Remaining Customers on a cost plus basis, with a mutually agreed and arm’s length margin, to be agreed in good faith between the Parties. For the avoidance of doubt, the Parties agree that (1) Exhibits A to C and I and (2) the SEP Patent License Agreement are in final form and shall be executed in the same form set out herein (with respect to (1)) on the Closing Date or (with respect to (2)) on or before the Business Day prior to the Closing Date.

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8.9	Product Roadmap

The provisions of Schedule 12 shall take effect during the Interim Period.

9.	THIRD-PARTY CONSENTS

Other than with respect to Transferring Contracts, if any Third-Party Consent required to transfer any Asset to the Purchaser has not been obtained before Closing, the Seller shall, and shall procure that each relevant Seller Party shall, use commercially reasonable efforts to obtain such consent as soon as reasonably practicable (a) prior to Closing, failing which (b) following Closing, and the Purchaser shall cooperate with the Seller and relevant Seller Party so far as is reasonable for such purpose.

10.	ASSUMED LIABILITIES; EXCLUDED LIABILITIES

10.1	With effect from the Effective Time, the Purchaser shall assume responsibility for, discharge when due and perform in accordance with their terms the Assumed Liabilities, and the Purchaser shall indemnify and keep the Seller and the Seller Parties indemnified against all Losses arising out of or in connection with the Assumed Liabilities.

10.2	The Purchaser shall not be under any obligation or otherwise be responsible for, or incur any liability in respect of, the Excluded Liabilities and the Seller shall indemnify and keep the Purchaser indemnified against all Losses arising out of or in connection with the Excluded Liabilities.

10.3	Nothing in this Clause 10 shall restrict or limit the Parties’ general obligation at law to mitigate any loss it may suffer or incur as a result of an event that may give rise to a claim under this Clause 10.

11.	EMPLOYEES

11.1	The Parties agree that the Transaction will constitute a relevant transfer for the purposes of the Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the Automatic Transfer Employees. Such contracts shall be transferred to a member of the Purchaser’s Group pursuant to the Regulations with effect from the Closing Date.

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11.2	The Parties agree that they do not intend the employment of the Non-Automatic Transfer Employees to automatically transfer to a member of the Purchaser’s Group or an Employer of Record pursuant to the Regulations. The Parties shall use reasonable commercial efforts to procure that the Non-Automatic Transfer Employees shall enter into tripartite agreements with the relevant member of the Seller’s Group and the Employer of Record (together, the “Non-Automatic Transfer Employee Tripartite Agreements”). The Non-Automatic Transfer Employee Tripartite Agreements shall provide for the termination of the employment of the Non-Automatic Transfer Employees by the applicable member of the Seller’s Group and their acceptance of offers of employment by the applicable member of the Purchaser’s Group or an Employer of Record. Any such offers of employment will comply with the requirements at Clause 11.3.

11.3

(a)	The Purchaser shall, or shall procure that a member of the Purchaser’s Group or their Employer of Record (as applicable) shall, no later than thirty (30) calendar days prior to the Closing Date make a written offer of employment (each, a “Written Offer”) to each Offer Employee in a form approved by the Seller (such approval not to be unreasonably withheld, conditioned or delayed), which remains open for acceptance for five (5) Business Days after being issued to each Offer Employee. The Purchaser shall, in respect of each Written Offer:

(i)	save (A) where not permitted under applicable Law, or (B) in relation to the Local Transferring Employees, include terms that avoid any notice, payment in lieu of notice, severance, end of service gratuity, or other claim, Loss, Liability, demand or expense being incurred as a result of or in relation to the termination of such Offer Employee’s employment by the Seller or any member of the Seller’s Group. The Seller shall and shall cause any applicable member of the Seller’s Group to release such Offer Employee who accepts such offer of employment from their employment with the Seller or member of the Seller’s Group with immediate effect from the Closing Date;

(ii)	provide for at least the same annual base salary or wage rate as in effect immediately prior to the Closing Date, a target bonus opportunity not less than the target bonus opportunity in effect immediately prior to the Closing Date; and

(iii)	provide confirmation that service with or recognised by the Seller or a member of the Seller’s Group will be recognised as service with the Purchaser, a member of the Purchaser’s Group or their Employer of Record (as applicable).

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(b)	The Seller shall cooperate with the Purchaser to provide reasonable assistance in respect of the Purchaser’s obligations at Clause 11.3(a) above.

11.4	The Purchaser shall, or shall procure that the applicable member of the Purchaser’s Group or their Employer of Record shall (as applicable) use reasonable commercial efforts (as determined by both the Seller and the Purchaser acting reasonably) to provide each Offer Employee with employee benefits that are the same as, or at least equivalent in the aggregate to, those applicable to the Offer Employees immediately prior to the Closing Date, excluding the defined benefit pension scheme for the Employee based in Germany. Where the Seller and the Purchaser agree that it is not commercially reasonable or practicable for the Purchaser, a member of the Purchaser’s Group or their Employer of Record to provide a particular benefit (or a substantially comparable equivalent), the Seller and the Purchaser shall cooperate in good faith to agree the benefits that shall be offered to the applicable Offer Employee, having regard to among other things (i) the size, global footprint and resources of the Purchaser, and (ii) prevailing market standards for similarly situated companies in the relevant jurisdiction.

11.5	The Seller shall, or shall procure that a member of the Seller’s Group shall:

(a)	not take any action which is intended to discourage or impede the acceptance of an offer of employment with the Purchaser Group; and

(b)	with effect immediately upon an Offer Employee’s acceptance of an employment offer from the Purchaser or any member of the Purchaser’s Group, irrevocably and unconditionally waive, and shall procure that each relevant Seller’s Group member waives, any and all notice period requirements (including any obligation to give or receive notice, to work during any notice period save for the intervening period between acceptance of such offer and Closing or to make or receive payment in lieu of notice) applicable to such Offer Employee under any contract of employment, collective agreement or otherwise, so as to permit the Offer Employee to transition from the Seller or a member of the Seller’s Group to the Purchaser or a member of the Purchaser’s Group with effect from Closing.

11.6	Promptly following the date of this Agreement, the Seller shall advertise the Open Roles internally to the employees of the Seller and each member of the Seller’s Group. The Seller shall use commercially reasonable efforts to fill the Open Roles prior to Closing (for the avoidance of doubt, commercially reasonable efforts shall not require the Seller to engage an external recruitment agent in respect of the Open Roles), provided always that the Seller shall obtain the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to issuing an offer of an Open Role to any candidate. Any employee of the Seller or any member of the Seller’s Group who accepts an offer of employment from the Purchaser to fill an Open Role shall be treated as an Offer Employee for the purposes of this Agreement. In the event that any of the Open Roles have not been filled prior to Closing, pursuant to Schedule 7, the Seller shall pay the Purchaser a lump sum of $45,000 per Open Role (the sum of all such payments, the “Open Roles Payment Amount”) for the engagement of external recruitment agents to fill the Open Roles.

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11.7	The Seller and the Purchaser shall cooperate in good faith to comply with any information, consent or consultation obligations, and other similar requirements in relation to the Employees and any applicable labor or trade union, works council, labor organization or similar employee representative that may be triggered by this Agreement or the Transaction. The Purchaser shall provide the Seller and each member of the Seller’s Group as soon as reasonably practicable and in any event no later than ten (10) Business Days following a specific request with all information and assistance the Seller and the Seller’s Group require in order for them to inform and consult with the Employees or their representatives in relation to the Transaction and the transfer of their employment to the Purchaser or a member of the Purchaser’s Group. The Parties acknowledge that no final decision relating to matters that require information and consultation with the Employees or their representatives shall be taken or implemented until the applicable information and consultation processes have been completed in accordance with applicable Law. Therefore, no effect may be given to any of the provisions of this Clause 11 before such legally required information and consultation has been completed.

11.8	Following the Closing Date, the Purchaser shall, and shall procure that each applicable member of the Purchaser’s Group or their Employer of Record shall, to the extent required by applicable Law, collective agreement or contract, honor, pay or provide all end of service gratuities, indemnities, severance payments and mandatory retirement benefits to which Transferred Employees are entitled when they become due, including where such entitlements are attributable to periods of service prior to the Closing Date.

11.9	The Purchaser shall indemnify the Seller and each member of the Seller’s Group in respect of any Loss incurred or arising in connection with:

(a)	any claim by an Employee made against the Seller or a member of the Seller’s Group which arises from or in relation to any act or omission of the Purchaser or a member of the Purchaser’s Group on or after the Closing Date;

(b)	any measures the Purchaser or a member of the Purchaser’s Group takes or may consider taking on or after the Closing Date;

(c)	any failure by the Purchaser or a member of the Purchaser’s Group to comply with its information and consultation obligations, including, without limitation, under the Regulations or to provide the Seller or the applicable member of the Seller’s Group with such information as is necessary in order to allow them to perform their own obligations under the Regulations;

(d)	any failure by the Purchaser or a member of the Purchaser’s Group to make an offer of employment to an Offer Employee that is in accordance with the terms of this Agreement; and

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(e)	the employment (following the Closing Date) and termination of employment of any Employee who objects to the transfer of their employment to the Purchaser, or a member of the Purchaser’s Group pursuant to the Regulations as a result of the failure of the Purchaser or a member of the Purchaser’s Group to comply with its or their obligations under the Regulations, or who refuses to accept an offer of employment made by the Purchaser, a member of the Purchaser’s Group or an Employer of Record as a result of any failure by the Purchaser or a member of the Purchaser’s Group to comply with its or their obligations under this Agreement (in each case, an “Objecting Employee”).

11.10	The Seller shall indemnify the Purchaser and each member of the Purchaser’s Group in respect of any Loss incurred or arising in connection with:

(a)	any claim by an Employee made against the Purchaser or a member of the Purchaser’s Group which arises from or in relation to any act or omission of the Seller or a member of the Seller’s Group before the Closing Date;

(b)	any failure by the Seller or a member of the Seller’s Group to comply with its information and consultation obligations, including, without limitation, under the Regulations or to provide the Purchaser or the applicable member of the Purchaser’s Group with such information as is necessary in order to allow them to perform their own obligations under the Regulations;

(c)	the transfer or alleged transfer to the Purchaser, by virtue of the Regulations, of the employment of any employee of the Seller other than the Employees (“Unexpected Transferring Employee”), provided always that the Purchaser will use reasonable endeavors to mitigate such Losses by, without limitation, informing the Seller of such alleged transfer as soon as reasonably practicable upon becoming aware of it (and in any case within ten (10) Business Days of becoming so aware) (the “Notification Date”). The Seller may (at its own cost) take such steps as it considers necessary to effect a withdrawal of any transfer claim, which may include, without limitation, making an offer of employment to the Unexpected Transferring Employee or reaching an agreement with the Unexpected Transferring Employee in relation to the settlement of their claim and the Purchaser shall provide reasonable cooperation in doing so. If the Seller has not offered the Unexpected Transferring Employee employment or the Unexpected Transferring Employee has not accepted such employment or otherwise withdrawn any transfer claim within fifteen (15) Business Days of the Notification Date, the Purchaser may terminate the employment of the Unexpected Transferring Employee with immediate effect and the Seller shall assume all related Losses, other than any Losses arising out of or in connection with any discriminatory act or omission of the Purchaser or any member of the Purchaser’s Group, provided always that the Purchaser complies with all reasonable instructions issued by the Seller in respect of the manner of such termination and that, other than in terminating the employment of an Unexpected Transferring Employees, the Purchaser shall not, and shall procure that the relevant member of the Purchaser’s Group shall not, take any action that would increase the Losses of the Seller or any member of the Seller’s Group;

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(d)	the employment (following the Closing Date) or termination of employment of any Objecting Employee who has refused to accept an offer of employment made by the Purchaser, a member of the Purchaser Group or an Employer of Record as a result of any failure by the Seller or a member of the Seller’s Group to comply with its or their obligations under this Agreement or otherwise objected to the transfer of their employment pursuant to the Regulations to the Purchaser or a member of the Purchaser’s Group as a result of any failure by the Seller or a member of the Seller’s Group to comply with its or their obligations pursuant to the Regulations , provided that the Purchaser will use reasonable endeavors to mitigate such Losses by, without limitation, making or restating an offer of employment to such Objecting Employee that complies with the terms of Clause 11.3; and

(e)	the employment or termination of employment of any Objecting Employee who (i) has refused to accept an offer of employment made by an Employer of Record that is in accordance with the terms of this Agreement, or (ii) has received an offer of employment directly from a member of the Purchaser’s Group that is in accordance with the terms of this Agreement.

11.11	Save to the extent that the indemnities at Clauses 11.9(e) and 11.10(d) apply, the Seller and the Purchaser shall each bear fifty percent (50%) of the cost of terminating the employment of any Objecting Employee who is an Automatic Transfer Employee. Such costs shall include any severance payments, payments in lieu of notice or other sums payable to or in respect of that Objecting Employee in connection with the termination of his or her employment, together with any Liability arising from or relating to any failure to inform and consult with such Objecting Employee or their representatives whether pursuant to the Regulations or otherwise, wrongful termination, unfair dismissal or constructive dismissal or breach of contract. Each Party shall indemnify the other in respect of any such Liabilities incurred by that other Party.

11.12	If the Seller or any member of the Seller's Group makes any payment in respect of severance, termination costs, payment in lieu of notice or notice pay to or in respect of any Objecting Employee, and the Purchaser, any member of the Purchaser's Group or an Employer of Record subsequently employs or engages (whether directly or indirectly) such Objecting Employee within twelve (12) months of the Closing Date, the Purchaser shall, indemnify the Seller and each member of the Seller’s Group for an amount equal to the gross value of any such severance, termination or notice payments made in respect of that Objecting Employee.

11.13	Subject at all times to their obligations pursuant to Data Protection Laws, the Seller shall, on request by the Purchaser, provide to the Purchaser such information or documents as the Purchaser may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date.

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11.14	Each Offer Employee and Non-Automatic Transfer Employee who accepts an offer of employment from the Purchaser, a member of the Purchaser’s Group or an Employer of Record and each Automatic Transfer Employee whose employment transfers to the Purchaser or a member of the Purchaser’s Group shall be a “Transferred Employee” for the purposes of this Agreement.

11.15	If required under applicable Law, collective agreement or contract, with effect from the Closing Date the Purchaser or the applicable member of the Purchaser’s Group shall establish a replacement pension plan (the “Replacement Plan”) for those Employees located in Belgium that provides for the same pension benefits as such Employees are entitled to as at the Closing Date under the Belgian Pension Plans. Where there is no legal requirement to replicate the Belgian Pension Plans, the Purchaser or the applicable member of the Purchaser's Group shall provide the Employees located in Belgium with pension benefits that are equivalent in all material respects with the Belgian Pension Plans if so required by applicable Law, collective agreement or contract. To the extent required under applicable Law, collective agreement or contract, the Seller shall procure that any cash or assets held in the Belgian Pension Plans as at the Closing Date shall be transferred to the Replacement Plan in accordance with the applicable plan rules.

11.16	The Seller shall (or shall cause the applicable member of the Seller’s Group to) pay directly to the Transferred Employees any Accrued Bonus in accordance with the Seller’s Group incentive policy and local Laws following the Closing Date and will deduct, withhold or account for any Taxes required to be deducted, withheld or accounted in relation to such Accrued Bonus to the applicable Tax Authority.

11.17	All direct contact between the date of this Agreement and the Closing Date between the Purchaser or any member of the Purchaser’s Group (including any of its or their directors, employees and representatives) and the Employees and the Seller shall be agreed between the Purchaser and the Seller (such agreement not to be unreasonably withheld, conditioned or delayed).

12.	PERMITS AND CERTIFICATIONS

12.1	From the date of this Agreement until the date that is six (6) months following the Closing Date, the Seller shall, and shall cause each member of the Seller’s Group to, use commercially reasonable efforts to support the Purchaser in good faith to enable to Purchaser to secure for the benefit of the Purchaser and the Business all material permits, licenses, certifications, approvals and registrations issued by any Governmental Entity to the Seller or any member of the Seller’s Group and used exclusively in or required for the importation, marketing, distribution, sale or servicing of the products of the Business.

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13.	POST-CLOSING ACTIONS

13.1	As soon as practicable following the Closing, the Seller and the Purchaser shall jointly issue a notice to customers and suppliers of the Core Business informing them of the Transaction.

13.2	The Seller shall, and shall procure that the Seller Parties shall, and the Purchaser shall, as soon as reasonably practicable, pass to the other all correspondence, information, orders, enquiries and other documentation, items and all money relating to or connected with the Assets or the Business which it receives after Closing relating to such Assets or the Business and which belong to the other.

13.3	Trademarks

(a)	It is expressly agreed that the Purchaser, the Purchaser Parties and any other member of the Purchaser’s Group are not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the Seller’s Marks, including any license to use the Seller’s Marks in any manner and for any purpose, except as expressly provided in this Clause 13.3.

(b)	Except as expressly authorized in, and subject to the terms of, this Clause 13.3, the Purchaser acknowledges and agrees that it shall not use, and shall cause that no member of the Purchaser’s Group uses, the Seller’s Marks in any manner and for any purpose.

(c)	To the extent that any Inventory transferred at Closing includes any finished FWA Products branded by or for the Seller with any Seller’s Marks, including their packaging and their dedicated data sheets, user manuals and technical documentation (the “Branded Products”), the Purchaser and any member of the Purchaser’s Group shall be entitled to sell and distribute such Branded Products under the applicable Seller’s Marks consistent with their branding at Closing for a transitional period commencing on the Closing Date and continuing until the earlier of (i) eighteen (18) months from the Closing Date and (ii) when the Purchaser is commercially and operationally able to transition such products to the Purchaser’s branding in compliance with applicable regulatory, certification and customer requirements (the “Phase-Out Period”).

(d)	To the extent that any FWA Products are supplied during the Term (as defined in Schedule 5) (such products “B2B FWA Products”) pursuant to the Supplier Transition Arrangements (as defined in Schedule 5), they shall be considered Branded Products and the provisions of this Clause 13.3 will apply mutatis mutandis during the Term (as defined in Schedule 5). For the purposes of this Clause 13.3, the Term (as defined in Schedule 5) shall form part of the “Phase-Out Period”.

(e)	During the Phase-Out Period, the Seller shall continue to support the Purchaser’s use of the Seller’s Marks in connection with the sale and distribution of the Branded Products as provided in this Clause 13.3 by permitting continued use of the Seller’s Marks on the Branded Products only.

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(f)	Upon the expiration of the Phase-Out Period, the Purchaser shall promptly cease, and shall cause each member of the Purchaser’s Group to cease, all use of the Seller’s Marks.

13.4	The Purchaser undertakes that from the Closing Date:

(a)	with respect to any sale, supply, transfer or license related to the Business that falls under the scope of Article 12g, 12ga of Council Regulation (EU) No 833/2014, or Article 8g of Council Regulation (EU) No 765/2006 (as the case requires), the Purchaser will not (i) sell, supply, transfer, export or re-export, directly or indirectly any product or service, and (ii) will not sell, supply, transfer, license or sublicense any Intellectual Property to the Russian Federation or Belarus, or for use in the Russian Federation or Belarus;

(b)	the Purchaser will take reasonable steps to ensure that the purpose of this Clause 13.4 is not frustrated by any third parties further down the commercial chain, including by either resellers, sublicensees, or both;

(c)	the Purchaser will set up and maintain monitoring mechanisms reasonably designed to detect conduct by any third parties further down the commercial chain, including by either resellers, sublicensees, or both, that would frustrate this Clause 13.4; and

(d)	the Purchaser will make available to the Seller information concerning compliance with its obligations under this Clause 13.4 within two (2) weeks of the request for information.

13.5	During three (3) year period following Closing (the “Restricted Period”), Seller agrees not to, and to cause each other member of the Seller’s Group not to, anywhere in the world:

(a)	engage in any business that develops, produces or sells the Competing Products (the “Restricted Business”); or

(b)	assist, advise or knowingly facilitate any Restricted Business or otherwise take any action the primary purpose of which is to circumvent the intent of this Clause 13.5 and to conduct the Restricted Business through any Affiliate, joint venture, partnership or other arrangement.

Notwithstanding the foregoing, nothing in this Clause 13.5 shall preclude any member of the Seller’s Group from:

(i)	carrying out ordinary course of business dealings with any party even if such party is engaged in Restricted Business;

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(ii)	owning any non-controlling passive interest in a business, entity or group which is engaged in Restricted Business provided that in case of any publicly traded corporation any member of the Seller’s Group may always own twenty percent (20%) or less of the outstanding voting stock or other publicly traded securities provided, however that these limits shall not apply with respect to the Securities;

(iii)	investing passively in any private investment fund in which the relevant member of the Seller’s Group has no direct or indirect control over the management or decision-making of any portfolio company, business or other person owned by such private investment fund;

(iv)	exercising the rights or performing the obligations of a member of the Seller Group under this Agreement or any other Transaction Document including the performance of any activities of the Seller’s Group relating to the Remaining Customers, Local Business, Care Contracts and refurbishment business;

(v)	engaging in any activities, business or operations of the Seller’s Group and its Affiliates relating to the Excluded Assets, including carrying on any type of business, activity or operation (other than the Business) commenced, or which can be evidenced in writing to be contemplated to be commenced, on or before the date of this Agreement, by any member of the Seller’s Group, (and any reasonably foreseeable enhancements or extensions thereof), including (i) patent licensing business under which licenses are made available by the Seller’s Group among other parties to parties engaged in businesses involving or based on Competing Products; (ii) the activities and business with Corteca suite, ONT as well as mesh and Wi-Fi products and solutions; or (iii) use and sale of any third party products, components and/or solutions, including those included to the FWA Products, that may in the other product and service offering (outside of the Restricted Business) of the Seller’s Group;or

(vi)	take all measures being reasonable or necessary to remedy or mitigate any breach of the Transaction Documents by the Purchaser or any Local Purchaser.

13.6	The Seller acknowledges that the restrictions set forth in Clause 13.5 are reasonable in scope, duration and geographic area and are necessary to protect the goodwill, confidential information and business interests associated with the Assets and the Business transferred to the Purchaser pursuant to this Agreement.

13.7	Supply Right of First Offer

(a)	During the Restricted Period, if the Seller determines that it intends to solicit proposals from, or enter into negotiations with, any third party for the development of any product or device featuring upstream connectivity with both wired and Cellular Radio Access and use, or could use, products or technology that makes up part of the Assets or the Core Business (any such product or device, “ROFO Products”), the Seller shall first offer the Purchaser the opportunity to supply the relevant components with respect to such ROFO Products (the “ROFO Components”) in accordance with this Clause 13.7 (the “Supply ROFO”).

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(b)	The Seller shall promptly deliver to the Purchaser a written notice (the “Supply ROFO Notice”) setting forth in reasonable detail: (i) a description of the ROFO Products that Seller intends to produce and ROFO Components that the Seller intends to procure; (ii) any technical specifications, quality standards, or other requirements applicable to such ROFO Products or ROFO Components; and (iii) any other information, terms and conditions that the Seller considers material to the proposed supply arrangement.

(c)	Following the Purchaser’s receipt of the Supply ROFO Notice, the Seller and the Purchaser shall consult in good faith for a period of one (1) month (the “ROFO Consultation Period”) with a view to agreeing a proposal for the Purchaser to supply the ROFO Components on arm’s length, commercial terms (the “Final ROFO Proposal”), unless the Purchaser notifies the Seller in writing that it does not want, will not, or is unable to supply the ROFO Components.

(d)	If (i) the Purchaser so notifies the Seller it will not participate in the Supply ROFO; (ii) the ROFO Consultation Period expires without the Parties having agreed to a Final ROFO Proposal; or (iii) the Seller reasonably determines in good faith that the Final ROFO Proposal is not commercially acceptable; the Supply ROFO with respect to the relevant ROFO Products shall be deemed completed, and the Seller shall thereafter be free to solicit proposals from, and enter into agreements with, any third party for the supply of such ROFO Products.

(e)	During the ROFO Consultation Period, each of the Seller and the Purchaser shall make available such support and information as may be reasonably necessary to facilitate productive discussions regarding the pricing, specifications, delivery terms, and other commercial terms applicable to the supply of the ROFO Components.

(f)	For the avoidance of doubt, the Supply ROFO shall apply separately to each determination by the Seller to procure ROFO Products from a third party during the Restricted Period, and the exercise or expiration of the Supply ROFO with respect to one such determination shall not affect the Purchaser's rights under this Clause 13.7 with respect to any subsequent determination by the Seller.

(g)	Nothing in this Clause 13.7 shall obligate the Seller to accept any ROFO Proposal or to enter into any agreement with the Purchaser for the supply of ROFO Products. The Seller's sole obligation hereunder is to provide the Supply ROFO Notice and engage in good faith consultations during the ROFO Consultation Period as set forth in this Clause 13.7.

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13.8	Following the date hereof, the Parties shall discuss in good faith with the aim to agree and execute binding definitive agreements by Closing with respect to (i) a partnership between the Seller’s Group and Purchaser’s Group to collaborate to address hybrid 5G and FWA Product RFP slots to carriers and (ii) the Purchaser’s Group purchasing from the Seller’s Group XGS SFU chips to use in hybrid 5G and ONT devices; and (iii) Seller use of 5G in ONT designs for secondary connectivity in WAN use cases in business-to-business segments targeting existing ONT customers. For avoidance of any doubt, any purchases by Seller Group under an agreement entered into pursuant to (iii) above shall be deemed to satisfy the Seller’s obligations under Clause 13.7.

13.9	As soon as practicable after the Closing and issuance of the Stock Consideration, the Purchaser shall cause the Stock Consideration and any Purchaser Common Stock underlying the Warrants to be admitted to listing on NASDAQ. Until the earlier of (a) the third anniversary of the Closing, (b) such date as the Seller no longer owns any of the Stock Consideration or Warrants and (c) the consummation of the liquidation of the Purchaser or a Change of Control (as such term is defined in the Lock-Up Agreement), the Purchaser shall use commercially reasonable efforts to maintain the listing and trading of the Purchaser Common Stock on NASDAQ (or another national securities exchange) and, in accordance therewith, shall use reasonable best efforts to comply in all material respects with the Purchaser’s reporting, filing and other obligations under the rules and regulations of NASDAQ (or such other national securities exchange on which the Purchaser Common Stock is then trading).

13.10	In connection with any sale, assignment, transfer or other disposition of the Stock Consideration by the Seller pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the subsequent purchaser acquires freely tradable shares, if requested by the Seller by notice to the Purchaser, and subject to the receipt by the Purchaser and/or its counsel and the transfer agent, as applicable, of customary representation letters or other documentation from the Seller, the Purchaser shall promptly (and in any event within two (2) Business Days) request that the transfer agent remove, upon such sale or disposition, any restrictive legends related to the book entry account holding such Purchaser Common Stock and make a new, unlegended entry for such book entry Purchaser Common Stock sold or disposed of without restrictive legends. Without limiting the foregoing, promptly following the earliest of such time as such Purchaser Common Stock (i) has been registered under the Securities Act pursuant to an effective registration statement; (ii) has been sold pursuant to Rule 144, or (iii) is eligible for resale under Rule 144(b)(1) or any successor provision without any restriction, the Purchaser shall take all commercially reasonable steps, including delivering to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry shares and causing its counsel to deliver to the Transfer Agent opinions that the removal of such legends may be effected under the Securities Act, to remove any restrictive legends related to the book entry account holding such Purchaser Common Stock and make a new, unlegended entry for such book entry Purchaser Common Stock. The Purchaser shall provide the Seller with written notice of such removal and unlegended entry promptly thereafter.

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13.11	From the issuance of the Stock Consideration until the earlier of (i) five (5) years after the Seller’s shareholding in the Purchaser’s Stock reduces to less than 5% of the issued and outstanding Purchaser’s Stock or (ii) the date on which the Seller holds no interest in the Purchaser’s Stock, the Purchaser shall, upon reasonable request from the Seller from time to time, provide (a) a duly executed certificate satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Purchaser is not, and has not been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of such certificate, and (b) a form of notice from the Purchaser to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for the Seller, as agent for the Purchaser, to deliver such notice form to the IRS on behalf of the Purchaser.

14.	TRANSFERRING CONTRACTS, REMAINING CUSTOMERS AND NON-TRANSFERRING SUPPLIER AGREEMENTS

14.1	Transferring Contracts other than Shared Contracts

The Seller shall, or procure that the Seller Parties shall, with effect from the Effective Time, assign or novate to the Purchaser or the relevant Purchaser Party, or procure the assignment or novation to the Purchaser or the relevant Purchaser Party of, all Transferring Contracts that are capable of assignment or novation without the need for any Third-Party Consent and that are not Shared Contracts.

14.2	Shared Contracts

Each Shared Contract for which the Parties have received consent to (i) the partial assignment of such Shared Contract to the Purchaser or the relevant Purchaser Party or (ii) the split or replication of such Shared Contract for the benefit of the Purchaser or the relevant Purchaser Party shall be deemed to be a Transferring Contract hereunder and, if applicable, the Seller or the relevant Seller Party shall partially assign to the Purchaser or the relevant Purchaser Party as of the Effective Time such contract in accordance with its terms. The Seller or the relevant Seller Party shall not be required to partially assign to the Purchaser or the relevant Purchaser Party, or split or replicate for the benefit of the Purchaser or the relevant Purchaser Party, at the Effective Time any Shared Contract for which consent has not been obtained (each such Shared Contract, a “Retained Shared Contract”).

14.3	Third-Party Consents for Transferring Contracts; Back-to-Back Arrangements

(a)	If any Third-Party Consent for the transfer, assignment or novation of any Transferring Contract has not been obtained prior to the Effective Time with respect to any Transferring Contract (each, a “Retained Transferring Contract”), the Purchaser or the relevant Purchaser Party shall use reasonable best efforts to obtain as soon as practicable following the Effective Time such Third-Party Consent and the Seller or the relevant Seller Party shall provide such cooperation as may be reasonably required to obtain the Third-Party Consent from and after the Effective Time until the date that is twelve (12) months following the Effective Time. In case of a Retained Shared Contract, the Parties agree that such Third-Party Consent shall mean either agreement by the relevant third party (i) to the partial split of a Retained Shared Contract to the Purchaser or the relevant Purchaser Party, (ii) the split or replication of such Retained Shared Contract for the benefit of the Purchaser or the relevant Purchaser Party, or (iii) entry into a new contract with the Purchaser or the relevant Purchaser Party on substantially the same terms as exist under the applicable Retained Shared Contract releasing the Seller or the relevant Seller Party from the Retained Shared Contract.

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(b)	For the duration of the Term (as defined in Schedule 5), the Purchaser or the relevant Purchaser Party shall to the extent permissible under applicable Law and the terms of such Retained Transferring Contract, in accordance with Schedule 5 (x) receive all rights and benefits (including all contractual rights and claims, including those accrued during the Term (as defined in Schedule 5)) under such Retained Transferring Contract, and (y) assume all claims, obligations and liabilities under and economic burden associated with such Retained Transferring Contract, as if such Retained Transferring Contract had been transferred from the Seller or the relevant Seller Party to the Purchaser or the relevant Purchaser Party (as set out in the Asset Distribution Matrix) at the Effective Time, and:

(i)	the Seller or the relevant Seller Party shall hold such Retained Transferring Contract and any monies, goods or other benefits (net of any applicable Taxes) received thereunder as trustee for the Purchaser or the relevant Purchaser Party and their respective successors in title;

(ii)	the Purchaser or the relevant Purchaser Party shall (if such sub-contracting is permissible and lawful under the Retained Transferring Contract in question), as the Seller’s or the relevant Seller Party’s sub-contractor, perform, carry out and complete all the obligations and liabilities of the Seller or the relevant Seller Party under such Retained Transferring Contract and, where sub-contracting is not permissible, the Purchaser or the relevant Purchaser Party shall perform, carry out and complete all the obligations and liabilities of the Seller or the relevant Seller Party under such Retained Transferring Contract as agent for the Seller or the relevant Seller Party and the Purchaser or the relevant Purchaser Party shall perform, carry out and complete all such obligations with at least the same standard of quality, care and speed as applied prior to the Effective Time, it being acknowledged that such performance reflects an interim economic pass-through arrangement pending transfer and does not constitute the provision of remunerated services by the Seller or the relevant Seller Party to the Purchaser or the relevant Purchaser Party;

(iii)	the Purchaser or the relevant Purchaser Party shall indemnify the Seller or the relevant Seller Party with respect to any matters arising out of or in connection with the violation of such Retained Transferring Contract by the Purchaser or the relevant Purchaser Party in carrying out, performing and completing the obligations thereunder;

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(iv)	the Seller or the relevant Seller Party shall provide to the Purchaser or the relevant Purchaser Party such information as both (i) the Purchaser or the relevant Purchaser Party reasonably requires to perform, carry out and complete all the obligations and liabilities under such Retained Transferring Contract and (ii) is reasonably available to and permissible to be provided by the Seller or the relevant Seller Party; and

(v)	the Parties shall reasonably cooperate to enforce the rights under or in relation to the Retained Transferring Contract.

For the avoidance of doubt, the provisions of this Clause 14.3(b) shall prevail over the provisions of Schedule 5. Further, any activities performed by the Seller or any member of the Seller’s Group in connection with the Back-to-Back Arrangements pursuant to this Clause 14.3(b) are performed solely as part of intra-group transitional and operational support and shall not give rise to any service fee, margin or other remuneration between any member of the Seller’s Group and any member of the Purchaser’s Group.

(c)	Nothing in this Agreement shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Transferring Contract.

14.4	Remaining Customers

Following Closing:

(a)	the Seller and the Purchaser will cooperate in good faith and use their reasonable best efforts to direct the Remaining Customers to contract with the Purchaser with respect to the FWA Products from Closing, including by causing such Remaining Customer to (i) enter into new contracts for the FWA Products directly with the Purchaser going forward or (ii) place purchase orders related to the FWA Products directly with the Purchaser; and

(b)	unless and until any contract or purchase order entered into by the Seller or a member of the Seller’s Group with a Remaining Customer with respect to the FWA Products or related services (each, a “Remaining Customer Contract”) is terminated or superseded pursuant to the arrangements set out in Clause 14.4(a) above, the Seller or the applicable member of the Seller’s Group shall purchase Inventory and other services relating to the FWA Products from the Purchaser or the applicable member of the Purchaser’s Group pursuant to the terms and conditions of the Reseller Agreement in order to fulfil the Seller’s Group’s obligations under such Remaining Customer Contract.

14.5	Non-Transferring Supplier Agreements

The Purchaser acknowledges and agrees that none of the provisions of this Clause 14 apply to any of the Supplier Agreements (other than the Dixon Supplier Agreement) (the “Non-Transferring Supplier Agreements”) and the Purchaser undertakes to be responsible for replacing the arrangements under such Non-Transferring Supplier Agreements as soon as practicable following Closing. The provisions of Schedule 5 shall apply to the Non-Transferring Supplier Agreements. The Purchaser acknowledges that the terms and conditions of the Non-Transferring Supplier Agreements are subject to confidentiality obligations and other restrictions under applicable laws or regulations, including competition or antitrust laws, that restrict or prohibit their disclosure to the Purchaser or members of the Purchaser’s Group.

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14.6	Care Contracts and Warranty Services

(a)	Following Closing, (i) Seller shall, and shall procure that the Seller’s Group shall, use commercially reasonable efforts to provide L1, L2 and L3 level service support with respect to the Care Contracts and Warranty Services consistent with past practice during the twelve months prior to the date of this Agreement at no additional cost to the Purchaser, and (ii) Purchaser shall, and shall procure that the Purchaser’s Group shall, use commercially reasonable efforts to provide L4 level service support with respect to the Care Contracts and Warranty Services consistent with past practice during the twelve months prior to the date of this Agreement on a cost plus basis, with a mutually agreed and arm’s length margin, to be agreed in good faith between the Parties prior to Closing, in each case with respect to the FWA Products. The Parties’ obligations under this Clause 14.6(a) shall apply until the later of (i) twelve (12) months following Closing and (ii) the date on which the relevant Care Contract or relevant obligation to provide Warranty Services has been transferred to or replaced by the Purchaser or the Purchaser’s Group and the Seller or the Seller’s Group no longer has any obligations under such Care Contract or in respect of such Warranty Services.

(b)	The Purchaser shall use commercially reasonable efforts to set up its own L1, L2, and L3 level service support for FWA Products as soon as practicable following Closing and the Purchaser shall use reasonable best efforts to split or replicate Care Contracts with respect to FWA Products with Relevant Customers from the date that is twelve (12) months after Closing for the benefit of the Purchaser or the relevant Purchaser Party. For the avoidance of doubt, the Seller’s Group shall be entitled to allow or cause any Care Contracts with respect to FWA Products to terminate at the earlier of (i) the date on which the then-current term of the relevant Care Contract expires or (ii) at any time following twelve (12) months after Closing.

15.	ACCESS TO RECORDS

15.1	From and after the Closing Date, the Purchaser shall retain, in accordance with its document retention policies, the Books and Records and shall, upon reasonable prior written notice and during normal business hours, provide the Seller with reasonable access to such books and records to the extent necessary for the Seller to:

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(a)	comply with applicable Law or any requirement of a Governmental Entity;

(b)	prepare financial statements or Tax Returns relating to any period ending on or prior to the Closing Date;

(c)	respond to any legal proceeding or audit relating to the ownership or operation of the Business or the Assets prior to the Closing Date; or

(d)	verify compliance by the Purchaser’s Group with the provisions of Clause 14 and Schedule 5.

15.2	Such access shall be exercised in a manner that does not unreasonably interfere with the business operations of the Purchaser or any of its Affiliates and shall be subject to the Purchaser’s reasonable confidentiality, security and data protection policies.

15.3	The Seller shall bear all out-of-pocket costs and expenses incurred by the Purchaser in connection with providing such access (including reasonable third-party retrieval and copying costs).

15.4	Notwithstanding the foregoing, the Purchaser shall not be required to:

(a)	provide access to any books and records to the extent relating to Excluded Assets or Excluded Liabilities (unless such books and records are in the possession of a member of the Purchaser’s Group);

(b)	disclose information that is subject to attorney-client privilege, work product protection or other applicable privilege;

(c)	create any new books or records or maintain any books or records beyond the period required under the Purchaser’s standard document retention policies; or

(d)	provide access to the extent such access would reasonably be expected to violate applicable Law or any contractual confidentiality obligation owed to a third party.

15.5	The rights granted to the Seller under this Clause shall expire on the sixth (6th) anniversary of the Closing Date.

15.6	The Purchaser shall prepare, for a period of twenty-four (24) months after the Closing Date, where reasonably requested to do so by the Seller and subject to reimbursement by the Seller of all reasonable expenses of the Purchaser incurred in doing so, financial data in relation to all periods beginning prior to Closing and ending prior to, on or after Closing required for financial accounts, management accounts or statutory accounts of any member of the Seller’s Group and any data to the extent reasonably required for compliance by any member of the Seller’s Group with any applicable Law, any court of competent jurisdiction or any Governmental Entity (including, for the avoidance of doubt, any Tax Authority) which shall each be delivered to the relevant member of the Seller’s Group (as applicable) as soon as reasonably practicable following the relevant request.

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16.	CONDITIONS

16.1	Conditions Precedent

(a)	Mutual Conditions. The respective obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing:

(i)	No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or final unappealable Order that enjoins, restrains, makes illegal, prevents or otherwise prohibits the consummation of the transactions contemplated by this Agreement (and no Action shall have been commenced for the purpose of obtaining any of the foregoing).

(b)	Additional Purchaser Conditions. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Purchaser in its sole discretion:

(i)	Representations and Warranties. (A) the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date), except for any failures to be so true and correct that are de minimis in nature and amount and (B) the Seller Representations other than the Seller Fundamental Representation (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date), except, in the case of paragraph (B) of this Clause 16.1(b)(i), where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller’s Group.

(ii)	Compliance. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(iii)	Certificate. Purchaser shall have received from Seller a certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Clauses 16.1(b)(i) and 16.1(b)(ii) signed by a duly authorized officer of Seller.

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(iv)	No Material Adverse Effect. No Material Adverse Effect on the Business or the Assets shall have occurred.

(c)	Additional Seller Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may be waived, to the extent permitted by applicable Law, in writing by Seller in its sole discretion:

(i)	Purchaser Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date) and (ii) the Purchaser Representations other than the Purchaser Fundamental Representation (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, an Material Adverse Effect on Purchaser’s Group.

(ii)	Compliance. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(iii)	Asset Distribution Matrix. All Assets and Assumed Liabilities shall transfer substantially simultaneously on the Closing Date and the Closing shall occur in accordance with the Asset Distribution Matrix.

(iv)	Certificate. Seller shall have received from Purchaser a certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Clauses 16.1(c)(i), 16.1(c)(ii), and 16.1(c)(v), signed by a duly authorized officer of Purchaser.

(v)	Nasdaq Supplemental Listing Application. Purchaser shall have filed by the applicable deadline a listing of additional shares notification with NASDAQ with respect to the Stock Consideration and any Purchaser Common Stock underlying the Warrant.

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17.	TERMINATION

17.1	This Agreement may be terminated and the transaction contemplated hereby may be abandoned, at any time prior to the Closing only as follows:

(a)	by mutual written agreement of Seller and Purchaser;

(b)	by Seller or Purchaser if the Closing Date shall not have occurred by the Long-Stop Date; provided that the Long-Stop Date may be extended (i) by the Parties’ mutual agreement or (ii) by the Purchaser, in its sole discretion, if the Seller has not delivered the Business Audit to the Purchaser by five (5) Business Days prior to date on which Closing is scheduled to occur, by a period of up to three (3) months (and in case of any such extension, any reference to the Long-Stop Date in any other provision of this Agreement shall be a reference to the Long-Stop Date as extended); provided, however, that the right to terminate this Agreement under this Clause 17.1(b) shall not be available any Party if any action or failure to act by such Party has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)	by Seller or Purchaser if a Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Law or any final non appealable Order permanently enjoining or otherwise prohibiting the Transactions has been issued by a Governmental Entity of competent jurisdiction; provided, however, that the right to terminate this Agreement under this Clause 17.1(c) will not be available to any Party whose actions resulted in any applicable Law or Order that had the effect of restraining, enjoining or otherwise prohibiting the Transactions;

(d)	by Purchaser, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Seller such that the conditions set forth in Clause 16.1(b)(i) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within five (5) Business Days after written notice thereof to Seller; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Clause 16.1(b)(i) or 16.1(b)(ii) for the benefit of Purchaser are incapable of being satisfied on or before the Long-Stop Date; or

(e)	by Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Purchaser such that the conditions set forth in Clause 16.1(c)(i) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within five (5) Business Days after written notice thereof to Purchaser; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Clause 16.1(c)(i) and 16.1(c)(ii) for the benefit of Seller are incapable of being satisfied on or before the Long-Stop Date.

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17.2	Effect of Termination. Any valid termination of this Agreement under Clause 17 will be effective (subject to the cure periods provided above) immediately upon the delivery of a valid written notice of the terminating Party to the other Party. In the event of termination of this Agreement as provided in Clause 17, this Agreement and all rights and obligations hereunder shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser, or their respective Representatives; provided, however, that the Parties shall remain liable for any fraud occurring prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity. Notwithstanding the foregoing, the Continuing Provisions, shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of Clause 17.

18.	CONFIDENTIALITY AND ANNOUNCEMENTS

18.1	Announcements

(a)	With the exception of the Announcements, which shall be made on the date hereof (or on such other date as the Parties may mutually agree), no press release or other public announcement or statement regarding this Agreement, the transactions contemplated hereby or the subject matter hereof shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Clause shall prohibit or restrict the Purchaser, the Seller or any member of the Purchaser’s Group or the Seller’s Group from making any announcement, statement or disclosure:

(i)	that such Party or its Affiliates reasonably determines is required or advisable to comply with any applicable Law, regulation, court order or the requirements of any Governmental Entity or securities exchange, or in connection with any securities offering, financing, investor communication or securities filing (including any filing with the SEC or any applicable securities exchange), or to comply with its disclosure obligations as a publicly traded company, provided that, to the extent reasonably practicable and not prohibited by Law or regulation, such Party shall use commercially reasonable efforts to consult with the other Party in advance regarding the timing, content and form of such announcement, statement or disclosure;

(ii)	to analysts, investors, lenders, financing sources, rating agencies or prospective financing sources, in each case in connection with the transactions contemplated hereby or the operation of the business of such Party or its Affiliates, so long as such communications are consistent in all material respects with prior public disclosures or otherwise do not contain material non-public information not permitted to be disclosed;

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(iii)	that is consistent in all material respects with any prior public disclosure or public statement made in accordance with this Clause (including the Announcements); or

(iv)	to employees, customers, suppliers or other business partners, in each case to the extent reasonably necessary for the implementation, financing, integration or operation of the transactions contemplated hereby, provided that such communications are not inconsistent in any material respect with prior public disclosures made in accordance with this Clause.

18.2	Confidentiality

(a)	The Confidentiality Agreement shall cease to have any force or effect and shall be terminated from the Closing Date, but without prejudice to any prior breaches of the Confidentiality Agreement; provided, however, that if this Agreement is terminated for any reason pursuant to the terms herein prior to the Closing Date, the Confidentiality Agreement will continue in full force and effect.

(b)	Subject to Clause 18.2(c), from the date of this Agreement until two (2) years following the Closing Date:

(i)	each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into any Transaction Document which relates to:

(A)	the existence or the provisions of any Transaction Documents; or

(B)	the negotiations relating to any Transaction Documents;

(ii)	the Seller shall, and shall procure that each Seller Party shall, following Closing, treat as strictly confidential and not disclose or use any information relating to the Business following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser or member of the Purchaser’s Group; and

(iii)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller or any member of the Seller’s Group.

(c)	Clause 18.2(b) shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required to enforce the terms of the Transaction Documents;

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(ii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(iii)	the information was lawfully in the possession of the disclosing Party, members of the Seller’s Group or the Purchaser’s Group, as applicable, or any of its (or the Seller’s Group or the Purchaser’s Group, as applicable) directors, officers, employees, agents, advisers, accounts, auditors and consultants (in each case as evidenced by written records) without any obligation of secrecy or confidentiality prior to its being received or held;

(iv)	the Purchaser and the Seller have given prior written approval to the disclosure or use;

(v)	the information is independently developed after Closing;

(vi)	the disclosure or use is required by Law, Governmental Entity (including HM Treasury) or any recognised stock exchange on which the shares of any Party or any member of the Seller’s Group or the Purchaser’s Group, as applicable, are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that Party or any member of the Seller’s Group or the Purchaser’s Group, as applicable);

(vii)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of any Transaction Document; or

(viii)	the disclosure is made to a Taxation Authority or Tax or professional adviser in circumstances where such disclosure is reasonably necessary for the proper management of the Tax affairs of the disclosing Party, provided that prior to disclosure or use of any information pursuant to Clause 18.2(c)(vi) or Clause 18.2(c)(vii) (except in the case of disclosure to a Taxation Authority), the Party concerned shall promptly notify (to the extent permitted by any applicable Law or regulation) the other Party of such requirement with a view to providing (if reasonably practicable to do so) the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

19.	COSTS AND EXPENSES

Except where this Agreement provides otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the Transaction Documents or otherwise incurred in relation to it with a view to the Transaction.

20.	TRANSFER TAXES

20.1	The Purchaser and the Seller shall each bear fifty percent (50%) of the Transfer Taxes (including relevant costs) where such Transfer Taxes are payable as a result of or in connection with the Transaction. The Purchaser shall (unless mandatory applicable Law prohibits the Purchaser to do so, in which case the Party that is required under applicable Law shall), at the joint expense of the Parties, prepare and file all such necessary Tax Returns with respect to all such Transfer Taxes, promptly provide the other Party such Tax Returns and any related documentation for review and take into account such other Party’s reasonable comments thereto, provided that the Seller shall provide the Purchaser with all information, records and documents reasonably requested by the Purchaser that are reasonably necessary to prepare such Tax Returns within ten (10) Business Days of such request and, to the extent required by applicable Law, each Party shall, and shall cause the members of its Group to, reasonably cooperate in the preparation and execution of any such Tax Returns and the payment of such Transfer Taxes. The Seller shall pay to the Purchaser (or if the Seller is preparing such Tax Returns, the Purchaser shall pay the Seller) at least five (5) Business Days before payment is due by the relevant Tax Authorities, or within ten (10) Business Days of request, whichever is sooner.

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21.	PAYMENTS

21.1	Payment of a sum to the Seller’s Nominated Account or the Purchaser’s Nominated Account, as applicable, shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

21.2	Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the Party entitled to the payment (reasonably in advance and in sufficient details to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

21.3	If the Seller or the Purchaser defaults in the payment when due of any sum payable under any Transaction Document its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of five per cent. (5%) above the base rate from time to time of the Bank of England. Such interest shall accrue from day to day and shall be compounded monthly and shall be paid on demand of the person entitled to it.

22.	VAT

22.1	Other than as set out in Schedule 5, all sums or other consideration payable under or pursuant to this Agreement, including but not limited to the Consideration, shall be exclusive of VAT and any VAT chargeable on such sums or consideration shall be paid, subject to receipt of a valid VAT invoice, in addition to the Consideration or such other sums. The due date for payment of any VAT shall be the same as the due date for payment of the amount or provision of consideration in respect of which the VAT is charged or, if later, promptly upon receipt by the payer of a valid VAT invoice.

22.2	Neither the Seller nor the Purchaser shall, with respect to the Transaction, waive any exemptions from VAT other than with the other Party’s prior written consent.

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22.3	Each Party shall, and shall procure that their nominated affiliate shall, use reasonable efforts to minimise the risk of any irrecoverable VAT costs on the party receiving a supply for VAT purposes from any other party.

23.	WITHHOLDING

Other than as set out in Schedule 5, all sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, except as expressly provided in this Agreement. For the avoidance of doubt, if any withholding or deduction of Taxes is required by applicable law with respect to any payment under this Agreement, including but not limited to the Consideration and any Local Consideration, the amount payable shall be increased so that the net amount received by the receiving Party after such deduction or withholding of Tax under applicable law (including any deduction or withholding from such additional amounts), is the same amount as it would have been had no such deduction or withholding applied. Each Party shall use commercially reasonable efforts to cooperate with the other to minimize or reduce any required withholding of Taxes.

24.	STRADDLE PERIOD

For purposes of this Agreement, in the case of any Liability for Taxes imposed on or with respect to the Assets that are attributable to a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of such Liability for Taxes attributable to the portion of the Straddle Period ending on the Closing Date and the portion attributable to the portion of the Straddle Period beginning on the Closing Date, unless agreed between the Parties in writing otherwise, shall each be determined by multiplying the total amount of such Liability for Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the relevant portion of the Straddle Period and the denominator of which is the total number of calendar days in the entire Straddle Period.

25.	FURTHER ASSURANCE

Each Party shall promptly execute and deliver all documents and take all reasonable steps within their powers as any other Party may reasonably require in order to secure to the other Parties the full benefit of this Agreement.

26.	EFFECT OF CLOSING

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing taking place.

27.	ASSIGNMENT

Other than as expressly permitted in the Transaction Documents, no Party may assign, transfer, create an Encumbrance, declare a trust or otherwise dispose of all or part of its rights, benefits or obligations under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) without the prior written consent of the other Parties. The foregoing shall however not prevent (a) the Seller from transferring its rights and obligations under Schedule 5 to a member of the Seller’s Group (and the Purchaser shall support any such transfer as directed by the Seller and execute and deliver all documents required to effect such transfer); provided that such member of the Seller’s Group agrees to assume the obligations of the Seller, as applicable, thereunder; provided, further, that the Seller shall not be relieved of any liability or obligation thereunder, or (b) the Purchaser, by written notice to the Seller, from transferring all or any portion of its right to receive the Back-to-Back Arrangements to any member of the Purchaser’s Group that participate in the operation of the Business; provided that such member of the Purchaser’s Group shall receive such Back-to-Back Arrangements from the Seller in the same manner as described in Schedule 5 and provided, further, that the Purchaser shall not be relieved of any liability or obligation hereunder. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

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28.	NOTICES

28.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing;

(b)	in English; and

(c)	delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company, or by email to an authorised email address.

28.2	A Notice to the Seller shall be sent to the following address, or to such other person or address as the Seller may notify to the Purchaser from time to time. Notice of any change shall be effective for ten (10) Business Days after it is served:

Nokia Solutions and Networks Oy

Karakaari 7A
FI-02610 Espoo
Finland
Attention: Crispin Vicars and Pasi T. Virtanen
Email: [***]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London
EC2N 4BQ
United Kingdom
Email: Denis.Klimentchenko@skadden.com; Sarah.Knapp@skadden.com
Attention: Denis Klimentchenko; Sarah Knapp

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28.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the other Parties from time to time. Notice of any change shall be effective ten (10) Business Days after it is served:

Inseego Corp.

9710 Scranton Road, Suite 200

San Diego, CA 92121

United States
Email: [***]
Attention: Juho Sarvikas

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
E-mail:     helselm@gtlaw.com

                Jason.Simon@gtlaw.com

Attention:     Michael Helsel

                Jason Simon

28.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at 9.00 a.m. Eastern Time on the second (2nd) Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service if sent recorded delivery;

(b)	at the time of delivery, if delivered by hand or courier; or

(c)	at the time of sending, if sent by email; provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

28.5	A Party shall notify the other Parties of any change to its details in this Clause 28 in accordance with the provisions of this Clause 28; provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

29.	INVALIDITY

29.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

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29.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 29.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 29.1, not be affected.

30.	ENTIRE AGREEMENT

30.1	This Agreement, together with any other documents referred to in it, constitutes the whole agreement between the Parties relating to the subject matter of this Agreement and the Transaction Documents at the date of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

30.2	Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

30.3	A Party’s only right or remedy in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document and no Party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement).

30.4	Nothing in this Clause 30 limits or excludes any liability for fraud.

31.	AGREEMENT PREVAILS

If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, then the provisions of this Agreement shall prevail; provided, however, that if there is any inconsistency between the provisions of this Agreement and any IP Agreement or the SEP Patent License Agreement, then the provisions of such IP Agreement or the SEP Patent License Agreement (as applicable) shall prevail.

32.	VARIATION

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

33.	LANGUAGE

The language of this Agreement and the Transaction envisaged by it is English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the Transaction by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

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34.	NO WAIVER

34.1	No delay or omission by any Party in exercising any right or remedy provided by Law or under this Agreement shall constitute a waiver of such right or remedy.

34.2	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

34.3	Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.

34.4	No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

35.	THIRD-PARTY BENEFICIARIES

35.1	Except as set forth in Clause 10.1 and Clause 14.3(b)(iii), the Parties agree that their respective representations, warranties, covenants, and agreements set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement and, except in the case of fraud, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Parties. This Agreement is not intended to and shall not confer upon any other person any rights or remedies under this Agreement.

35.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

36.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by executing any such counterpart. Any such counterpart, to the extent executed and delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or other means of electronic signature (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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37.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

38.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

38.1	This Agreement (and the other Transaction Documents) and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

38.2	In the event of a dispute, controversy, claim or difference arising out of or in connection with this Agreement, either during its validity or thereafter, each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts), for and on behalf of itself or any of its properties or assets, and nothing in this Clause 38.2 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any dispute, controversy, claim or difference to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arises out of or relating to this Agreement or the Transaction; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Action based on, arising in connection with or relating to this Agreement or the Transaction shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such dispute, controversy, claim or difference was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any dispute, controversy, claim or difference based on, arising out of or relating to this Agreement or the Transaction in any court other than the Chosen Courts. Each Party agrees that a final judgment in any Chosen Courts shall be conclusive and may be enforced in other jurisdictions, either within or outside of the U.S., by suit on the judgment or in any other manner provided by applicable Law. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Clause 38.2, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Clause 28.2. Nothing in this Clause 38.2 shall affect the right of any Party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (x) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Actions based on, arising out of or relating to this Agreement or the Transaction or (y) be deemed to confer rights on any person other than the Parties.

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38.3	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 38.3.

39.	LIMITATION OF LIABILITY

No Party shall be liable for any indirect, consequential or punitive damages, in each case arising from any claim relating to this Agreement or any of the transactions contemplated hereby.

40.	SPECIFIC PERFORMANCE

The Seller and the Purchaser agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and that the Parties shall be entitled to specific performance, injunctive relief or other equitable remedies to enforce the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

41.	CUMULATIVE REMEDIES

41.1	Except as otherwise set forth in Clause 7.3(e), the rights and remedies of the Parties under this Agreement are cumulative and not alternative, and the exercise of any right or remedy by any Party shall not preclude such Party from exercising any other right or remedy available to it, whether at law, in equity, by statute, or otherwise.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

NOKIA SOLUTIONS AND NETWORKS OY

By: /s/ Pasi Virtanen

Name: Pasi T. Virtanen

Title: Authorized Signatory

By: /s/ Miikka Meklin

Name: Miikka Meklin

Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

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INSEEGO CORP.

By: /s/ Steven Gatoff
Name: Steven Gatoff
Title: Chief Financial Officer

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Schedule 1 CLOSING DELIVERABLES

1.	SELLER’S OBLIGATIONS

1.1	On or before the Business Day prior to Closing, the Seller shall deliver or procure to be delivered to the Purchaser the duly executed SEP Patent License Agreement executed by the relevant member of the Seller’s Group.

1.2	At Closing, the Seller shall deliver, procure to be delivered or make available to the Purchaser or the Purchaser Party (as the case may be), subject to Clause 2.4:

(a)	physical possession of all the Assets which are the subject to Closing and which are capable of transfer by delivery with the intent that legal and beneficial title to these Assets passes on such delivery (other than the Transferred Intellectual Property, delivery of which shall be solely governed by the IP Agreements);

(b)	the duly executed IP Transfer and License Agreement;

(c)	the duly executed Trademark Assignment Agreement;

(d)	the duly executed Patent Assignment Agreement;

(e)	the duly executed Transitional Services Agreement;

(f)	the duly executed Local Asset Purchase Agreements (unless otherwise specified therein) signed by the relevant Seller Party;

(g)	the duly executed Reseller Agreement;

(h)	the duly executed Engineering and Supply Chain Support Services Agreement;

(i)	the duly executed Lock-Up Agreement;

(j)	the duly executed Registration Rights Agreement; and

(k)	the duly executed Warrant Instrument.

in each case, where capable of execution and not specified above, executed by all parties thereto other than the Purchaser.

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2.	PURCHASER’S OBLIGATIONS

2.1	On or before the Business Day prior to Closing, the Purchaser shall deliver or procure to be delivered to the Seller the duly executed SEP Patent License Agreement executed by the relevant member of the Purchaser’s Group.

2.2	At Closing, the Purchaser shall:

(a)	comply with its obligations under and in accordance with Clause 3;

(b)	deliver the Stock Consideration to the Seller by book-entry transfer;

(c)	deliver, or procure to be delivered, to the Seller, subject to Clause 2.4:

(i)	the duly executed IP Transfer and License Agreement;

(ii)	the duly executed Trademark Assignment Agreement;

(iii)	the duly executed Patent Assignment Agreement;

(iv)	the duly executed Transitional Services Agreement;

(v)	the duly executed Local Asset Purchase Agreements (unless otherwise specified therein) signed by the relevant Purchaser Party;

(vi)	the duly executed Reseller Agreement;

(vii)	the duly executed Engineering and Supply Chain Support Services Agreement;

(viii)	the duly executed Lock-Up Agreement;

(ix)	the duly executed Registration Rights Agreement; and

(x)	the duly executed Warrant Instrument.

in each case, where capable of execution and not specified above, executed by all parties thereto other than the Seller.

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Schedule 2 FWA PRODUCTS

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Schedule 3 CONSENT MATTERS

1.	ACQUISITIONS, DISPOSALS AND CAPITAL COMMITMENTS

Other than in the ordinary and usual course of trading consistent with past practice and other than with respect to Inventory, sell, lease, transfer, exclusively license out or otherwise dispose of or purchase, lease, license in or otherwise acquire any assets, businesses or undertakings (or any interest therein) whether by a single transaction or by a series of transactions (related or not), including any commitment or agreement to do any of the foregoing, in each case, in excess of €250,000 (individually or in the aggregate during any twelve (12) month period) and that would constitute “Assets” under this Agreement.

This paragraph 1 shall not prohibit or limit the Seller or any member of the Seller’s Group from ordering or purchasing units of products and/or components from Dixon Electro Appliances Private Limited or its affiliates for the Core Business, provided that the number of units so ordered or purchased shall not exceed the number of any corresponding units of products and/or components ordered or purchased from the Seller or a member of the Seller’s Group by Bharti Airtel Ltd. or its affiliates and that such orders or purchases are made in the ordinary course of business consistent with past practice.

2.	AGREEMENTS AND ARRANGEMENTS

2.1	Make or permit any material change in the nature or scope of the Business or discontinue any material line of business of the Business.

2.2	Other than with Relevant Customers, enter into any new customer contracts exclusively in connection with the Core Business with annual expenditures or receipts of more than €500,000, if such contract is not capable of termination within twelve (12) months without payment of any material penalty or termination fee.

2.3	Other than in the ordinary course of business consistent with past practice, make or permit any material changes to the terms and conditions of the Key Supplier Agreements, including any amendment, waiver or termination thereof.

2.4	Enter into or issue any new purchase orders related to the Business pursuant to the Key Supplier Agreements other than in the ordinary course of business consistent with past practice and provided that the annual expenditures or receipts under such purchase orders are consistent with past practice for the applicable Key Supplier Agreement.

2.5	Enter into, amend or terminate any transaction between the Business and any member of the Seller’s Group except in the ordinary course of business consistent with past practice.

3.	INDEBTEDNESS

3.1	Other than with respect to the Transferring Contracts, Inventory or Employee-related expenses:

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(a)	commit itself to any Indebtedness in relation to the Business that would constitute Assumed Liabilities;

(b)	commit itself to any expenditure that would be outside its usual and ordinary course in relation to the Business in excess of €500,000 (individually or in the aggregate) and would constitute Assumed Liabilities; or

(c)	grant, create or allow to arise any Encumbrance over any Asset in connection with the Business (other than (i) charges arising by operation of law in the ordinary and usual course of trading or (ii) Permitted Encumbrances), or agree to do any of the foregoing.

4.	DIRECTORS, EMPLOYEES, REMUNERATION AND INCENTIVES

4.1	Establish any bonus, profit sharing, share option or other incentive scheme (whether legally binding or not) for Employees or materially vary any such scheme which has been established, other than changes that (i) apply equally to all other employees of the relevant member(s) of the Seller’s Group, or (ii) are in accordance with the relevant member(s) of the Seller’s Group’s existing bonus, profit sharing, share option or incentive schemes or its policies and procedures.

4.2	Make any material change to the terms and conditions of employment of any Employee, other than salary reviews and other changes in the ordinary course of business provided that this shall not limit statutory mandated changes and changes pursuant to collective bargaining arrangements.

4.3	Terminate the employment of any Senior Employee other than summarily.

4.4	Induce any Employee to resign their employment in the Business.

4.5	Employ, engage or transfer any person who is not an Employee to work in the Business, other than in the course of business or to fill an Open Role or other vacant role in the Business.

5.	LITIGATION

Initiate, discontinue or settle any litigation or arbitration proceedings with respect to the Assets, the Business or the Assumed Liabilities where the amounts relating to the Assets, the Business or the Assumed Liabilities claimed (either by or against it), together with any costs incurred (or likely to be incurred) by it in connection therewith, exceeds €5,000,000 (exclusive of VAT).

6.	MISCELLANEOUS

6.1	Fail to maintain insurance coverage for the Business and the Assets consistent with past practice.

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6.2	Fail to maintain in full force and effect all permits and licenses issued by any Governmental Entity required for the operation of the Core Business.

6.3	Take or fail to take any action, other than in the ordinary course of business consistent with past practice, that would reasonably be expected to (a) result in a material decrease in the value of the Assets or the Business, or (b) result in a material increase in the Assumed Liabilities, in each case as compared to the condition of the Assets, the Business and the Assumed Liabilities as of the date of this Agreement.

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Schedule 4 EXCLUDED ASSETS

1.	Any assets, properties or rights owned or held by the Seller or the Seller Parties or any member of the Seller’s Group that are not specifically listed in Clause 2.1;

2.	The Local Business;

3.	The Supplier Agreements (other than the Dixon Supplier Agreement);

4.	Corporate Functions;

5.	All Trade Receivables (other than any Adjustment Items) and other receivables and amounts owing to the Seller or any member of the Seller’s Group in respect of the Business as of the Closing Date (whether or not invoiced);

6.	Fair value accruals relating to the Business as of the Closing Date;

7.	Cash;

8.	Each of the Seller’s and the Seller Parties’ accounts and accounting records other than the Books and Records;

9.	The goodwill, custom, and connections of the Seller or any member of the Seller’s Group, including Seller’s Marks and any other right to use the trade name “Nokia”;

10.	Any Tax or Reliefs relating to the Seller’s Group;

11.	The benefit of any and all insurance claims and repayments arising from or are related to any casualty or liability affecting the Excluded Assets or the Excluded Liabilities;

12.	Any investments held by the Seller or any Seller Party in the securities of another company, undertaking or body corporate or membership in any partnership;

13.	All rights of the Seller’s Group under this Agreement and any other Transaction Document, and any records prepared in connection with the Transaction, including bids received from other persons and analyses relating to the Business and the Assets prepared in connection with the Transaction;

14.	Any Intellectual Property, other than the Assigned Intellectual Property, the Assigned Trademark and the Assigned Patents;

15.	the Care Contracts; and

16.	the Seller’s Group’s refurbishment business, including with respect to FWA Products.

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Schedule 5 BACK-TO-BACK ARRANGEMENTS

[***]

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Schedule 6 ENGINEERING TRANSITION SUPPORT AND PROFIT SHARING ARRANGEMENTS

1.	ENGINEERING TRANSITION Support Payments

1.1	No later than the date that is ten (10) Business Days prior to the first day of each of the four (4) Quarterly Periods immediately following Closing, the Seller shall pay to the Purchaser the amount listed in listed in Part 1.1 of Schedule 6 of the Disclosure Letter (each, the “Quarterly Engineering Transition Support Payment”).

1.2	Subject to the Engineering Transition Support Cap, for each of the four (4) Quarterly Periods immediately following Closing:

(a)	if EBITDA for the relevant Quarterly Period is less than $0:

(i)	the Seller shall pay to the Purchaser an amount equal to (x) the difference between the EBITDA for the relevant Quarterly Period and $0 (expressed as a positive number) minus (y) the Quarterly Engineering Transition Support Payment; or

(ii)	the Purchaser shall pay to the Seller an amount equal to (y) the Quarterly Engineering Transition Support Payment minus (x) the difference between the EBITDA for the relevant Quarterly Period and $0 (expressed as a positive number)

(each Quarterly Engineering Transition Support Payment as adjusted by this paragraph 1.2(a), an “Engineering Transition Support Payment”); and

(b)	if EBITDA for the relevant Quarterly Period is equal to or greater than $0, the Purchaser shall pay to the Seller an amount equal to the Quarterly Engineering Transition Support Payment previously received for the applicable Quarterly Period.

1.3	ENGINEERING TRANSITION SUPPORT CAP

The aggregate of all Engineering Transition Support Payments payable by the Seller to the Purchaser shall not exceed the amount listed in Part 1.3 of Schedule 6 of the Disclosure Letter (the “Engineering Transition Support Cap”), and the Seller shall have no obligation to pay Engineering Transition Support Payment beyond the Engineering Transition Support Cap to the extent that the aggregate amount of all Engineering Transition Support Payments for the four (4) Quarterly Periods exceeds the Engineering Transition Support Cap.

2.	PROFIT SHARING ARRANGEMENT

2.1	For each of (i) the twelve (12) months immediately following the first anniversary of Closing (“First Period”) and (ii) the twelve (12) months immediately following the second anniversary of Closing (“Second Period” and with the First Period, the “Profit Sharing Period”):

(a)	if (and only if) Revenue for the twelve (12)-month period preceding the start of the relevant Profit Sharing Period is greater than (1) with respect to the First Period, the USD Equivalent of the amount listed in Part 2.1(a)(1) of Schedule 6 of the Disclosure Letter or (2) with respect to the Second Period, the USD Equivalent of the amount listed in Part 2.1(a)(2) of Schedule 6 of the Disclosure Letter ((1) and (2), the “Revenue Threshold”), and EBITDA for the relevant Profit Sharing Period is greater than $0, the Purchaser shall pay to the Seller an amount equal to (each such payment, a “Profit Sharing Payment”) fifty percent (50%) of such EBITDA for such Profit Sharing Period; or

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(b)	if (and only if) Revenue for the twelve (12)-month period preceding the start of the relevant Profit Sharing Period is equal to or less than the Revenue Threshold but greater than (1) with respect to the First Period, the USD Equivalent of the amount listed in Part 2.1(b)(1) of Schedule 6 of the Disclosure Letter or (2) with respect to the Second Period, the USD Equivalent of the amount listed in Part 2.1(b)(2) of Schedule 6 of the Disclosure Letter ((1) and (2), the “Revenue Floor”) and EBITDA for the relevant Profit Sharing Period is greater than $0, the Purchaser shall pay to the Seller a Profit Sharing Payment equal to twenty-five percent (25%) of such EBITDA for such Profit Sharing Period; or

(c)	if (and only if) Revenue for the twelve (12) month-period preceding the start of the relevant Profit Sharing Period is equal to or less than the Revenue Floor or the EBITDA for the Profit Sharing Period is equal to or less than $0, the Purchaser shall not pay any amount to the Seller;

3.	CALCULATION OF EBITDA AND EBITDA Protections

3.1	For the purposes of this Schedule 6:

(a)	“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the Business;

(i)	EBITDA shall be calculated in accordance with the Purchaser’s accounting policies except for paragraphs 3.1(a)(ii), (iii) and (iv) below. In calculating EBITDA, all direct costs of the Business shall be included, as well as indirect costs (including those related to information technology, human resources, finance and accounting and any other corporate costs) associated with operating the Business;

(ii)	EBITDA shall exclude any one-time transaction costs related to acquisitions, divestitures and/or joint ventures entered into by the Business;

(iii)	EBITDA shall be stated in dollars;

(iv)	if, following Closing, the Purchaser adopts any accounting policies, principles or practices that would have an effect on EBITDA for the relevant Quarterly Period or Profit Sharing Period, as applicable, such EBITDA for such Quarterly Period or Profit Sharing Period, as applicable, shall be adjusted to remove the effect of such accounting policy changes, such that EBITDA is calculated as if the accounting policies, principles or practices in effect at Closing had continued to apply; and

(b)	“Revenue” shall mean gross revenue attributable to the Business; and

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(c)	“USD Equivalent” shall mean an amount in dollars equal to (i) the relevant Euro amount multiplied by (ii) the applicable exchange rate, being the arithmetic average of the spot rates of exchange for the conversion of dollars into Euros (expressed as the number of dollars per one Euro) for each of the 365 calendar days in the twelve (12) months period preceding the start of the relevant Profit Sharing Period, as published by Bloomberg (or any successor service) for the USD/EUR currency pair (using the closing mid-market rate) on each such day; provided that, if any such rate is not available for a particular day, the rate for that day shall be the most recently published rate prior to such day.

3.2	The Purchaser undertakes that, from Closing until the end of the Profit Sharing Period, it shall not, and shall cause each member of the Purchaser’s Group not to, take any deliberate action or deliberately omit to take any action for the primary purpose of avoiding or artificially reducing EBITDA or any Profit Sharing Payment payable, or artificially increasing any Engineering Transition Support Payment payable.

4.	FINANCIAL STATEMENTS

4.1	(a) No later than ten (10) Business Days after the financial statements for the Quarterly Periods referred to in paragraph 1.1 are filed with the SEC or to the extent Purchaser does not have an obligation to file financial statements for the relevant Quarterly Period, thirty (30) Business Days after the end of the relevant Quarterly Period, the Purchaser shall deliver or make available to the Seller a written statement (each, a “Quarterly Financial Statement”) setting out the EBITDA for the relevant Quarterly Period and the amount of any proposed Engineering Transition Support Payment payable. (b) No later than thirty (30) Business Days following the end of each Profit Sharing Period, the Purchaser shall deliver or make available to the Seller a written statement (each, an “Annual Financial Statement”, together with the Quarterly Financial Statements, each, a “Financial Statement”) setting out the Revenue for the twelve (12)-month period preceding the start of the relevant Profit Sharing Period, EBITDA for the relevant Profit Sharing Period and the amount of any proposed Profit Sharing Payment payable.

4.2	In order to enable the Seller to review each Financial Statement, the Purchaser shall (and shall procure that each member of the Purchaser’s Group shall), promptly upon written request by the Seller, (i) make available to the Seller and its advisers such books and records relating to the Business as the Seller may reasonably request and (ii) provide the Seller and its advisers with reasonable access to documents or information and finance personnel of the Business as requested by the Seller during normal working hours and in a manner that does not interfere with the normal business operations of any of the Purchaser’s Group or the Business.

4.3	No later than fifteen (15) Business Days after receipt of a Financial Statement (the “Review Period”), the Seller shall notify the Purchaser that either:

(a)	such Financial Statement is agreed on the basis provided by the Purchaser; or

(b)	such Financial Statement is not agreed, in which case such notice (the “Dispute Notice”) shall set out in reasonable detail: (1) those matters with which the Seller disagrees (the “Disputed Matters”); (2) to the extent reasonably practicable, the quantum of the Disputed Matters; and (3) the reasons for the Disputed Matters;

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provided that such Dispute Notice may only include objections based on whether (i) the applicable amounts set forth on the Financial Statement were prepared in a manner inconsistent with the provisions of this Agreement, including this Schedule 6, or (ii) there were mathematical errors in the computation of any amount set forth in the Financial Statement, as applicable. If the Seller fails to deliver the Dispute Notice before the expiration of the Review Period, the Financial Statement and the Engineering Transition Support Payment or Profit Sharing Payment reflected in the Financial Statement will be deemed to have been accepted by the Seller.

4.4	If the Seller delivers a Dispute Notice, the Purchaser and the Seller shall use reasonable best efforts to discuss and resolve the Disputed Matters and agree to a revised draft of the relevant Financial Statement within ten (10) Business Days after receipt of the Dispute Notice (the “Adjustment Period”).

4.5	If the Disputed Matters are agreed in writing within the Adjustment Period, the relevant Financial Statement (as so amended) shall be final and binding.

4.6	If the Disputed Matters are not agreed within the Adjustment Period, within ten (10) Business Days following the end of the Adjustment Period, the Purchaser or the Seller may refer the determination of the remaining Disputed Matters to the Independent Accountant for determination in accordance with paragraph 5 of this Schedule 6.

5.	DETERMINATION BY AN INDEPENDENT ACCOUNTANT

5.1	The Independent Accountant shall determine any Disputed Matters on the following basis:

(a)	the Independent Accountant shall act as an expert and not as an arbitrator;

(b)	in making its decision, the Independent Accountant shall apply the provisions of this Schedule 6;

(c)	except to the extent that the Seller and the Purchaser agree otherwise, the Independent Accountant shall determine its own procedure, but the procedure of the Independent Accountant shall:

(i)	give each Party a reasonable opportunity to make written and oral representations;

(ii)	require that each Party supply to the other Party a copy of any written representations at the same time as they are supplied to the Independent Accountant; and

(iii)	give each Party a reasonable opportunity to comment in writing on each other’s submission to the Independent Accountant after receiving that submission, following which they shall not be entitled to make further statements or submissions other than in response to a request from the Independent Accountant; and

(d)	the Independent Accountant’s costs (including any fees and costs of any advisers appointed by the Independent Accountant) shall be borne pro rata based on the Independent Accountant’s determination of the relevant Disputed Matters as compared between the Seller’s position and the Purchaser’s position.

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5.2	The Independent Accountant shall not make:

(a)	a determination that is outside the range proposed by the Seller and the Purchaser and is higher than the highest amount or lower than the lowest amount of any Disputed Matter; or

(b)	any other determination or decision, or make any adjustment, concerning the relevant Financial Statement which does not directly relate to the Disputed Matters.

5.3	Each of the Seller and the Purchaser shall cooperate with the Independent Accountant and shall comply with all reasonable requests made by the Independent Accountant in connection with the carrying out of its duties. In particular, but without limitation, each of the Seller and the Purchaser shall procure that the Independent Accountant is provided with all information reasonably required by the Independent Accountant in relation to the Business and/or which was used in the preparation of the relevant Financial Statement, and the Independent Accountant shall be entitled (to the extent it considers appropriate) to base its determination on such information and on the accounting and other records of the Business.

5.4	The determination of the Independent Accountant shall be:

(a)	made as soon as is reasonably practicable, and in any event within fifteen (15) Business Days after the date of appointment;

(b)	made in writing and include reasons for each relevant determination;

(c)	sent simultaneously by the Independent Accountant to the Seller and the Purchaser by email to addresses provided by them for such purpose; and

(d)	final and binding on the Parties in respect of any Disputed Matter (save in the event of fraud or manifest error),

and the relevant Financial Statement (as applicable) (amended as determined by the Independent Accountant) shall, for the purposes of this Schedule 6, be treated as final and binding on the date on which the Independent Accountant’s determination is sent to the Seller and the Purchaser.

5.5	The Seller and the Purchaser shall require that the Independent Accountant and its advisers agree to keep confidential all information and documents provided to them pursuant to this Schedule 6, and use or disclose such information and documents solely in connection with the Independent Accountant’s proceedings and determination of the Disputed Matters.

6.	Payments of ENGINEERING TRANSITION SUPPORT PAYMENTS OR PROFIT SHARING PAYMENTS

6.1	Payment of the Engineering Transition Support Payments or Profit Sharing Payments will be due (a) within five (5) Business Days after acceptance of the relevant Financial Statement or (b) if the Seller sends a Dispute Notice to the Purchaser with respect to such Financial Statement, then within five (5) Business Days after the resolution described in paragraph 4 and paragraph 5 above. Payment of the Engineering Transition Support Payments or Profit Sharing Payments will be made by wire transfer of immediately available funds to the Purchaser’s Nominated Account or the Seller’s Nominated Account, as the case may be.

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Schedule 7 POST-CLOSING ADJUSTMENT

1.	POST-CLOSING ADJUSTMENT

1.1	No later than five (5) Business Days prior to the Closing Date, the Seller shall prepare or cause to be prepared and deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate of the Adjustment Items as of Closing calculated in accordance with the Accounting Principles and each without giving effect to the transactions contemplated hereby, and each based on the Seller’s books and records and other information available at Closing. An illustrative example of the Estimated Closing Statement as at March 31, 2026 is set forth in Annex A.

1.2	Within forty-five (45) days following Closing, the Purchaser shall prepare and deliver to the Seller a statement based exclusively on the facts and circumstances as they exist as of the Closing (the “Final Closing Statement”) setting forth its calculation of the Adjustment Items and its calculation of an amount equal to the net amount (positive or negative) of the Adjustment Items (the “Final Post-Closing Adjustment Amount”).

1.3	The provisions of paragraph 4 and paragraph 5 of Schedule 6 of the Agreement shall apply mutatis mutandis to the Parties with respect to the Final Closing Statement.

2.	Payments of POST-Closing adjustmeNT

2.1	Payment of the Final Post-Closing Adjustment Amount will be due (a) within five (5) Business Days after acceptance of the Final Closing Statement or the expiration of the Review Period, if Seller has not set a Dispute Notice or (b) if the Seller sends a Dispute Notice to the Purchaser with respect to such Final Closing Statement, then within five (5) Business Days after the resolution with respect to paragraph 4 and paragraph 5 of Schedule 6. Final Post-Closing Adjustment Amount shall be paid:

(a)	If the Final Post-Closing Adjustment Amount is less than zero, the Seller shall pay to the Purchaser the Final Post-Closing Adjustment Amount (as a positive number) plus the Open Roles Payment Amount.

(b)	If the Final Post-Closing Adjustment Amount is greater than zero, the Purchaser shall pay to the Seller the Final Post-Closing Adjustment Amount minus the Open Roles Payment Amount, provided that if the Final Post-Closing Adjustment Amount minus the Open Roles Payment Amount, is a negative number then Seller shall pay such resulting amount to the Purchaser.

Any payment required under paragraph 2(a) or paragraph 2(b) (as applicable) will be made by wire transfer of immediately available funds to the Purchaser’s Nominated Account or the Seller’s Nominated Account (as applicable).

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ANNEX A TO SCHEDULE 7

[***]

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Schedule 8 BOOKS AND RECORDS

[***]

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Schedule 9 CARVE-OUT FINANCIAL INFORMATION

[***]

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Schedule 10 ASSET DISTRIBUTION MATRIX

[***]

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Schedule 11 PURCHASER PARTIES JURISDICTIONS

[***]

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Schedule 12 Product Roadmap

[***]

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EXHIBIT A IP Transfer and License Agreement

[***]

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EXHIBIT B Trademark assignment agreement

[***]

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EXHIBIT C patent assignment agreement

[***]

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EXHIBIT D SEP Patent License agreement

[***]

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EXHIBIT E Transitional services agreement

[***]

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EXHIBIT F Engineering and Supply Chain Support Services Agreement

[***]

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EXHIBIT G Lock-up agreement

See attached.

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LOCK-UP AGREEMENT

[●], 2026

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Re: Lock-Up Agreement

Ladies and Gentlemen:

This lock-up agreement (this “Agreement”) is being delivered to you in accordance with that certain (i) Asset Purchase Agreement (the “Purchase Agreement”) and (ii) Subscription Agreement (the “Subscription Agreement”), each dated April 30, 2026, and entered into by and between Inseego Corp., a Delaware corporation (the “Company”), and Nokia Solutions and Networks Oy, a company organized under the laws of Finland (the “Seller”). Unless otherwise specified, capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Purchase Agreement.

As a condition to the Company’s obligation to consummate the transactions contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.        Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Lock-Up Securities (as such term is defined below), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until (i) with respect to 50% of the Stock Consideration, 50% of the Warrants (and shares of Purchaser Common Stock issued or issuable upon exercise thereof), and 50% of the Shares (as such term is defined in the Subscription Agreement), in each case calculated as of the date hereof, one (1) year following the Closing Date, and (ii) with respect to the remaining 50% of the Stock Consideration, 50% of the Warrants (and shares of Purchaser Common Stock issued or issuable upon exercise thereof), and 50% of the Shares, in each case calculated as of the date hereof, two (2) years following the Closing Date (as applicable, the “Lock-Up Period”). As used herein, “Lock-Up Securities” means the Stock Consideration, the Warrants, the warrant to be issued pursuant to the terms of the Subscription Agreement (the “Subscription Warrant”), the Shares (as such term is defined in the Subscription Agreement), the shares of Purchaser Common Stock issued or issuable upon exercise of the Warrants or the Subscription Warrant and any other securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of any of the foregoing securities.

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2.        The restrictions set forth in Section 1 with respect to the Lock-Up Securities shall not apply to:

(i)                    in the case of an entity, Transfers to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned;

(ii)                    in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)                    Transfers pursuant to a liquidation, merger, consolidation, third-party tender offer, stock exchange or other similar transaction which is made to all, or substantially all, holders of Common Stock or otherwise involves or results in all, or substantially all, of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(iv)                    (A) Pledges to any third-party pledgee in a bona fide, arm’s length transaction, to the extent required as collateral to secure obligations pursuant to lending arrangements between such third party and the Securityholder and/or its affiliates, and (B) Transfers to any such third-party pledgee as a result of such Pledge;

(v)                    Transfers to effect the exercise of the Warrants or the Subscription Warrant (including by way of ‘cashless’ exercise), including any transfer for the payment of taxes due as a result of the exercise of the Warrants or the Subscription Warrant, provided that the shares of Common Stock received upon such exercise shall be subject to the terms of this Lock-Up Agreement;

(vi)                    Transfers to the Company in connection with the conversion or reclassiﬁcation of the outstanding equity securities of the Company, provided that any such securities received upon such conversion or reclassification shall be subject to the terms of this Lock-Up Agreement; and

(vii)                    Transfers pursuant to an order of a court or regulatory agency or otherwise to comply with applicable laws or regulations.

provided, however, that in the case of clauses (i), (ii) or (iv)(B), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by these Transfer restrictions. For purposes hereof, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Securities shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries to a third-party purchaser; (b) a sale resulting in a majority or more of the voting power of the Company being held by a Person or a “group” (within the meaning of the Exchange Act) that did not own a majority of the voting power of the Company prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

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3.        For the avoidance of any doubt, the Securityholder shall retain all of its rights as a stockholder of the Company during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

4.        If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and the Company and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Securities as an equity holder of the Company for any purpose.

5.        During the applicable Lock-up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF [●], 2026, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

After the expiry of each applicable Lock-up Period, the Company shall promptly take, and shall cause to be taken, all steps and actions that may reasonably be requested by the Securityholder or the Company’s transfer agent in order to cause the removal of any restrictive legends regarding the restrictions contained in this Agreement relating to the relevant Lock-Up Securities.

6.       Notwithstanding the contrary, the Company hereby acknowledges and agrees that the Securityholder shall not be deemed an “Insider” or a “Pre-Clearance Person” under the Company’s insider trading policy, as in effect from time to time, in each case, as defined therein, and that the restrictions, limitations and other procedures under the Company’s insider trading policy, as in effect from time to time, shall not apply to the Securityholder, in each case as a result of the Securityholder’s acquisition or ownership of the Lock-Up Securities.

7.        This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

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8.        No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

9.        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. Any suit, action or other proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. Each party agrees to commence any action, suit or proceeding relating thereto in the Delaware Chancery Court. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

10. This Agreement shall terminate on the expiration of the Lock-up Period.

[Signature Page Follows]

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Very truly yours,

Name of Securityholder:

Signature:
Name: _______________________________
Title: ________________________________

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EXHIBIT H Registration Rights Agreement

See attached.

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REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026 by and between Inseego Corp., a Delaware corporation (the “Company”), and Nokia Solutions and Networks Oy, a company incorporated under the laws of Finland (the “Stockholder”).

WHEREAS, pursuant to the terms of that certain (i) Asset Purchase Agreement (the “Purchase Agreement”) and (ii) Subscription Agreement (the “Subscription Agreement”), each dated April 30, 2026, between the Company and the Stockholder, the Company is issuing to the Stockholder, on the date hereof, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants”); and

WHEREAS, the Purchase Agreement provides that the Company and the Stockholder will enter this Agreement, to provide the Stockholder with certain registration rights under the Securities Act of 1933, as amended (the “1933 Act”)

NOW, THEREFORE, the parties hereby agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“1933 Act” has the meaning set forth in the Recitals to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person, as such terms are used in and construed under Rule 405 promulgated under the 1933 Act.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allowed Delay” has the meaning set forth in Section 2(c).

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Control” (including the terms “controlling”, “controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Cut Back Shares” has the meaning set forth in Section 2(d).

“Effectiveness Period” has the meaning set forth in Section 2(c).

“Filing Deadline” means the Demand Registration Statement Filing Deadline or the Initial Filing Deadline, as applicable.

“Investors” means the Stockholder and any Affiliate or permitted transferee of any Investor who is a subsequent holder of Registrable Securities.

“Lock-Up Agreement” has the meaning given to such term in the Purchase Agreement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Register”, “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means (i) the shares of Common Stock issued pursuant to the Purchase Agreement or the Subscription Agreement, (ii) all shares of Common Stock then issued or issuable upon exercise of any Warrants issued pursuant to the Purchase Agreement or the Subscription Agreement, (iii) all shares of Common Stock and securities exchangeable for or convertible into shares of Common Stock acquired by the Stockholder or its Affiliate from the Company in other private placement transactions in reliance on an exemption from the registration requirements of the 1933 Act and (iv) any other shares of Common Stock issued as a result of any stock split or subdivision, stock dividend, recapitalization, exchange or similar event or other distribution with respect to, in exchange for or in replacement of any of the foregoing shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) upon the first to occur of (A) a Registration Statement with respect to the sale of such Registrable Securities being declared effective by the SEC under the 1933 Act and such Registrable Securities having been disposed of or transferred by the holder thereof in accordance with such effective Registration Statement; (B) such Registrable Securities having been previously sold or transferred in accordance with Rule 144 (or another exemption from the registration requirements of the 1933 Act); and (C) such Registrable Securities become eligible for resale pursuant to Rule 144, without volume, manner-of-sale or other restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), and, in the case of this clause (C), the Stockholder, together with its Affiliates, beneficially owns less than 3% of the then-outstanding shares of Common Stock of the Company, assuming the exercise of all Warrants.

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“Registration Information Notice” has the meaning set forth in Section 4(a).

“Registration Statement” means any registration statement of the Company under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post- effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

“Required Investors” means the Investors holding a majority of the Registrable Securities outstanding from time to time.

“Restriction Termination Date” has the meaning set forth in Section 2(d).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 415” has the meaning set forth in Section 2(d).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Restrictions” has the meaning set forth in Section 2(d).

“Stockholder(s)” has the meaning set forth in the Preamble of this Agreement.

“Subscription Agreement” has the meaning set forth in the Recitals to this Agreement.

“Warrants” has the meaning set forth in the Recitals to this Agreement.

2.	Registration.

(a)            Initial Registration Statement. Within one year of the date hereof (the “Initial Filing Deadline”), the Company shall prepare and file with the SEC an initial Registration Statement (the “Initial Registration Statement”) on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of Registration Statement as is then available to effect a registration for resale of the Registrable Securities) covering the resale of all of the Registrable Securities on a delayed or continuous basis which, for the avoidance of doubt, may also register the sale of primary securities. Subject to any SEC comments, a Registration Statement filed pursuant to this Section 2 shall provide for all legally permitted methods or combinations of methods of disposition of Registrable Securities, including, without limitation, firm commitment underwritten public offerings, bought deals, block trades, overnight transactions, sales in connection with hedging transactions, short sales, direct sales, transactions on an agency basis, privately negotiated transactions, open market sales, “at the market” offerings and purchases or sales by brokers. Such Registration Statement filed pursuant to this Section 2 also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Initial Registrable Securities. Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their respective counsel for their review and comment at least five (5) Business Days prior to its filing or other submission. In no event shall an Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that an Investor be identified as a statutory underwriter in the Registration Statement, such Investor will have the right, at its sole discretion, to withdraw from the Registration Statement. Notwithstanding anything to the contrary herein, an Investor’s sale or other transfer of Registrable Securities pursuant to the Registration Statement shall be subject to the restrictions contained in the Lock-Up Agreement.

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(b)            Demand Registration. If at any time following the effectiveness of the Initial Registration Statement contemplated by Section 2(a), thereafter the Company ceases to have an effective Registration Statement covering the resale of all the Registrable Securities during the Effectiveness Period relating to the Initial Registration Statement, upon written notice to the Company (a “Demand Request”) delivered by an Investor requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act of any or all of the Registrable Securities beneficially owned by such Investor, the Company shall, as promptly as practicable and no later than thirty (30) days as of the Company’s receipt of the applicable Demand Registration Request (the “Demand Registration Statement Filing Deadline”), file a Registration Statement with the SEC with respect to the Registrable Securities specified in the Demand Request. Nothing in this Section 2(b) shall relieve the Company of its obligations under, or shall be deemed a waiver by any Investor of its rights under, Section 2(a). Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their respective counsel for their review and comment at least five (5) Business Days prior to its filing or other submission.

(c)            Expenses. The Company will pay all fees and expenses associated with any registration of Registrable Securities pursuant to this Agreement, including, without limitation, (i) filing, printing, mailing and delivery fees and expenses and any other fees and expenses associated with a Registration Statement, Prospectus or other filings made with the SEC, FINRA or any other regulatory authority, (ii) the fees and expenses of the Company’s counsel, (iii) fees and expenses of the Company’s transfer agent, registrar, accountant and auditor (including such fees and expenses relating to “comfort letters”, if any), (iv) the fees and disbursements of underwriters, if any, other than underwriter discounts, commissions and fees relating to the sale by an Investor of its Registrable Securities, (v) costs associated with clearing the Registrable Securities for sale under applicable securities or “blue sky” laws and listing fees and (v) in the case of an Underwritten Offering, analyst, investor presentation or “road show” expenses of the Company and the underwriters, if any. In no event shall the Company be responsible for any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the sale by an Investor of its Registrable Securities. Except as provided in this Section 2(c) and Section 5 hereof, the Company shall not be responsible for legal fees incurred by holders of Registrable Securities in connection with the Registration Statement or the performance of their rights and obligations under this Agreement.

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(d)            Effectiveness. The Company shall use reasonable best efforts to (i) have any Registration Statement filed pursuant to this Section 2 declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) ninety (90) calendar days following the filing if the SEC notifies the Company that it will “review” the Initial Registration Statement and (y) five (5) Business Days after the date the Company is notified in writing by the SEC that such Initial Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”) and (ii) keep or cause such Registration Statement to remain continuously effective and current until such time as all Registrable Securities covered thereby have been sold or distributed in accordance with the intended method or methods of distribution by the sellers thereof, or otherwise no longer constitute Registrable Securities (including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending such Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder) (the “Effectiveness Period”). The Company shall notify the Investors by e-mail as promptly as practicable, and in any event, within one (1) Business Day, after the Registration Statement is declared effective or is supplemented and shall simultaneously provide the Investors with access to a copy of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. In the event the Company files a Registration Statement on Form S-1 or a Registration Statement other than Form S-3, the Company shall use its reasonable best efforts to convert such Registration Statement to a Registration Statement on Form S-3 as promptly as practicable after the Company is eligible to use Form S-3.

(e)            Allowed Delay. On no more than two (2) occasions and for a period of not more than thirty (30) consecutive days and for a total of not more than sixty (60) days, in each case in any twelve (12) month period, the Company may suspend the use of any Prospectus included in the Registration Statement contemplated by Section 2(c) in the event that the Company determines in good faith, and upon advice of legal counsel, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time would not be, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided that the Company shall promptly (i) notify the Investors in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investors) disclose to the Investors any material non-public information giving rise to an Allowed Delay, (ii) advise the Investors in writing to cease all sales under the applicable Registration Statement until the end of the Allowed Delay and (iii) use reasonable best efforts to terminate an Allowed Delay as promptly as practicable, and in any event no later than the earlier of (x) the expiration of the periods set forth in this Section 2(e) and (y) the date on which the circumstances giving rise to the relevant Allowed Delay shall have ceased.

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(f)             Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act (“Rule 415”) (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities) or requires any Investor to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) use commercially reasonable efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter”. The Investors shall have the right, at their sole expense, to select one legal counsel designated by the holders of the majority of the Registrable Securities proposed to be included in such Registration Statement to review any registration and participate in any matters pursuant to this Section 2(f), including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the Investor or their counsel reasonably objects. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2(f), the SEC refuses to alter its position, the Company shall (A) remove from such Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (B) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor. Any cut-back imposed on the Investors pursuant to this Section 2(d) shall be allocated among the Investors on a pro rata basis and shall be applied first to any of the Registrable Securities of such Investor as such Investor shall designate, unless the SEC Restrictions otherwise require or provide or the Investors otherwise agree. The Company shall not be deemed to be in breach of its obligations under this Agreement to Register any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut Back Shares (such date, the “Restriction Termination Date”). In furtherance of the foregoing and solely to the extent there are Cut Back Shares, each Investor shall provide the Company with prompt written notice of its sale of substantially all of the Registrable Securities under such Registration Statement such that the Company will be able to file one or more additional Registration Statements covering the Cut Back Shares. From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 2 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use reasonable best efforts to have such Registration Statement declared effective within the time periods set forth herein) shall again be applicable to such Cut Back Shares; provided, however, that the Filing Deadline for such Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date.

(g)            Other Limitations. Notwithstanding any other provision, the Filing Deadline and Effectiveness Deadline for a Registration Statement shall be extended and the Company shall not be responsible for any failure by the Company to keep a Registration Statement current and effective in the event that the Company’s failure results from the failure of an Investor to provide the Company within a reasonable time as of the Company’s written reasonable request with information necessary to complete a Registration Statement in accordance with the requirements of the 1933 Act (in which case any such deadline would be extended with respect to all Registrable Securities until such time as the Investor provides such requested information).

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(h)            Any Investor holding Registrable Securities registered under a Registration Statement pursuant to this Agreement may at any time during the Effectiveness Period, by written notice to the Company (an “Underwritten Offering Notice”), request that Registrable Securities with a fair market value of at least $10 million be distributed or sold in an underwritten offering (each an “Underwritten Offering”) by an investment banking firm or firms selected by such Investor to act as the managing underwriter or underwriters in connection with such Underwritten Offering; provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed. In the case of an Underwritten Offering pursuant to this clause, the Company and, to the extent reasonably required by the underwriter(s), the Investors selling in such offering, shall enter into and perform their respective obligations under an underwriting agreement and other definitive agreements with such underwriters for such offering, which agreement shall contain terms and provisions as are customarily contained in underwriting agreements, which may include, without limitation, customary lock-up agreements of the Company and its directors, officers and principal stockholders, including, to the extent reasonably required by the underwriter(s), the Investors. The Company shall have appropriate officers (i) upon reasonable request and at reasonable times, prepare and make presentations at any “road shows”, investor presentations, analyst presentations or other selling efforts or information meetings in connection with underwritten offerings and (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities. Without the Company’s written consent, the Company shall not be required to effect (a) more than three (3) Underwritten Offerings pursuant to this Section 2(f) or (b) more than once during any six (6)-month period. For the avoidance of doubt, if an Underwritten Offering is commenced but not consummated for any reason or no Registrable Securities are offered and sold in such Underwritten Offering, such Underwritten Offering shall not count as an Underwritten Offering for the purposes of the limitations in the foregoing sentence.

(i)	Piggy-Back Registrations.

(i) If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering the resale of all of the Registrable Securities and the Company shall determine to prepare and file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to each Investor a written notice of such determination and, if within ten (10) calendar days after the date of the delivery of such notice, any such Investor shall so request in writing, the Company shall include in such Registration Statement all or any part of such Registrable Securities such Investor requests to be registered, if permitted under the provisions of Rule 415; provided, however, if the registration so proposed by the Company involves an Underwritten Offering of the securities so being registered to be distributed by or through one or more underwriters, and the managing underwriter of such underwritten offering shall advise the Company that, in its reasonable opinion, the distribution of all or a specified portion of the Registrable Securities which the Investors have requested the Company to register concurrently with the securities being distributed by such underwriters would reasonably be expected to adversely affect the price, timing or distribution of such securities by such underwriters, then the Company will promptly notify each such Investor of Registrable Securities of the managing underwriter’s determination, and by providing such notice to each such Investor, such Investor may be denied the registration of all or a specified portion of such Registrable Securities (in case of such a denial as to a portion of such Registrable Securities, such portion to be allocated pro rata among the Investors); and provided, further, shares to be registered by the Company for issuance by the Company or for any other securityholder having demand registration rights with respect to such Registration Statement shall have first priority and each holder of Registrable Securities hereunder shall have second priority.

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(ii) Notwithstanding the foregoing, (A) if an Investor consents to including their Registrable Securities in an underwritten public offering, such Investor shall sell the Registrable Securities requested to be included in such offering to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering (it being acknowledged that the Company shall be responsible for other expenses as set forth in Section 2(c)), subject to the Investor agreeing to customary underwriting documentation for selling stockholders in an underwritten public offering, as reasonably requested by the underwriters, with such documentation to contain such representations and warranties by the Investors selling in such offering and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, which may include, without limitation, customary lock-up agreements of the Company’s principal stockholders, including the Investors, and (B) if, at any time after giving notice of its intention to register or offer any Registrable Securities pursuant to Section 2(i)(i) and prior to the pricing of the offering effected pursuant to such registration, the Company shall determine for any reason not to cause such offering to be priced, the Company shall deliver written notice to the Investors and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. Notwithstanding anything to the contrary herein, the terms of this Agreement and the Company’s obligations hereunder shall continue to apply with respect to any Investor that does not consent to include (or subsequently withdraws) their Registrable Securities in an underwritten public offering.

3.	Company Obligations. The Company will, as expeditiously as possible:

(a)            prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective and current for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

(b)            permit, upon request, counsel designated by the Investors to review each Registration Statement and all amendments and supplements thereto prior to their filing with the SEC;

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(c)            before filing or confidentially submitting a Registration Statement or Prospectus or any amendments or supplements thereto, (i) furnish to the counsel selected by each holder of the Registrable Securities covered by a Registration Statement copies of all such documents proposed to be filed or confidentially submitted, which documents shall be subject to the review and comment of such counsel, and (ii) make any changes reasonably requested by such holder of Registrable Securities or such counsel;

(d)            furnish, without charge, to each Investor whose Registrable Securities are included in any Registration Statement or any underwriter(s), as applicable, (i) promptly after the same is prepared and filed with the SEC, if requested by the Investor or any underwriter(s), such number of copies as may be reasonably requested by the Investor or underwriter(s) of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor or underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor (it being understood and agreed that such documents, or access thereto, may be provided electronically);

(e)            promptly notify each Investor of (i) the issuance by the SEC or other regulator or governmental authority or agency of any stop order or other order suspending the effectiveness of any Registration Statement or the use of any Prospectus filed pursuant to this Agreement or the initiation of any proceedings for the foregoing purposes, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or under the securities or blue sky laws of any jurisdiction or the initiation or threatening of any proceeding for such purpose and (iii) the receipt by the Company or its counsel of any request by the SEC or other regulator or governmental authority or agency for the amendment or supplementing of such registration statement or prospectus or for additional information;

(f)             use reasonable best efforts to (i) prevent the matters set forth in Sections 3(e)(i) and 3(d)(ii) from occurring or other suspension of effectiveness, and (ii) if issued or initiated, obtain the withdrawal or lifting thereof at the earliest possible moment;

(g)            prior to any public offering of Registrable Securities, use commercially reasonable efforts to assist or cooperate with the Investors and their counsel in connection with their registration or qualification of such Registrable Securities for the offer and sale under the securities or blue sky laws of such jurisdictions reasonably requested by the Investors; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

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(h)            use reasonable best efforts to cause all Registrable Securities covered by a Registration Statement to be listed on the NASDAQ Global Select Market (or the primary securities exchange, interdealer quotation system or other market on which the Common Stock is then listed);

(i)              use reasonable best efforts to provide a transfer agent and registrar for all Registrable Securities not later than the effective date of the related Registration Statement and, in connection with any proposed sale of Registrable Securities pursuant to a Registration Statement, provide the transfer agent upon its request, an opinion of counsel as to the effectiveness of the Registration Statement, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such Registrable Securities under the Registration Statement;

(j)              promptly notify the Investors, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(k)            comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, including, without limitation, Rule 172 under the 1933 Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the 1933 Act, promptly inform the Investors in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investors are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder;

(l)              with a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or (B) such date as there are no longer Registrable Securities; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish electronically to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of or electronic access to the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration;

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(m)          in the case of an Underwritten Offering pursuant to Section 2(h), upon the managing underwriter’s request, use reasonable best efforts to obtain a “comfort letter” signed by the Company’s independent certified public accountants covering such matters of the type customarily covered by “comfort letters” in underwritten public offerings of securities, dated as of such date as the managing underwriter reasonably requests;

(n)            in the case of an Underwritten Offering pursuant to Section 2(h), at the request of any managing underwriter for such offering, furnish an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated as of each closing date of such offering of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering matters with respect to the registration as the underwriters may reasonably request and are customarily included in such opinions and negative assurance letters;

(o)            in the case of an Underwritten Offering pursuant to Section 2(h), use its reasonable best efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel that is (i) required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of Registrable Securities pursuant to the Registration Statement or (ii) required to be retained in accordance with the rules and regulations of FINRA;

(p)            if requested by the managing underwriter, if any, or by any Investor promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the managing underwriter, if any, or such Investor may reasonably request, including in order to permit the intended method of distribution of such securities and make all required filings of prospectus supplements or amendments as soon as reasonably practicable after the Company has received such request;

(q)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to a Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(r)             have appropriate officers of the Company, and cause representatives of the Company’s independent registered public accountants to, participate in any due diligence discussions reasonably requested by any seller of Registrable Securities or any underwriter as shall be reasonably necessary to enable them to exercise their due diligence responsibility;

(s)             if requested by any holders of Registrable Securities or any underwriter, promptly incorporate in a Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling holders may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities; and

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(t)              use reasonable best efforts to take all steps necessary to effect the registration of the Registrable Securities hereunder and cooperate with selling holders of Registrable Securities and underwriters, if any, in the offering, marketing, distribution or sale of the Registrable Securities.

4.	Obligations of the Investors.

(a)            Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities. At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the additional information reasonably required from such Investor to effect the registration of the Registrable Securities held by such Investor if such Investor elects to have any of the Registrable Securities included in such Registration Statement (the “Registration Information Notice”). An Investor shall provide such information to the Company no later than five (5) Business Days following receipt of a Registration Information Notice if such Investor elects to have any of the Registrable Securities included in such Registration Statement. It is agreed and understood that it shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that (i) such Investor furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities, and (ii) the Investor execute such documents in connection with such registration as the Company may reasonably request, including, without limitation, a waiver of its registration rights hereunder to the extent an Investor elects not to have any of its Registrable Securities included in a Registration Statement.

(b)            Each Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude or withdraw all of its Registrable Securities from such Registration Statement.

(c)            Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay or (ii) the happening of an event pursuant to Section 3(i) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made.

(d)            Each Investor agrees that it will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the 1933 Act other than transactions exempt from the registration requirements of the 1933 Act or pursuant to, and as contemplated in, the Registration Statement, and that it will promptly notify the Company of any material changes in the information set forth in the Registration Statement furnished by or regarding such Investor or its plan of distribution.

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5.	Indemnification.

(a)            Indemnification by the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Investor and its officers, directors, partners, members, shareholders, employees and agents, successors and assigns, and each other Person, if any, who controls such Investor within the meaning of the 1933 Act, and the directors, officers, employees and agents of such controlling Persons, against any losses, claims, actions, damages, liabilities and expenses (including reasonable attorney fees) to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any preliminary Prospectus, free writing Prospectus, or final Prospectus, or any amendment or supplement thereof or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company, its officers, directors, partners, members, shareholders, employees and agents, successors and assigns, and each other Person, if any, who controls such Investor within the meaning of the 1933 Act, and the directors, officers, employees and agents of such controlling Persons, of the 1933 Act, the 1934 Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement or otherwise in connection with the registration of any Registrable Securities, and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such losses, claims, actions, damages, liabilities or expenses; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, action, damage, liability or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor in writing specifically and expressly for use in such Registration Statement or Prospectus or (ii) the use by Investor of an outdated or defective Prospectus after the Company has notified such Investor and any underwriter(s) in writing that such Prospectus is outdated or defective. This indemnity shall be in addition to any liability the Company may otherwise have.

(b)            Indemnification by the Investors. Each Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders, agents, successors and assigns, and each Person who controls the Company (within the meaning of the 1933 Act), and the directors, officers, employees and agents of such controlling Persons, against any out-of-pocket and direct losses, actions, claims, damages, liabilities and expenses (including reasonable attorney fees) arising out of or resulting from any untrue or alleged untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that (A) such untrue statement or omission is based upon information regarding such Investor furnished in writing by such Investor to the Company specifically and expressly for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto; (B) such information relates to such Investor or such Investor’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Investor expressly for use in any Registration Statement, Prospectus, form of prospectus or amendment or supplement thereto; or (C) such losses are related to the use by such Investor of an outdated or defective Prospectus after the Company has promptly notified such Investor and any underwriter(s) in writing that the Prospectus is outdated or defective. In no event shall the liability of an Investor be greater than the dollar amount of the net proceeds received by such Investor upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.

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(c)            Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person within a reasonable time after notice of commencement of such claim or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially and adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will (1) except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation; or (2) be liable for any settlement entered into without the indemnifying party’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned.

(d)            Contribution. If for any reason the indemnification provided for in the preceding Sections 5(a) and 5(b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the net proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

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6.	Miscellaneous.

(a)            Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

(b)            Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in the Purchase Agreement.

(c)            Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. An Investor may transfer or assign, in whole or from time to time in part, to one (1) or more of its Affiliates its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such Affiliate, provided that (i) the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee and (B) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or applicable state securities laws and by the terms of the Lock-Up Agreement, in each case, to the extent then-applicable to the Investor transferring its Registrable Securities; and (iv) at the time of such transfer or assignment the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein and in the Lock-Up Agreement to the extent then-applicable to the Investor transferring its Registrable Securities.

(d)            Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Investors, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Investors in connection with such transaction unless such securities are otherwise freely tradable by the Investors after giving effect to such transaction.

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(e)            No Other Registration Rights. The Company hereby covenants and agrees that it shall not, on or after the date of this Agreement (without the prior written consent of the Required Investors), enter into any agreement or instrument (other than this Agreement) granting any registration rights to any Person with respect to any of its securities which are more favorable than or inconsistent with the rights granted hereunder.

(f)             Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g)            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i)              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(j)              Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(k)            Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(l)              Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Any suit, action or other proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. Each party agrees to commence any action, suit or proceeding relating thereto in the Delaware Chancery Court. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	INSEEGO CORP.

By:________________________________
Name: _____________________________
Title: ______________________________

INVESTOR:	NOKIA SOLUTIONS AND NETWORKS OY
By:_______________________________
Name: ____________________________
Title: _____________________________

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EXHIBIT I Warrant Instrument

See attached.

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NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

INSEEGO CORP.

Warrant Shares: 521,139	Initial Exercise Date: [●], 2026

Issue Date: [•], 2026

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Nokia Solutions and Networks Oy or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after [•], 2026 (the “Initial Exercise Date”) and on or prior to 6:30 p.m., New York City time, on [•], 2030 (the “Termination Date”), but not thereafter, to subscribe for and purchase from Inseego Corp., a Delaware corporation (the “Company”), up to 521,139 shares (as adjusted from time to time as provided in Section 2) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price (as defined in Section 1(b)). Except as otherwise defined herein, capitalized terms used in this Warrant shall have the meanings set forth in Section 5.

Section 1	Exercise.

(a)            Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part (but not as to fractional shares), at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice to the registered Holder at the address of the Holder appearing on the books of the Company) of an appropriately completed and duly executed Notice of Exercise in the form annexed hereto as Annex I (the “Notice of Exercise”) and the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.

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(b)            Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $12.89, subject to adjustment hereunder (the “Exercise Price”).

(c)            Mechanics of Exercise.

(i)              Delivery of Warrant Shares Upon Exercise.

(1)          Warrant Shares purchased hereunder shall be promptly transmitted by the Transfer Agent to the Holder following receipt of the Notice of Exercise and payment of the aggregate Exercise Price by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise.

(2)          Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided, however, that if payment of the Exercise Price, if applicable, is not received by the Company with such Notice of Exercise, the Holder shall be deemed to have become the holder of record of the Warrant Shares specified in such Notice of Exercise one (1) Trading Day following the Company’s receipt of the Exercise Price therefor.

(ii)            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two (2) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(iii)          Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(c)(i) within two (2) Trading Days following receipt of the Notice of Exercise and aggregate Exercise Price, if applicable, then the Holder will have the right to rescind such exercise.

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(iv)          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

(v)            Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant, when surrendered for exercise, shall be accompanied by the Assignment Form attached hereto as Annex II (the “Assignment Form”), duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. For the avoidance of doubt, the Company shall not be responsible for any tax which may be payable in respect of any transfers involved in the registration of any book entry or certificates for Warrant Shares or Warrants in a name other than that of the Holder.

(vi)          Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(d)            Holder’s Exercise Limitations.

(i) The Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any preferred stock) beneficially owned by the Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(i), beneficial ownership and determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d)(i) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2(d)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of shares of outstanding Common Stock as reflected in (1) the Company’s most recent periodic or annual report filed with the Securities Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) a more recent notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within three (3) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction (as defined below) as contemplated in this Warrant.

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(ii) The “Beneficial Ownership Limitation” shall initially be [20.0]% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d) to any percentage specified in such notice. Any increase or decrease in the Beneficial Ownership Limitation will not be effective until the (sixty-first) 61st day after such notice is delivered to the Company. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 2	Certain Adjustments.

(a)            Voluntary Adjustment by the Company. The Company may, at any time, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b)            Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a Distribution (as defined below) on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for the avoidance of doubt, shall not include any Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Stock into a smaller number of shares or (iv) issues by reclassification of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 2(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or Distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification; provided that if such record date is fixed and such dividend is not fully paid or such Distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Exercise Price shall be adjusted pursuant to this Section 2(b) to reflect the actual payment of such dividends or Distributions.

(c)            Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 2(a) and Section 2(b) above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then such Purchase Rights shall be held in abeyance for the Holder until the Holder exercises this Warrant in full and, upon the exercise of the Warrant in full, the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation. When such a Purchase Right is granted, issued or sold, the Company shall promptly notify the Holder of such event and of the Purchase Rights that such Holder is entitled to receive upon exercise of the Warrant.

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(d)            Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Board of Directors of the Company shall set aside the amount of such dividend or Distribution that the Holder would have participated in if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant in full (without regard to any limitations on exercise hereof, including, without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such dividend or Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such dividend or Distribution, and upon the exercise of the Warrant, the Holder shall be entitled to receive such dividend or Distribution provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or beneficial ownership of such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation. When such a dividend or Distribution is made, the Company shall promptly notify the Holder of such event and of the dividend or other Distribution that such Holder is entitled to receive upon exercise of the Warrant.

(e)            Treatment Upon a Fundamental Transaction.

(i)              Upon consummation of any Fundamental Transaction at any time while this Warrant remains outstanding, this Warrant shall be automatically converted into the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitations on exercise hereof, including, without limitation, the Beneficial Ownership Limitation), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if the Holder had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”), net of the Exercise Price in effect immediately prior to the occurrence of such Fundamental Transaction. If the holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(ii)            “Fundamental Transaction” means any of the following occurring after the Issue Date: (A) completion of any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; (B) a merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company in one or a series of related transactions; (C) a recapitalization, reorganization or other transaction involving the Company; (D) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (E) the acquisition by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, of the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing more than fifty percent (50%) of the voting power of, or economic interests in, the then outstanding shares of capital stock of the Company.

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(f)             Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(g)            Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

Section 3	Transfer of Warrant.

(a)            Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant and the transfer restrictions set forth herein, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with an Assignment Form duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer; provided, however, that no Warrants for fractional Warrants shall be transferred. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such Assignment Form and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within two (2) Trading Days of the date the Holder delivers an Assignment Form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)            New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

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(c)            Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 4	Miscellaneous.

(a)            No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 1(c)(i), except as expressly set forth in Section 2.

(b)            Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(c)            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)            Authorized Shares.

(i)              The Company covenants that (A) during the period the Warrant is outstanding it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of this Warrant; and (B) the Company will take commercially reasonable steps to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company’s officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of this Warrant are fully authorized to do so. All Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of this Warrant and payment of the Exercise Price for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)            Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.

157

(e)            Governing Law; Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. Any suit, action or other proceeding arising out of or relating to this Warrant shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. Each party agrees to commence any action, suit or proceeding relating thereto in the Delaware Chancery Court. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(f)             Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, may have restrictions upon resale imposed by state and federal securities laws.

(g)            Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)            Notices. All notices and other communications under this Warrant must be in writing and are deemed duly delivered when (i) if delivered personally or by nationally recognized overnight courier service (costs prepaid), upon delivery (ii) if sent by electronic mail, upon transmission, or (iii) if sent by mail, upon the earlier of (A) receipt or rejection by the addressee and (B) three (3) days after mailing by United States of America certified or registered mail, postage prepaid and with return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, email address or individual as a party may designate by notice to the other parties):

If to the Company:

Inseego Corp.

9605 Scranton Road, Ste 300

San Diego, CA 92121

Attention: Steven Gatoff and Frances Wong

E-Mail: [***]

With a copy (which will not constitute notice) to:

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Greenberg Traurig, LLP
One Vanderbilt Ave.

New York, NY 10017
Attention: Jason Simon and Michael Helsel
E-mail: Jason.simon@gtlaw.com and helselm@gtlaw.com

If to the Holder:

Nokia Solutions and Networks Oy
Karakaari 7A

FI-02610 Espoo

Finland

Attention: Crispin Vicars and Pasi T. Virtanen

E-mail:[***]

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London

EC2N 4BQ

United Kingdom
Attention: Dennis Klimentchenko and Sarah Knapp
E-mail: Denis.Klimentchenko@skadden.com and Sarah.Knapp@skadden.com

(i)              Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(j)              Successors and Assigns. Subject to applicable securities laws and the restrictions on transfer described herein, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(k)            Amendment. This Warrant may be modified, amended or the provisions hereof waived with the written consent of the Company and the holders of a majority of the Warrant Shares underlying the then-outstanding Warrants (disregarding for this purpose any and all limitations of any kind on exercise of the Warrants). Any amendment effected in accordance with the foregoing shall be binding on all Warrants and Holders thereof.

(l)              Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

159

(m)          Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

Section 5                        Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)            “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person, as such terms are used in and construed under Rule 405 promulgated under the Securities Act.

(b)            “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(c)            “Control” (including the terms “controlling”, “controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d)            “NASDAQ” means The Nasdaq Stock Market.

(e)            “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(f)             “Trading Day” means a day on which NASDAQ is open for trading.

(g)            “Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(h)            “Transfer Agent” means the transfer agent for the Common Stock.

[Signature Page to Follow]

160

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

INSEEGO CORP.

By: ______________
Name:
Title:

AGREED AND ACCEPTED BY

NOKIA SOLUTIONS AND NETWORKS OY

By:______________

Name:
Title:

161

ANNEX I

NOTICE OF EXERCISE

TO: INSEEGO CORP.

(1) The undersigned hereby elects to purchase [●] Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full) and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any.

(2) The Holder intends that payment of the aggregate Exercise Price shall be made pursuant to Section 1(b) with respect to [●] Warrant Shares for an aggregate Exercise Price of $[●] (equal to $[•] per Warrant Share)

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4) The Warrant Shares shall be delivered to the following DWAC Account Number: [●]

(5) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Name of Investing Entity:_____________________________

By: _____________________________

[Signature of Authorized Signatory of Investing Entity]

Name of Authorized Signatory: ___________________________

Title of Authorized Signatory: ____________________________

Date: ____________________________

162

ANNEX II

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name (Please Print):

Address (Please Print):

Phone Number:

Email Address:

Dated:

Holder’s Signature: ______________________

Holder’s Address: ______________________

                                  ______________________

                                  ______________________

                                 ______________________

163

EXHIBIT J Local Asset Purchase Agreement

[***]

164